Commission File No. 333-35105
                                                Filed Pursuant to Rule 424(b)(4)

                               LOCKHART CARIBBEAN
                                   CORPORATION
[Lockhart Logo]
                               ------------------
     Lockhart Caribbean Corporation is offering Units on a best efforts basis. No Units will be sold until subscriptions for at least 1,153,846 Units are received (the "Minimum Offering"). Lockhart may sell up to 2,000,000 Units (the "Maximum Offering") in this offering. The minimum purchase is 100 Units, and the initial public offering price is $6.50 per Unit. For factors considered in determining the initial public offering price, see "{{Plan of Distribution}}". Each Unit consists of one share of Class A Common Stock and one Warrant. Shares of Class A Common Stock and the Warrants may be transferred separately after their issuance. Each Warrant is exercisable for a period of five years beginning one year from the date of this Prospectus and entitles the holder to purchase one-tenth of one share of Class A Common Stock for $9.75 per share. No fractional shares of Class A Common Stock will be issued.

     Lockhart is a {{U.S. Virgin Islands}} corporation engaged primarily in the business of owning, acquiring, renovating, developing and managing shopping centers and other commercial real estate in the Virgin Islands and is taking the first step in diversifying its real estate activities with the pending acquisition of an insurance premium financing company.

     Lockhart has two classes of common stock, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock entitles its holder to one vote, whereas each share of Class B Common Stock entitles its holder to ten votes. If the Maximum Offering is sold, the Class B Stockholders will beneficially own shares having approximately 97.7% of the outstanding voting power of the Common Stock. As a result, these stockholders will have the collective ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. Lockhart's executive officers and directors will beneficially own shares of Class B Common Stock having approximately 42.6% of the outstanding voting power of the Common Stock.

     See "{{Risk Factors}}" beginning on page 12 for certain material risks relevant to an investment in the Units, including:
o   Historical consolidated net losses.
o   Concentration of properties in the U.S. Virgin Islands.
o   No limit on indebtedness in Lockhart organizational documents.
o Real estate investment and property management risks, such as the need to renew leases or relet space upon lease expiration.
o   Certain losses may exceed insurance coverage.
o   There is currently no public market for the Class A Common Stock.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL
                               ------------------

                               Initial Public   Estimated Offering   Proceeds to
                               Offering Price        Expenses          Company
                               --------------   ------------------   -----------
Per Unit.....................      $6.50                 --               --
Total Minimum................    $7,500,000          $974,000        $ 6,526,000
Total Maximum................   $13,000,000          $974,000        $12,026,000

                               ------------------
                The date of this Prospectus is February 4, 1998.

                    (Cover Page Continued From Previous Page)

     ACS Financial & Securities Services has agreed to collect subscriptions and forward such subscriptions to the Company for processing. See "{{Plan of Distribution}}". All subscription funds for Units will be deposited in an interest-bearing escrow account with The Chase Manhattan Bank ("Chase"), until subscription funds for the Units total $7,500,000, representing the Minimum Offering. Subscription funds will be released by Chase to Lockhart to be used for company purposes within approximately 30 days after the Minimum Offering is reached. No Units will be sold unless subscriptions for the Minimum Offering ($7,500,000) have been obtained within one year after the initial date of this Prospectus. In no event will subscription funds be held in escrow for longer than one year, and any refunds of subscriptions due to the failure of Lockhart to reach the Minimum Offering shall be returned with interest. This offering will terminate no later than February 4, 1999.

                            Notice to Ohio Residents

     Any individual subscribing for Units who is a resident of the State of Ohio must meet one of the following criterion: (i) net worth, exclusive of home, home furnishings and automobiles, of $150,000; or (ii) net worth, exclusive of home, home furnishings and automobiles, of $45,000 and $45,000 of annual income.

     THIS OFFERING IS NOT CURRENTLY OPEN TO RESIDENTS OF ALABAMA, ALASKA, ARIZONA, ARKANSAS, FLORIDA, IDAHO, ILLINOIS, IOWA, KANSAS, KENTUCKY, LOUISIANA, MAINE, MARYLAND, MASSACHUSETTS, MICHIGAN, MINNESOTA, MISSISSIPPI, MISSOURI, MONTANA, NEBRASKA, NEW HAMPSHIRE, NEW JSERSEY, NORTH CAROLINA, NORTH DAKOTA, OKLAHOMA, OREGON, PENNSYLVANIA, SOUTH DAKOTA, TENNESSEE, TEXAS, UTAH, VERMONT, WASHINGTON, WEST VIRGINIA, WISCONSIN AND WYOMING OR OF ANY COUNTRY OTHER THAN THE UNITED STATES AND ITS TERRITORIES. SUBSCRIPTIONS RECEIVED BY RESIDENTS OF ANY SUCH STATE OR FOREIGN COUNTRY WILL BE PROMPTLY RETURNED.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THE USE OF FORECASTS IN THIS OFFERING IS PROHIBITED. ANY REPRESENTATIONS TO THE CONTRARY AND ANY PREDICTIONS, WRITTEN OR ORAL, AS TO THE AMOUNT OR CERTAINTY OF ANY PRESENT OR FUTURE CASH BENEFIT OR TAX CONSEQUENCE WHICH MAY FLOW FROM AN INVESTMENT IN THE UNITS, THE CLASS A COMMON STOCK OR THE WARRENTS IS PROHIBITED.

     Through and including May 5, 1998, all dealers effecting transactions in the Units, the Class A Common Stock or the Warrents, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                               ------------------

     Lockhart intends to furnish its stockholders with annual reports containing audited financial statements.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY..........................................................  5
   The Company..............................................................  5
   Risk Factors.............................................................  5
   Properties...............................................................  6
   Business and Growth Strategies...........................................  7
   Ownership................................................................  8
   The Offering.............................................................  8
SUMMARY SELECTED FINANCIAL INFORMATION...................................... 10
RISK FACTORS................................................................ 12
   History of Losses; Uncertainty of Profitability.......................... 13
   Concentration of Properties in the U.S. Virgin Islands................... 13
   Inability to Repay or Refinance Indebtedness at Maturity................. 13
   No Limitation on Debt.................................................... 13
   Need for Additional Financing............................................ 13
   Economic Performance and Value of Properties Dependent on Many Factors... 14
   Dependence on Rental Income from Real Property........................... 14
   Impact of Competition on Occupancy Levels and Rents Charged.............. 14
   Risk of Bankruptcy of Major Tenants...................................... 14
   Illiquidity of Real Estate Investments................................... 14
   Risk of Renovation and Development Activities............................ 15
   Risk of Acquisitions..................................................... 15
   Potential Risks of Investment Outside the United States and
       its Territories ..................................................... 15
   Potential Increases in Certain Taxes and Regulatory Compliance........... 15
   Insurance................................................................ 16
   Environmental Risks...................................................... 16
   Concentration of Control; Anti-Takeover Effect of Certain
       Charter Provisions................................................... 16
   Shares Eligible for Future Sale.......................................... 17
   Absence of Distribution to Holders of Class A Common Stock .............. 18
   No Public Market; Possible Volatility of Stock Price..................... 18
   Immediate Dilution....................................................... 18
USE OF PROCEEDS............................................................. 19
DISTRIBUTION POLICY......................................................... 20
DILUTION.................................................................... 21
SELECTED FINANCIAL INFORMATION.............................................. 22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................................... 25
   Overview ................................................................ 25
   Results of Operations.................................................... 26
   Cash Flow................................................................ 28
   Liquidity and Capital Resources.......................................... 29
   Recent Developments...................................................... 30
   Forward Looking Statements............................................... 31
   New Accounting Pronouncements............................................ 31
BUSINESS.................................................................... 32
   Overview ................................................................ 32
   Organizational Structure................................................. 33
   The U.S. Virgin Islands ................................................. 34
   Properties............................................................... 34
   Competition.............................................................. 46
   Acquisition of PFC....................................................... 46
   Business and Growth Strategies........................................... 47
   Investing and Financing Policies......................................... 50
                                        3

   Environmental Considerations............................................. 51
   Employees................................................................ 52
   Litigation............................................................... 52
MANAGEMENT.................................................................. 53
   Executive Officers and Directors......................................... 53
   Committees of the Board of Directors..................................... 56
   Director Compensation.................................................... 57
   Executive Compensation................................................... 57
   Long-Term Incentive Plan................................................. 58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................. 61
PRINCIPAL STOCKHOLDERS...................................................... 62
PLAN OF DISTRIBUTION........................................................ 63
DESCRIPTION OF CAPITAL STOCK................................................ 65
   General  ................................................................ 65
   Common Stock............................................................. 65
   Preferred Stock.......................................................... 67
   Certain Anti-Takeover Provisions......................................... 67
   Summary of the Reinvestment Plan......................................... 68
DESCRIPTION OF WARRANTS..................................................... 69
FEDERAL INCOME TAX CONSEQUENCES............................................. 70
   Taxation of the Company.................................................. 70
   Taxation of United States Stockholders (other than
       U.S. Virgin Island Stockholders)..................................... 71
   Taxation of U.S. Virgin Island Stockholders.............................. 73
SHARES ELIGIBLE FOR FUTURE SALE............................................. 74
SUPPLEMENTAL SALES MATERIAL................................................. 75
LEGAL MATTERS............................................................... 75
EXPERTS..................................................................... 75
ADDITIONAL INFORMATION...................................................... 76
INDEX TO FINANCIAL STATEMENTS...............................................F-1
APPENDIX A--SUBSCRIPTION AGREEMENT..........................................A-1

                               PROSPECTUS SUMMARY

     The Lockhart Companies Incorporated was reorganized in 1993, and it was recapitalized and renamed Lockhart Caribbean Corporation in August 1997. The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                   The Company

     Lockhart Caribbean Corporation (together with its direct and indirect subsidiaries, "Lockhart" or the "Company") is the largest owner of shopping centers in the U.S. Virgin Islands and is one of the largest owners of undeveloped land on the island of St. Thomas. Lockhart owns, acquires, operates, renovates, develops, and manages shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix. The Company currently owns and operates seven shopping centers and is actively planning or developing {{seven projects}}. Lockhart also owns and operates {{commercial parks}} in which it builds the infrastructure for commercial development (roads and utilities) and leases designated parcels under long-term ground leases. In addition, the Company owns an aggregate of approximately {{415 acres of undeveloped real estate}} zoned for residential development of varying densities.

     Capitalizing on the collective experience of the {{Company's senior management}} in the financial services industry, Lockhart intends to diversify its operations to provide select financial services. As a first step, the Company is acquiring {{Premium Finance Company of the V.I., Inc.}} ("PFC"). PFC finances insurance premiums for individuals and businesses in the U.S. Virgin Islands, the British Virgin Islands, Antigua, Anguilla and Barbuda and recently received government approval to do business in St. Maarten. Lockhart has agreed to acquire PFC for $687,500 and will use a portion of the proceeds from this offering to pay the PFC purchase price. See "{{Use of Proceeds}}".

     The Company is a U.S. Virgin Islands corporation. Its principal executive offices are located at No. 44 Estate Thomas, St. Thomas, U.S. Virgin Islands 00802, and its telephone number is (340) 776- 1900.

                                  Risk Factors

o The Company has experienced consolidated net losses for the nine months ended September 30, 1997 as well as in three out of the past five fiscal years, and there can be no assurance that profitability will be achieved in the future.

o All of the Company's properties are currently located in the U.S. Virgin Islands and, therefore, the Company's performance will depend on the economic conditions in the U.S. Virgin Islands.

o The Company's organizational documents do not limit the amount of debt the Company can incur, and the Company intends to raise additional funds to finance its growth; however, the Lockhart Board of Directors has a policy of incurring debt only when a project is expected to generate cash flow sufficient to service the related debt.

o Lockhart is subject to real estate investment and property management risks such as: (i) the need to renew leases or relet space upon lease expirations and, at times, to pay renovation and reletting costs in connection therewith; (ii) the effect of economic and other conditions on property cash flows and values; (iii) the ability of tenants to make lease payments;
     (iv) the ability of a property to generate revenue sufficient to meet operating expenses, including future debt service; and (v) the illiquidity of real estate investments, all of which may adversely affect the Company's results of operations.

o    Lockhart  intends to continue to acquire,  renovate and develop real estate
     properties  and  will  be  subject  to  the  risks   associated  with  such
     activities.

o Certain types of losses, such as those resulting from hurricanes, could exceed the Company's insurance coverage, which currently includes flood, windstorm and earthquake coverage for all of the Company's operating properties.

o The Company may incur environmental liabilities in connection with the ownership or operation of its properties.

o Shares available for future sale may adversely affect the market price of the Class A Common Stock.

o The Class A Common Stock is currently not listed or traded on any stock exchange or other quotation system, and there can be no assurance that a trading market will develop.

o Purchasers in this offering will experience immediate dilution in the net tangible book value per share of the shares of Class A Common Stock purchased in this offering.

                                   Properties

     The Company currently owns and operates seven shopping centers and one commercial park, is actively planning or developing seven projects, has leased an aggregate of approximately seven acres (including tenants at Sugar Estate
Park) of commercial land to others on the basis of long-term ground leases and owns approximately 415 acres of undeveloped land zoned for residential development. The Company also owns No. 44 Estate Thomas, an office building which the Company currently uses as its principal executive offices. The following table sets forth certain information for each of the Company's shopping centers as of September 30, 1997:

                                     Year Built/     Net Rentable       Percent
                                      Acquired        Square Feet      Occupied
                                      --------        -----------      --------
{{Drakes Passage Shopping Mall}}        1920            33,000            89%
{{Fort Mylner Commercial Center}}       1996            10,800           100%
{{Fort Mylner Shopping Center}}         1996            26,200            93%
{{Grand Hotel Court}}                   1914            23,900(1)         60%
{{Lockhart Gardens Shopping Center}}    1972           140,198(2)         75%
{{Orange Grove Shopping Center}}        1996            30,600            82%
{{Red Hook Plaza}}                      1995            32,145            75%

------------------------
(1) Approximately 4,500 square feet are being held vacant in preparation for renovation as part of Grand Hotel Court - Phase II.
(2)  Includes a ground lease for 30,000 square feet, or approximately 0.7 acres.

     The commercial business park, {{Sugar Estate Park}}, consists of an aggregate of approximately 11.7 acres of land. Approximately 5.7 acres of Sugar Estate Park are currently ground leased to commercial tenants. The Company collects lease payments and other tenant expense reimbursements under its ground leases and will own the buildings constructed on the property upon expiration of the leases. Lockhart also has two development projects planned for the Park, Sugar Estate Commercial Centre and Sugar Estate Plaza, which the Company will operate and manage once these projects are completed.

     The following table sets forth certain information for projects actively being planned or developed by the Company:

                                                                   Estimated
                                                Estimated Cost   Completion Date
                                                --------------   ---------------
{{Sugar Estate Commercial Centre}}               $0.9 million         1998
{{Lockhart Gardens Shopping Center-
  Garden Mall}}                                  $0.5 million         1998
{{Market Square East - Phase I}}                 $1.8 million         1998
{{Longford Industrial Park}}                     $1.3 million         1999
{{Lockhart Gardens Shopping Center-
  Phase II}}                                     $5.5 million         1999
{{Grand Hotel Court - Phase II}}                 $1.4 million         1999
{{Sugar Estate Plaza}}                           $5.3 million         2001(1)
-------------------------
(1) Estimated completion date for both Phase I and Phase II development.


                         Business and Growth Strategies


     The Company's primary business objectives are to enhance stockholder value by maximizing cash flow, and to diversify both geographically and into the financial services industry. The Company believes it can achieve these objectives by continuing to implement its business strategies to capitalize on external growth opportunities and to promote internal growth.


     The Company's primary business strategies are to: (i) actively manage its developed real property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use;
(iii) selectively execute real property acquisitions in strategic submarkets; and (iv) diversify into the financial services industry.


     Lockhart intends to grow externally by acquiring additional developed commercial properties in the U.S. Virgin Islands and in other Caribbean markets, and by capitalizing on management's experience in the financial services industry through diversification into that industry. The Company pursues internal growth by: (i) maintaining and improving occupancy rates through proactive tenant management and aggressive leasing; (ii) implementing fixed contractual base rent increases or increases tied to indices; (iii) passing through to tenants certain reimbursable expense items; (iv) capitalizing on economies of scale arising from the size of the Company's operating property portfolio; (v) developing its commercial real estate holdings; and (vi) selectively developing its residential property inventory.

                                   Ownership

     Lockhart is one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. The Company was founded by Alfred H. Lockhart in 1884, and was originally incorporated by his son, Herbert E. Lockhart, in 1936. Immediately after the offering and assuming the Maximum Offering is sold, the approximately 34 holders of Class B Common Stock (collectively, the "Class B Stockholders") will beneficially own shares of Class B Common Stock having approximately 97.7% of the outstanding voting power of the Company's Common Stock. Class B Stockholders consist of lineal descendants (and their spouses) of Alfred H. Lockhart and his son Herbert E. Lockhart, as well as the current executive officers and a former employee of the Company. If only the Minimum Offering is sold, Class B Stockholders will have approximately 98.7% of the outstanding voting power of the Company's Common Stock. Lockhart's executive officers and directors will collectively own or control approximately 3,739,931 shares of Class B Common Stock, or approximately 42.6% and 42.7% of the outstanding voting power of Common Stock based on the Maximum Offering and the Minimum Offering, respectively. See "Risk Factors--Concentration of Control; Anti-Takeover Effect of Certain Charter Provisions" and "{{Description of Capital Stock}}".


                                  The Offering


     The Company is offering Units, each consisting of one share of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and one Warrant. Shares of Class A Common Stock and the Warrants may be transferred separately after their issuance. Each Warrant is exercisable for a period of five years beginning one year from the date of this Prospectus and entitles the holder to purchase one-tenth of one share of Class A Common Stock for $9.75 per share. The exercise price and the number of the shares of Class A Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events. No fractional shares of Class A common Stock will be issued. See "Description of Warrants".

Units offered:
      Minimum Offering..................             1,153,846 Units
      Maximum Offering..................             2,000,000 Units

Common Stock outstanding, assuming Minimum Offering:

      Class A Common Stock..............             1,153,846 shares
      Class B Common Stock..............             8,670,427 shares(1)
                                                    ----------
                       Total............             9,824,273 shares

Common Stock outstanding, assuming Maximum Offering:

      Class A Common Stock..............             2,000,000 shares(2)
      Class B Common Stock..............             8,589,658 shares(1)(3)
                                                    ----------
                       Total............            10,589,658 shares

Voting rights.......... The Class A Common  Stock and Class B Common  Stock vote as a single class on all matters requiring the approval of the Company's stockholders, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes.

Distributions.......... Initially, no cash distributions will be paid to holders of Class A Common Stock; however, the Board of Directors of the Company has a policy of declaring annual cash distributions to holders of Class B Common Stock. See "Distribution Policy". As long as cash distributions are not being paid on Class A Common Stock, the holders of Class A Common Stock shall be entitled to preferential rights in the event of liquidation, dissolution or winding up of the Company, and the amount of distributions payable to holders of Class B Common Stock is limited. See "{{Description of Capital Stock}}".

Use of proceeds........ The  Company  intends to use the net  proceeds  from the
                        Minimum Offering to pay the purchase price for PFC, to repay certain outstanding indebtedness and to partially fund its development projects. If the Maximum Offering is sold, approximately $525,000 of the last one million dollars of additional net proceeds will be used to redeem shares from certain of the Company's current stockholders and the balance will be used for other general corporate purposes. See "Use of Proceeds".

---------------
(1) Shares of Class B Common Stock are convertible at any time into Class A Common Stock on a one-for-one basis and convert automatically into Class A Common Stock upon a transfer to anyone other than a Class B Stockholder or certain permitted transferees. See "{{Description of Capital Stock}}".


(2) If the Minimum Offering is sold, the Company intends to apply for listing of the Class A Common Stock on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will be accepted for listing if it applies. See "{{Plan of Distribution}}". The Company does not intend to apply for listing of the Warrants.

(3) If the Maximum Offering is sold, the Company intends to use a portion of the last one million dollars realized from the sale to repurchase approximately 80,769 shares of Class B Common Stock from certain Class B Stockholders. See "Use of Proceeds" and "{{Certain Relationships and Related Transactions}}".

                     SUMMARY SELECTED FINANCIAL INFORMATION
                         LOCKHART CARIBBEAN CORPORATION

     The following table sets forth selected financial and operating information for the Company as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The information for 1996, 1995 and 1994 is derived from and should be read in conjunction with the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, independent public accountants, whose report thereon appears elsewhere herein; the information for 1993 is derived from the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, although their report thereon is not included herein; the information for 1992 is derived from audited financial statements of the Company, which were audited by other independent public accountants and were restated by management to reflect the reorganization of the Company in 1993. In addition, the following table sets forth selected financial and operating information for the Company as of and for the nine months ended September 30, 1997 and September 30, 1996, which information is derived from the unaudited financial statements of the Company. The unaudited pro forma information reflects the following transactions as part of the Minimum Offering:
(i) the sale of  1,153,846  shares of Class A Common  Stock for $6.50 per share,
(ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to acquire PFC. The pro forma operating data for the year ended December 31, 1996 also shows the effect of the June 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year. The following selected financial and operating information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

                                                                                                            Nine Months Ended
                                                                 Year Ended December 31                       September 30,
                                                    ---------------------------------------------      -------------------------
                                           1996      1996      1995     1994       1993      1992       1997       1997     1996
                                           Pro                                                          Pro
                                          Forma                                                        Forma
                                       (Unaudited)                 (in thousands)                              (Unaudited)
OPERATING DATA:
Revenues
     Rental                             $ 4,012   $ 3,385   $ 3,028  $ 2,718    $ 2,938   $ 2,840    $ 3,261    $ 3,261  $ 2,240
     Tenant reimbursement                   283       249       332      281        232        23        140        139       76
     Other operating income                 629       583       612       77         47       123        227        227      533
     Interest & loan service fees(1)        404                                                          304
                                         ------   -------  --------  -------   --------  --------     ------      -----    -----
Total revenues                            5,328     4,217     3,972    3,076      3,217     2,986      3,932      3,627    2,849
Depreciation & amortization               1,434     1,245       906      639        651       574      1,096      1,085      677
Other operating expense                   3,149     2,640     2,757    2,023      2,228     1,914      2,606      2,386    1,928
                                          -----     -----     -----    -----      -----     -----      -----      -----    -----
Total operating expense                   4,583     3,885     3,663    2,662      2,879     2,488      3,702      3,471    2,605
                                          -----     -----     -----    -----      -----     -----      -----      -----    -----
Operating income                            745       332       309      414        338       498        230        156      244
Interest expense                         (1,796)   (1,676)   (1,084)    (438)      (311)     (312)    (1,423)    (1,671)  (1,163)
Insurance proceeds (2)                       76        76     5,917
(Loss) gain on disposal of operating
     property (3)                            86        86      (851)       2                  166
Other income & expense                     (104)     (104)     (199)     (71)        39        38         12         12      185
                                        -------   -------   -------   ------       ----      ----    -------    -------   ------
Income (loss) before taxes                 (993)   (1,286)    4,092      (93)        66       390     (1,181)    (1,503)    (734)
Income taxes (4)                            343       453    (1,588)      42         (4)      (91)       441        562      275
                                          -----     -----   -------    -----    -------    ------     ------     ------    -----
Net income (loss) before cumulative
     effect of change in accounting
     principle                             (650)     (833)    2,504      (51)        62       299       (740)      (941)    (459)
Cumulative effect of change in
     accounting principle (5)                                                      (159)
                                        -------   -------   -------   ------     ------     -----     ------    -------   ------
Net income (loss)                       $  (650)  $  (833)  $ 2,504   $  (51)    $  (97)    $ 299     $ (740)   $  (941)  $ (459)
                                        =======   =======   =======   ======     ======     =====     ======    =======   ======
Net loss per share                      $ (0.07)                                                      $(0.08)
                                        =======                                                       ======
BALANCE SHEET DATA :
Real Estate--before accumulated
     depreciation(6)                     37,248    37,231    21,542   17,457     15,588     8,537     37,617     37,550   36,455
Total assets                             39,342    36,270    25,505   14,896     13,830    12,471     38,639     35,214   35,377
Total long-term debt                     20,443    24,943    13,060    7,238      5,980     4,711     21,056     25,556   23,489
Total liabilities                        24,271    27,936    16,177    8,032      6,787     5,667     24,668     27,981   26,580
Stockholders' equity                     15,071     8,334     9,329    6,863      7,043     6,804     13,971      7,234    8,797
OTHER OPERATING DATA:
EBITDA (7)                                          1,635     6,082      984      1,028     1,276                 1,253    1,106
Funds from operations(8)                              412     3,410      588        554       873                   144      218
Cash flows provided by operating activities         4,445     1,037      730        797       561                  (513)   5,097
Cash flows used in investing activities           (15,586)   (7,360)  (1,994)    (1,847)     (344)                 (267) (15,071)
Cash flows provided by (used in) financing
     activities                                    11,607     5,713    1,047      1,852       173                   450   10,221

-------------
(1) Represents revenues generated by PFC on insurance premium finance lending activity in the U.S. Virgin Islands, British Virgin Islands and Anguilla.

(2) On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's properties. In 1995 and 1996, Lockhart collected or booked as a receivable insurance proceeds on a policy covering physical damage to the Company's assets.

(3) In 1995, the Company wrote off the net book value of assets damaged by Hurricane Marilyn.

(4) At December 31, 1996 and December 31, 1995, the Company had available operating loss carryforwards of approximately $1,029,000 and $346,000 respectively to offset future taxable income through the years 2011 and 2010, respectively.

(5) The Company adopted SFAS 109 (Accounting for Income Taxes) in 1993 and included the cumulative effect of adopting the new accounting principle in 1993 operations.

(6) The commercial real estate and undeveloped real estate carried on the financial records of the Company are at book value of historical cost basis or below-cost and do not reflect market values as established on either an income valuation or replacement value basis.


(7) EBITDA means income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to operating income or net income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity or to other consolidated income or cash flow statement data (as determined in accordance with GAAP). The Company believes that EBITDA is an appropriate measure of performance because it is predicated on cash flow analyses. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

(8) Funds from operations means net income (loss) plus depreciation and amortization. Funds from operations is not intended to represent cash flows from operations and should not be considered as an alternative to operating income or net income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity or to other consolidated income or cash flow statement data (as determined in accordance with GAAP). The Company believes that funds from operations is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of funds from operations may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Units offered by this Prospectus.

{{History of Losses; Uncertainty of Profitability}}

{{Concentration of Properties in the U.S. Virgin Islands}}

{{Inability to Repay or Refinance Indebtedness at Maturity}}

{{No Limitation on Debt}}

{{Need for Additional Financing}}

{{Economic Performance and Value of Properties Dependent on Many Factors}}

{{Dependence on Rental Income from Real Property}}

{{Impact of Competition on Occupancy Levels and Rents Charged}}

{{Risk of Bankruptcy of Major Tenants}}

{{Illiquidity of Real Estate Investments}}

{{Risk of Renovation and Development Activities}}

{{Risk of Acquisitions}}

{{Potential Risks of Investments Outside the United States and its Territories}}

{{Potential Increases in Certain Taxes and Regulatory Compliance}}

{{Insurance}}

{{Environmental Risks}}

{{Concentration of Control; Anti-Takeover Effect of Certain Charter Provisions}}

{{Shares Eligible for Future Sale}}

{{Absence of Distributions to Holders of Class A Common Stock}}

{{No Public Market; Possible Volatility of Stock Price}}

{{Immediate Dilution}}

History of Losses; Uncertainty of Profitability


     The Company reported consolidated net losses for the years ended December 31, 1996, 1994 and 1993 of $833,000, $51,000 and $97,000, respectively, and for the nine months ended September 30, 1997 of $940,772. Although the Company operated profitably for the years ended December 31, 1995 and 1992, there can be no assurance that profitability on a quarterly or annual basis will be achieved in the future. See "{{Management's Discussion and Analysis of Financial Condition and Results of Operations.}}"


Concentration of Properties in the U.S. Virgin Islands

     Currently, all of the Company's properties are located in the U.S. Virgin Islands. The Company's revenue and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics, adverse weather conditions, the health of the local tourist industry and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, retail and office space). Therefore, the Company's performance will likely be dependent, to a large extent, on the economic conditions in the U.S. Virgin Islands.

Inability to Repay or Refinance Indebtedness at Maturity

     The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, and the risk that any indebtedness will not be able to be refinanced or that the terms of any such refinancing will be less favorable than the terms of the expiring indebtedness.

No Limitation on Debt

     The Company currently has a policy of incurring debt only if expected cash flow from the project is sufficient to service the debt. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. In the event of a change in the current practice, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and an increase in the risk of default on the Company's indebtedness.

Need for Additional Financing


     While the Company estimates that the net proceeds from the Maximum Offering will provide adequate capital to fund the Company's growth and development for at least the twelve months following the date of this Prospectus, additional financing likely will be necessary for development of its residential property inventory, expansion into the financial services industry or selective acquisitions. In addition, the Company intends to fund certain development projects with an aggregate of approximately $14.7 million of bank financing over the next three years. Even if proceeds from this offering are sufficient to fund the Company's activities during the next twelve months, there can be no assurance that the Company will generate sufficient cash flow after such time to fund its future growth. In such event, the Company would also have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital.

Economic Performance and Value of Properties Dependent on Many Factors

     Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and results of operations will be adversely affected.

     The Company's revenue and the value of its properties may be adversely affected by a number of factors, including: the national economic climate; the local economic climate; local real estate conditions; the perception of prospective tenants of the attractiveness of the property; the ability of the Company to manage and maintain its properties and secure adequate insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

Dependence on Rental Income from Real Property


     Since substantially all of the Company's total revenue (approximately 99% in the year ended December 31, 1996) is derived from rental income from real property, the Company's income and cash flow from operations would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to release space on economically advantageous terms.


Impact of Competition on Occupancy Levels and Rents Charged

     Numerous retail, office and commercial properties compete with the Company's properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties better capitalized than the Company. The number of competitive properties in a particular area could have a material adverse effect on the ability to lease space in the Company's properties (or at newly acquired or developed properties) as well as the ability to charge economically favorable rents.

Risk of Bankruptcy of Major Tenants

     The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

Illiquidity of Real Estate Investments

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such economic changes occur, the Company's income and cash flow from operations could be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee.

Risk of Renovation and Development Activities

     The Company intends to continue developing properties and acquiring other real estate and non-real estate businesses. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate and non-real estate investment.

     The Company intends to expand and renovate its properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While development policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditure of funds on, and devotion of management's time to, projects which may not be completed.

     The Company also intends to review from time to time the possibility of developing other commercial ventures on its own real property holdings in accordance with the Company's development policies. Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; and untimely construction, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, building, occupancy, and other required governmental permits and authorizations.

Risk of Acquisitions

     Acquisitions entail the risk that investments may fail to perform in accordance with expectations. While the Company to date has limited its acquisition activity to the U.S. Virgin Islands, the Company intends to expand its business to geographic markets outside of the U.S. Virgin Islands. The Company initially will not possess the same familiarity with new markets as it has with the U.S. Virgin Islands, which could adversely affect its ability to acquire, develop or manage any new real estate and non-real estate acquisitions.

Potential Risks of Investment Outside the United States and its Territories

     All of the Company's shopping centers and other real estate holdings are in the U.S. Virgin Islands, a United States territory, and the Company does not have any current plans or agreements to acquire or develop properties outside the U.S. Virgin Islands. However, Lockhart may acquire shopping centers and other real estate in Caribbean markets other than the U.S. Virgin Islands. In addition, PFC has operations in certain Caribbean markets outside the U.S. Virgin Islands, and although the Company intends to continue to grow such operations following its acquisition of PFC, these operations are currently immaterial to the Company on a pro forma basis. As PFC's foreign operations expand and if the Company acquires real estate properties outside the U.S. Virgin Islands, Lockhart will be increasingly exposed to risks and uncertainties inherent in foreign markets. Such risks include currency fluctuations, restrictions on the repatriation of funds, potentially adverse tax consequences and varying regulatory schemes. There can be no assurance that one or more of such factors will not have an material adverse effect on the Company's future operations in markets outside the U.S. Virgin Islands and, consequently, on the Company's results of operations.

Potential Increases in Certain Taxes and Regulatory Compliance

     Because increases in income and service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow from operations. The Company's properties also are subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are either currently in substantial compliance with such regulatory requirements, or the Company has identified certain necessary improvements and has begun the process of implementing such improvements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's income and cash flow from operations.

Insurance

     The Company carries comprehensive liability, fire, flood, windstorm, earthquake, extended coverage and business interruption insurance covering all of its properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should a loss in excess of insured limits occur, the Company could lose its capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the property. Any such loss would adversely affect the Company. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

Environmental Risks


     Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by the Company, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances. See "{{Business--Environmental Considerations}}".


Concentration of Control; Anti-Takeover Effect of Certain Charter Provisions


     The Company has two classes of authorized voting Common Stock, Class A Common Stock and Class B Common Stock. Both classes will vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors. The holders of the Class B Common Stock will have approximately 97.7% of the outstanding voting power of the Company's Common Stock, if the Maximum Offering is sold, and 98.7% of the outstanding voting power of the Common Stock if the Minimum Offering is sold. These stockholders will have the collective ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval. Lockhart's executive officers and directors collectively own or control approximately 3,739,931 shares of Class B Common Stock, or approximately 42.6% and 42.7% of the voting power of the Common Stock based on the Maximum Offering and the Minimum Offering, respectively. This concentration of ownership and the disproportionate voting rights of the Class A Common Stock and the Class B Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or discourage and render more difficult a merger proposal, tender offer or proxy contest. See "Principal Stockholders".

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A Common Stock. The Company has no present plans to issue shares of Preferred Stock.

     The Company's Amended and Restated Articles of Incorporation, as amended (the "Restated Articles"), and Amended and Restated Bylaws limit the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, which may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests or transactions in which stockholders might otherwise receive a premium for their shares over the prevailing market prices. See "{{Description of Capital Stock}}".

Shares Eligible for Future Sale

     If the Maximum Offering is sold, there will be 2,000,000 shares of Class A Common Stock outstanding (10,589,658 shares assuming the conversion of all outstanding shares of Class B Common Stock), and there will be an additional 200,000 shares of Class A Common Stock outstanding if all of the Warrants are exercised. The shares of Class A Common Stock sold in this offering or issued upon the exercise of the Warrants will be tradeable without restriction by persons other than "affiliates" of Lockhart. The shares of Class A Common Stock issuable upon conversion of Class B Common Stock will be deemed "restricted" securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock, or the availability of such shares for future sales, will have on the market price of the shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and such a reduction in the market price of the Class A Common Stock could impair the ability of the Company to raise additional capital through future public offerings of its equity securities.

     The Class B Stockholders have agreed that, subject to certain limited exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date six months after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. In addition, the Company's executive officers and directors as well as beneficial owners of 5% or more of the Class B Common Stock have agreed that, subject to certain limited exceptions, beginning from the date of this Prospectus and continuing to and including the date two years after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. Following the six-month and two-year periods, no assurance can be given that a holder of Class B Common Stock will not decide, based upon then prevailing market and other conditions, to convert his or her Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act, subject to any applicable volume limitations of Rule 144.

Absence of Distributions to Holders of Class A Common Stock


     Initially, no cash distributions will be paid to holders of Class A Common Stock; however, the Board of Directors has a policy of declaring and distributions to holders of Class B Common Stock. See "{{Distribution Policy}}" and "{{Description of Capital Stock}}".


No Public Market; Possible Volatility of Stock Price


     The Company's Class A Common Stock is currently not listed or traded on any stock exchange or other quotation system, and there can be no assurance that an active public market for the Company's Class A Common Stock will develop or be sustained after the offering. The Company does not intend to apply for listing of the Warrants on any exchange or market system. The initial public offering price was determined by the Company based upon several factors. See "{{Plan of Distribution}}" for a discussion of the factors considered in determining the initial public offering price. If a trading market develops for the Company's Class A Common Stock, the trading price could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company and other events or factors. Moreover, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Class A Common Stock would likely be materially and adversely affected. In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies traded on the market. These broad market and industry fluctuations may adversely affect the trading price of the Company's Class A Common Stock, regardless of the Company's operating performance.


Immediate Dilution


     The initial public offering price of the Units is higher than the book value per outstanding share of Class A Common Stock. Accordingly, purchasers in the offering will suffer an immediate dilution of $4.73 (approximately 73%) in the net tangible book value per share of the Class A Common Stock from the initial public offering price. See "{{Dilution}}".

                                 USE OF PROCEEDS


     The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by the Company, assuming that the Minimum Offering and the Maximum Offering are sold and assuming that no Warrants are exercised. While the estimated use of proceeds in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds.

                                                        Minimum Offering         Maximum Offering
                                                        ----------------         ----------------
                                                       Amount    Percentage     Amount    Percentage
                                                       ------    ----------     ------    ----------
Gross Proceeds to the Company......................  $7,500,000    100.0%    $13,000,000    100.0%
  Less: Offering Expenses(1).......................     974,000     13.0%        974,000      7.5%
                                                     ----------    -----     -----------    -----
Net Proceeds to the Company........................  $6,526,000     87.0%    $12,026,000     92.5%
                                                     ----------    -----     -----------    -----
  Less:  Acquisition of PFC(2).....................     687,500      9.1%        687,500      5.3%
    Repayment of Indebtedness (3)..................   4,500,000     60.0%      5,000,000     38.4%
    Fund Development Projects .....................     500,000      6.7%      3,000,000     23.1%
    Redemption of Common Stock (4).................        --          0%        525,000      4.1%
                                                     ----------    -----     -----------    -----
Cash available for general corporate purposes (5)..  $  838,500     11.2%    $ 2,813,500     21.6%
                                                     ==========    =====     ===========    =====

-------------
(1) The National Capital Bank of Washington has extended the Company a revolving line of credit of up to $400,000 for a term of one year (the "Credit Line"). Proceeds from the Credit Line are to be used to pay expenses related to this offering. The Credit Line bears interest at the bank's base rate, requires monthly payments of interest on the outstanding balance, and expires on July 31, 1998.

(2) The Company has entered into a Stock Purchase Agreement to acquire PFC for an aggregate purchase price of $687,500. See "{{Business--Acquisition of PFC}}".

(3) If the Minimum Offering is sold, the Company intends to use $4.0 million to reduce the outstanding balance of the Development Loan, and $500,000 to prepay a portion of the Red Hook Loan. If the Maximum Offering is sold, the Company intends to use $4.5 million to reduce the outstanding balance of the Development Loan, and $500,000 to repay a portion of the Red Hook Loan. See "{{Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources}}".

(4) If the Maximum Offering is sold, the Company intends to use $525,000 of the last $1 million raised in the offering to repurchase up to 80,769 shares of Class B Common Stock from five of the Company's current stockholders at a redemption price of $6.50 per share. If less than $12,000,000 is raised in the offering, no shares of Class B Common Stock will be redeemed. If more than $12,000,000 but less than $12,525,000 is raised, then such proceeds will be used to redeem shares of Class B Common Stock on a pro rata basis; provided, however, that no fractional shares of Class B Common Stock will be redeemed.

(5) The Company plans to use any remaining net proceeds from the offering for general corporate and working capital purposes, including funding pending development projects, expansion of PFC's operations and selective acquisitions. Except for the PFC acquisition, there currently are no agreements with respect to any acquisitions. The Company does not believe it can accurately estimate the amounts to be used for each such purpose at this time. Pending such uses, the Company intends to invest such funds in short-term, interest-bearing instruments or accounts.

                               DISTRIBUTION POLICY

     The Company paid cash distributions of $317,898, $324,487 and $330,613 to its stockholders in the years ended December 31, 1994, 1995 and 1996, respectively, and such distributions constituted a return of capital in 1994 and 1996. The Company is not a real estate investment trust and, therefore, is not required to make cash distributions under the U.S. Internal Revenue Code.


     Initially, no cash distributions will be paid to holders of Class A Common Stock. However, the Board of Directors has a policy of declaring annual distributions on the Class B Common Stock at the rate of $.038 per share. The Restated Articles provide that, the right of the Board of Directors to declare a separate dividend payable only on the Class B Common Stock shall cease if the Board of Directors declares a dividend on both classes of Common Stock or declares a distribution in excess of $.0425 per share per annum on the Class B Common Stock. Thereafter, each share of Class A Common Stock and each share of Class B Common Stock will share equally in cash distributions and other distributions. See "{{Description of Capital Stock--Common Stock}}".

     The amount of distributions payable in the future will be reviewed periodically by the Board of Directors in light of the Company's earnings, financial condition, net asset value, market value and capital and other cash requirements. It is the policy of the Board of Directors that the Company retain an adequate portion of its earnings to support the growth of its business. There is no requirement, and there can be no assurance, that distributions will be paid. In addition, covenants in the Company's Loan Agreement with Banco Popular de Puerto Rico may, in the future, restrict Lockhart's ability to pay distributions. See "{{Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources}}".

                                    DILUTION


     As of September 30, 1997, the net tangible book value of Lockhart was approximately $7.2 million, or $0.83 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by 8,667,177 total shares of Common Stock outstanding. After giving effect to the net proceeds received by the Company from the sale of 2,000,000 Units pursuant to the offering at an initial public offering price of $6.50 per Units, the pro forma net tangible book value of Lockhart as of September 30, 1997, would have been approximately $18.7 million, or $1.77 per share of Common Stock. Such amount represents an immediate increase in pro forma net tangible book value of $0.94 per share of Common Stock to the Company's existing stockholders and an immediate dilution to new investors of $4.73 per share of Class A Common Stock. The following table illustrates the per share dilution in pro forma net tangible book value to new investors assuming that the maximum number of Units are sold in the offering and excluding any shares of Class A Common Stock issuable upon exercise of the Warrants:

Initial public offering price per Unit..........................         $6.50
  Net tangible book value per share before the offering.........  0.83
  Increase in net tangible book value per share attributable to net proceeds of the Maximum Offering.....................  0.94
                                                                  ----
Pro forma net tangible book value per share after the offering..          1.77

Dilution to new investors.......................................         $4.73
                                                                         =====

     The following table assumes the Maximum Offering is sold and summarizes, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from Lockhart, the total consideration paid and the average price per share paid by the Company's existing stockholders and by new investors purchasing Units in the offering at an initial public offering price of $6.50 per Unit, excluding any shares of Class A Common Stock issuable upon exercise of the Warrants:

                                  Shares of Common Stock
                                        Purchased            Total Consideration
                                  ----------------------     -------------------   Average Price Per Share
                                   Number       Percent      Amount      Percent       of Common Stock
                                   ------       -------      ------      -------   -----------------------
Existing stockholders (Class B
   Common Stock).................   8,586,408      81%     $ 6,780,879      34%             $0.79
New stockholders (Class A
   Common Stock).................   2,000,000      19%      13,000,000      66%             $6.50
                                   ----------     ---      -----------     ---
     Total.......................  10,586,408     100%     $19,780,879     100%
                                   ==========     ===      ===========     ===

                         SELECTED FINANCIAL INFORMATION


     {{The following table}} sets forth unaudited pro forma financial and other information as well as combined historical financial information for Lockhart. The information for 1996, 1995 and 1994 is derived from and should be read in conjunction with the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, independent public accountants, whose report thereon appears elsewhere herein; the information for 1993 is derived from the audited financial statements of the Company, which have been audited by Ernst & Young, LLP, although their report thereon is not included herein; the information for 1992 is derived from audited financial statements of the Company, which were audited by other independent public accountants and were restated by management to reflect the reorganization of the Company in 1993.

     The selected financial data at September 30, 1997 and for the nine months ended September 30, 1997 and September 30, 1996 are derived from unaudited financial statements of the Company. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) management considers necessary for fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.


     The unaudited pro forma information reflects the following transactions as part of the Minimum Offering: (i) the sale of 1,153,846 shares of Class A Common Stock for $6.50 per share, (ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to acquire PFC. The pro forma balance sheet data shows the effects of these transactions as if they had occurred at the date of the balance sheets, and the pro forma operating data shows the effects of these transactions as if they had occurred at the beginning of the periods. In addition, the pro forma operating data for the year ended December 31, 1996 shows the effect of the June 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year. By necessity, such pro forma operating information incorporates certain assumptions which are described in the notes to the Pro Forma Condensed Financial Statements--Minimum Offering included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                         SELECTED FINANCIAL INFORMATION
                         LOCKHART CARIBBEAN CORPORATION


                                                                                                            Nine Months Ended
                                                                 Year Ended December 31                       September 30,
                                                    ---------------------------------------------      -------------------------
                                           1996      1996      1995     1994       1993      1992       1997       1997     1996
                                           Pro                                                          Pro
                                          Forma                                                        Forma
                                       (Unaudited)                         (in thousands)                       (Unaudited)
OPERATING DATA:
Revenues
     Rental                             $ 4,012   $ 3,385   $ 3,028  $ 2,718    $ 2,938   $ 2,840    $ 3,261    $ 3,261  $ 2,240
     Tenant reimbursement                   283       249       332      281        232        23        140        139       76
     Other operating income                 629       583       612       77         47       123        227        227      533
     Interest & loan service fees(1)        404                                                          304
                                         ------   -------  --------  -------   --------  --------     ------      -----    -----
Total revenues                            5,328     4,217     3,972    3,076      3,217     2,986      3,932      3,627    2,849

Depreciation & amortization               1,434     1,245       906      639        651       574      1,096      1,085      677
Other operating expense                   3,149     2,640     2,757    2,023      2,228     1,914      2,606      2,386    1,928
                                          -----     -----     -----    -----      -----     -----      -----      -----    -----
Total operating expense                   4,583     3,885     3,663    2,662      2,879     2,488      3,702      3,471    2,605
                                          -----     -----     -----    -----      -----     -----      -----      -----    -----

Operating income                            745       332       309      414        338       498        230        156      244
Interest expense                         (1,796)   (1,676)   (1,084)    (438)      (311)     (312)    (1,423)    (1,671)  (1,163)
Insurance proceeds (2)                       76        76     5,917
(Loss) gain on disposal of operating
     property (3)                            86        86      (851)       2                  166
Other income & expense                     (104)     (104)     (199)     (71)        39        38         12         12      185
                                        -------   -------   -------   ------       ----      ----    -------    -------   ------
Income (loss) before taxes                 (993)   (1,286)    4,092      (93)        66       390     (1,181)    (1,503)    (734)
Income taxes (4)                            343       453    (1,588)      42         (4)      (91)       441        562      275
                                          -----     -----   -------    -----    -------    ------     ------     ------    -----
Net income (loss) before cumulative
     effect of change in accounting
     principle                             (650)     (833)    2,504      (51)        62       299       (740)      (941)    (459)
Cumulative effect of change in
     accounting principle (5)                                                      (159)
                                        -------   -------   -------   ------     ------     -----     ------    -------   ------
Net income (loss)                       $  (650)  $  (833)  $ 2,504   $  (51)    $  (97)    $ 299     $ (740)   $  (941)  $ (459)
                                        =======   =======   =======   ======     ======     =====     ======    =======   ======
Net loss per share                      $ (0.07)                                                      $(0.08)
                                        =======                                                       ======
BALANCE SHEET DATA :
Real Estate--before accumulated
     depreciation(6)                     37,248    37,231    21,542   17,457     15,588     8,537     37,617     37,550   36,455
Total assets                             39,342    36,270    25,505   14,896     13,830    12,471     38,639     35,214   35,377
Total long-term debt                     20,443    24,943    13,060    7,238      5,980     4,711     21,056     25,556   23,489
Total liabilities                        24,271    27,936    16,177    8,032      6,787     5,667     24,668     27,981   26,580
Stockholders' equity                     15,071     8,334     9,329    6,863      7,043     6,804     13,971      7,234    8,797

OTHER OPERATING DATA:
EBITDA (7)                                          1,635     6,082      984      1,028     1,276                 1,253    1,106
Funds from operations(8)                              412     3,410      588        554       873                   144      218
Cash flows provided by operating
     activities                                     4,445     1,037      730        797       561                  (513)   5,097
Cash flows used in investing activities           (15,586)   (7,360)  (1,994)    (1,847)     (344)                 (267) (15,071)
Cash flows provided by (used in) financing
     activities                                    11,607     5,713    1,047      1,852       173                   450   10,221

-------------
(1) Represents revenues generated by PFC on insurance premium finance lending activity in the U.S. Virgin Islands, British Virgin Islands and Anguilla.

(2) On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's properties. In 1995 and 1996, Lockhart collected or booked as an account receivable insurance proceeds on a policy covering physical damage to the Company's assets.

(3) In 1995, the Company wrote off the net book value of assets damaged by Hurricane Marilyn.

(4) At December 31, 1996 and December 31, 1995, the Company had available operating loss carryforwards of approximately $1,029,000 and $346,000 respectively to offset future taxable income through the years 2011 and 2010, respectively.

(5) The Company adopted SFAS 109 (Accounting for Income Taxes) in 1993 and included the cumulative effect of adopting the new accounting principle in 1993 operations.

(6) The commercial real estate and undeveloped real estate carried on the financial records of the Company are at book value of historical cost basis or below-cost and do not reflect market values as established on either an income valuation or replacement value basis.


(7) EBITDA means income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to operating income or net income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity or to other consolidated income or cash flow statement data (as determined in accordance with GAAP). The Company believes that EBITDA is an appropriate measure of performance because it is predicated on cash flow analyses. The Company's definition of EBITDA may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

(8) Funds from operations means net income (loss) plus depreciation and amortization. Funds from operations is not intended to represent cash flows from operating activities (as determined in accordance with GAAP) from operations and should not be considered as an alternative to operating income or net income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity or to other consolidated income or cash flow statement data (as determined in accordance with GAAP). The Company believes that funds from operations is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the real estate industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's performance relative to other companies in the industry. The Company's definition of funds from operations may not be identical to similarly titled measures of other companies and, therefore, may not necessarily be an accurate basis of comparison.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

     The following discussion should be read in conjunction with Selected Financial Data and the Company's consolidated financial statements appearing elsewhere in this Prospectus. Where appropriate, the following discussion includes analysis of the effects of the offering.

     The Company's revenue currently is derived from the rental of retail and office space and the long-term ground lease of real property. In 1996 and 1995, building space rental accounted for 89% of total revenue and ground lease payments accounted for 11% of total revenue. Revenue growth from 1994 ($3,075,709) to 1996 ($4,216,733) is primarily attributable to the acquisition of operating properties. Since February 1995, the Company has acquired four shopping centers with an aggregate of approximately 100,000 square feet of rentable space for a total purchase price of $15.5 million.

     Two wholly-owned subsidiaries, H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI") account for 100% of the Company's revenue. HELM owns and manages the Company's seven shopping centers, serving both the tourist and local sectors of the economy with a mix of office and retail space. HELM also owns two parcels which it leases to tenants under long-term ground leases. LRI owns the Company's undeveloped real estate and operates the Company's commercial park. In 1996, HELM accounted for 89% of the Company's total revenue, and LRI accounted for 11%.


     LRI is expected to account for a greater portion of total revenue in the future as it develops the approximately 415 acres of land zoned for residential use owned by the Company. In addition, LRI currently owns and operates the Company's commercial business park and is developing a second commercial business park and a new light-industrial park. See "{{Business--Properties--Development Projects}}".


     Revenue from HELM should increase in 1998 as a result of re-leasing in late-1997 at one of the Company's tourist-oriented shopping centers at rental rates above previous levels. Following Phase II construction at Lockhart Gardens Shopping Center and at Grand Hotel Court in 1999, HELM should realize increased revenues from the additional space available at these properties.

     The Company also expects revenue growth through selective acquisition of commercial real estate and from diversification into the financial services industry. Acquisition activity and financial services growth include plans for geographic expansion into other markets, in the near-term certain eastern Caribbean islands, and eventually to targeted markets in North America. A portion of the proceeds from this offering will be used to acquire an insurance premium financing company that has an established and growing business in the U.S. Virgin Islands and British Virgin Islands and has made inroads into certain other eastern Caribbean markets.


     On September 15, 1995, Hurricane Marilyn caused damage to most of the Company's operating properties. This event led to a deterioration in total revenue as certain tenants were unable to resume business even after the damaged properties were repaired and reconstructed. As of September 30, 1997, the Company has spent an aggregate of $6.5 million to repair damage at its operating properties caused by Hurricane Marilyn, of which $5.9 million was reimbursed by the Company's insurance carrier. Reconstruction of certain portions of the Lockhart Gardens Shopping Center will be the final phase of rebuilding of properties damaged by Hurricane Marilyn. See "{{Business -- Properties -- Development Projects}}".

Results of Operations


Nine Months Ended September 30, 1997 Compared with Nine Months Ended September 30, 1996

     Total revenue (rental income, tenant expense reimbursement and other operating income) for the nine months ended September 30, 1997 was $3,627,428 compared to $2,848,753 for the nine months ended September 30, 1996. The $778,675 or 27% increase was principally attributable to revenue from the two Fort Mylner properties and the Orange Grove Shopping Center, which the Company acquired in June 1996. These properties were operated by the Company for nine months during the period ended September 30, 1997 compared to only three months for the period ended September 30, 1996. The revenue increase attributable to the three acquired properties was $728,815, which represented 94% of the total period-to-period increase.

     For the nine months ended September 30, 1997 and 1996, total operating expenses were $3,471,216 and $2,605,757, respectively.

     Exclusive of depreciation and amortization, other operating expenses were $2,386,318 or 66% of total revenue and $1,928,366 or 68% of total revenue for the nine months ended September 30, 1997 and 1996, respectively. The $457,952 increase in operating expenses exclusive of depreciation and amortization was primarily due to the three properties acquired in June 1996.

     Depreciation and amortization increased by $407,607 or 60% for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The increase was due primarily to the 1996 acquisitions and the $6 million Phase I reconstruction of Lockhart Gardens Shopping Center, which was completed in September 1996.

     Interest expense increased by $508,617 or 44% for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The increase in interest expense was due to a $10.4 million increase in debt to fund the acquisition of the three properties in June 1996.

     As a result of the foregoing, the Company showed a net loss of $940,772 for the nine months ended September 30, 1997 compared to a net loss of $459,741 for the nine months ended September 30, 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     Total revenue for the years ended December 31, 1996 and 1995 was $4,216,733 and $3,971,800, respectively. The $244,933 or 6% increase resulted principally from six months of rental income and tenant expense reimbursements from the three properties that were acquired in June 1996. Total revenue from properties acquired in June 1996 of $721,902 was partially offset by a decrease of $476,969 in revenue from the other properties, primarily as a result of damage from Hurricane Marilyn. With the receipt of $453,355 in insurance reimbursements for business interruption losses, revenue loss at the affected properties was principally due to vacancies resulting from tenants who were unable to resume business even after reconstruction was completed at the affected properties and continued vacancies at the northern section of the Lockhart Gardens Shopping Center that will not be filled until additional reconstruction work is commenced by the ground lessee.

     For the years ended December 31, 1996 and 1995, total operating expenses were $3,884,743 and $3,663,547, respectively.

     Exclusive of depreciation and amortization, other operating expenses were $2,639,969 or 63% of total revenue and $2,757,284 or 69% of total revenue for the years ended December 31, 1996 and 1995, respectively. Operating expenses exclusive of depreciation decreased by $117,315 in 1996 despite the additional expenses from the three properties acquired in June 1996. Lower expenses in 1996 were primarily attributable to a reduction in overhead costs and the elimination of certain professional fees incurred as a result of Hurricane Marilyn in 1995. Adjusting for expenses of the properties acquired in 1996, operating expenses exclusive of depreciation and amortization decreased by $342,411 or 12% in 1996.

     Depreciation and amortization increased by $338,511 or 37% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase was due primarily to the acquisition of three properties in June 1996 which resulted in an increase in the depreciable asset base, and the write-off of certain capitalized loan costs related to notes that were liquidated with proceeds from the Development Loan. See "--{{Liquidity and Capital Resources}}".

     Interest expense increased by $591,726 or 55% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The increase in interest expense was principally due to a $10.4 million increase in debt to fund the acquisition of three properties in June 1996.


     Insurance proceeds of $75,670 and $5,916,981 for the years ended December 31, 1996 and 1995 represent amounts collected or receivable from insurance companies for repairs to properties damaged by Hurricane Marilyn. By the end of 1996, the Company had utilized the insurance proceeds as follows: Drakes Passage $430,592; Grand Hotel Court $89,883; Lockhart Gardens Shopping Center $5,165,519; and Red Hook Plaza $230,987. With regard to the three shopping centers acquired in 1996, all hurricane related damage had been repaired prior to acquisition by the Company.


     For the years ended December 31, 1996, there was a gain on the sale of property of $86,440 as a result of the sale of approximately 1.7 acres of undeveloped land zoned for residential use. For the year ended December 31, 1995, there was a loss of $850,972 due to a write-off of net book value of certain properties damaged by Hurricane Marilyn.


     As a result of the foregoing, the Company had a net loss of $832,710 for the year ended December 31, 1996 compared to a net income of $2,503,875 for the year ended December 31, 1995.

Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

     Total revenue for the years ended December 31, 1995 and 1994 was $3,971,800 and $3,075,709, respectively. The $896,091 or 29% increase was due principally to ten months of revenue from Red Hook Plaza, which was acquired in February 1995. Total revenue from Red Hook Plaza was $718,446, which accounted for 80% of the revenue increase.

     For the year ended December 31, 1995 and 1994, total operating expenses were $3,663,547 and $2,661,868, respectively.

     Exclusive of depreciation and amortization, other operating expenses were $2,757,284 or 69% of total revenue and $2,022,721 or 66% of total revenue for the years ended December 31, 1995 and 1994, respectively. The increase in operating expenses exclusive of depreciation and amortization for the year ended December 31, 1995 was due to expenditures of the property acquired in February 1995, certain overhead costs related to such acquisition and professional fees incurred as a result of Hurricane Marilyn.

     Depreciation and amortization increased by $267,116 or 42% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due primarily to the February 1995 acquisition.

     Interest expense increased by $646,345 or 148% for the year ended December 31, 1995 compared to the year ended December 31, 1994. The increase was due to higher interest rates in 1995 and a $5.9 million increase in debt to fund the acquisition of Red Hook Plaza.


     Insurance proceeds of $5,916,981 for the year ended December 31, 1995 represented funds collected or receivable from insurance companies for repairs to properties damaged by Hurricane Marilyn.

     The write-off of $850,972 for the year ended December 31, 1995 compared to a gain from the sale of a used vehicle of $1,713 for the previous year. The loss for the year ended December 31, 1995 was due to a write-off of net book value for properties damaged by Hurricane Marilyn.

     As a result of the foregoing, the Company had a net income of $2,503,875 for the year ended December 31, 1995 compared to a net loss of $51,258 for the year ended December 31, 1994.

Cash Flow


     Net cash flow from operating activities declined by $5.6 million in the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The high level of net cash flow from operating activities in 1996 was due to the collection of approximately $5 million in insurance proceeds. Net cash flow used in investing activities was $14.8 million more in 1996 due to the acquisition of three properties in 1996 and the reconstruction of Lockhart Gardens Shopping Center. Net cash flow from financing activities was $9.8 million more in the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997 as a result of additional financing obtained for the acquisition of the three properties in June 1996.


     Net cash flow from operating activities increased by $3.4 million for the year ended December 31, 1996 compared to 1995 as a result of insurance proceeds collected in 1996 for the reconstruction of operating properties damaged by Hurricane Marilyn. Net cash flow used in investing activities increased by $8.2 million for the year ended December 31, 1996 compared to the year ended December 31, 1995 due principally to the acquisition of three properties in 1996. Net cash flow from financing activities increased by $6 million as a result of increased debt to fund the 1996 acquisitions.

     Net cash flow from operating activities increased by $306,201 for the year ended December 31, 1995 compared to the year ended December 31, 1994 as a result of insurance proceeds collected in 1995 for the reconstruction of operating properties damaged by Hurricane Marilyn. Net cash flow used in investing activities increased by $5.4 million for the year ended December 31, 1995 compared to the year ended December 31, 1994 due principally to the acquisition of one operating property in 1995. Net cash flow from financing activities increased by $4.7 million as a result of increased debt to fund the acquisition.

Liquidity and Capital Resources


     On October 21, 1996, HELM entered into a Loan Agreement (the "Development Loan") with Banco Popular de Puerto Rico ("BPPR") to: (i) consolidate certain pre-existing development loans; (ii) refinance certain acquisition indebtedness;
(iii) reduce the Company's interest costs; and (iv) achieve level debt service payments. The parent company, Lockhart Caribbean Corporation, and HELM's subsidiaries have each fully and unconditionally guaranteed the Development Loan. The Development Loan limits the amount of dividends HELM can pay to the parent company and, therefore, may limit the funds available for distribution to the Company's stockholders. Currently, HELM may not pay dividends in excess of $500,000 without the written consent of BPPR, which effectively restricted approximately $2.5 million of the net assets of HELM as of December 31, 1996. Approximately $19.1 million of proceeds from the Development Loan were drawn down, primarily to retire the mortgages on certain operating properties, and such amount is secured by first-priority mortgages on Drakes Passage Shopping Mall, the Fort Mylner properties, the Grand Hotel Court, Lockhart Gardens Shopping Center and Orange Grove Shopping Center and a second-priority mortgage on Red Hook Plaza. The Company is obligated to make monthly principal and interest payments of approximately $163,500 with respect to the $19.1 million and expects to fund such payments with cash flow from operations.

     The Development Loan also provides for a $1 million line of credit with an interest rate of 0.5% above the prime rate. As of September 30, 1997, the Company had $254,000 available under the line of credit, and the interest rate was 9.0%. In addition, the Development Loan will provide approximately $580,000 to fund the development of the Garden Mall at Lockhart Gardens Shopping Center. See "{{Business--Properties--Development Projects}}". The entire outstanding balance under the Development Loan is due and payable on April 1, 2000. However, BPPR has agreed, subject to certain conditions, including the continued absence of any material default by the Company under the Development Loan, to convert the balance into a 15-year installment loan with conditions similar to those of the Development Loan. The Company does not expect to have adequate funds available to retire the outstanding balance on April 1, 2000, and intends to refinance the Development Loan, possibly with BPPR. For additional information regarding the Development Loan, see Note 3 to the Company's consolidated financial statements.

     In 1991, BPPR has loaned LRI $1,135,000 to finance the development of Sugar Estate Park, and such loan is secured by seven acres of land at Sugar Estate Park. BPPR has agreed to extend a $3.8 million line of credit to LRI (the "LRI Loan"). The amount currently owed to BPPR by LRI will be refinanced with the LRI Loan, and the remaining balance of the LRI Loan will be available to fund the development of Sugar Estate Commercial Centre and Market Square East. See "{{Business--Properties --Development Projects}}". The LRI Loan will be secured by mortgages on Sugar Estate Park, Sugar Estate Commercial Centre and Market Square East.

     In February 1995, the Company acquired Red Hook Plaza for an aggregate purchase price of $5.8 million from an unaffiliated party. The Company financed this purchase with a $4.7 million first-priority mortgage payable to the seller (the "Red Hook Loan") and $1.1 million of additional debt financing. The Red Hook Loan bears interest at 8.75% per annum and matures in January 2004. The $1.1 million was refinanced in October 1996 with proceeds from the Development Loan.


     In June 1996, the Company acquired the Fort Mylner Commercial Center, the Fort Mylner Shopping Center and the Orange Grove Shopping Center for an aggregate purchase price of $10.1 million from an unaffiliated party. The Company financed this purchase with mortgage indebtedness that was refinanced in October 1996 with proceeds from the Development Loan.


     The National Capital Bank of Washington has extended to the Company the Credit Line for up to $400,000 to be used to fund expenses associated with this offering. Amounts outstanding under the Credit Line will be repaid with proceeds from this offering. See "{{Use of Proceeds}}".

     After  giving  effect  to  this  offering  and the  application  of the net proceeds therefrom, the Company expects improvements in its financial performance through changes to its capital structure, principally a significant reduction in total debt. The Company's total debt is expected to be reduced by $4.5 million and $5.0 million assuming the Minimum Offering or the Maximum Offering is sold, respectively. Total debt, excluding payables and accrued and deferred expenses, is expected to be $21.1 million and $20.6 million, assuming the Minimum Offering or the Maximum Offering is sold, respectively, compared to $25.6 million as of September 30, 1997. The Company expects this change to result in a reduction in mortgage interest expense and, therefore, cash flow from operations should increase by a corresponding amount.


     The Company expects to meet its short-term liquidity requirements from cash flow from operations. The Company expects cash provided by operations to increase over the long-term as a result of (i) a reduction of net operating funds needed to fund annual debt service, (ii) the acquisition of PFC and (iii) increased net rentable space from the reconstruction and renovation of two operating properties. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including capital maintenance expenditures.

     The Company expects to meet certain long-term liquidity requirements such as acquisitions, scheduled debt maturities, renovations, expansions, commercial and residential development ventures, and other non-recurring capital improvements through long-term secured and unsecured debt and the issuance of additional equity securities.


Recent Developments

     The Company has entered into an agreement to lease No. 10 Estate Thomas, which is adjacent to Sugar Estate Park. No. 10 Estate Thomas consists of approximately 2.64 acres zoned for business development and includes a Victorian style residence, which sustained damage in Hurricane Marilyn. The Company intends to repair the residence, converting it into office space, and to move its principal executive offices into the new space. The lease agreement requires the Company to pay monthly rent equal to the greater of $2,100 or one-half the rent received by the Company from No. 44 Estate Thomas, which the Company currently uses as its principal executive offices. No. 10 Estate Thomas is owned by Gertrude L. Melchior, one of the Company's principal stockholders. See "{{Certain Relationships and Related Transactions}}" and "{{Principal Stockholders}}".

     The Company has entered into a non-binding letter of intent with one of the ground lessees at Sugar Estate Park, to sell to the ground lessee the acreage that is currently leased to such lessee for $2.8 million (the "Sugar Estate Sale"). The Company is also negotiating for the purchase of a shopping center located on Raphune Hill on St. Thomas (the "Raphune Hill Acquisition"). The Company is considering structuring the Raphune Hill Acquisition as a joint venture with an unaffiliated third party and funding the Company's investment with a combination of bank financing and up to $1 million of the proceeds of the Sugar Estate Sale. The Company intends to use a portion of the proceeds from the Sugar Estate Sale to repay the LRI Loan, which had a balance of $750,000 as of September 30, 1997. The Sugar Estate Sale and the Raphune Hill Acquisition are subject to negotiation of definitive agreements, and there can be no assurance that definitive terms will be agreed to or that the transactions will be consummated.

Forward Looking Statements

     Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Prospectus contain forward-looking statements which are subject to various risks and uncertainties. Actual results could differ materially from those discussed herein. Important factors that could cause or contribute to such differences include those discussed under "Risk Factors" as well as those discussed elsewhere in this Prospectus.

New Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. This pronouncement establishes new standards for computing and presenting earnings per share and applies to all entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is not permitted. Management believes that the application of this Statement will not have a material effect on the presentation of the Company's earnings per share.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. While all entities are encouraged to adopt this method of accounting for all employee stock compensation plans, SFAS No. 123 allows an entity to continue to measure compensation costs for its plan as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Management believes that application of this Statement will not have a material effect on the Company's financial statements.

                                    BUSINESS


Overview

     Lockhart is an enterprise predominately owned by lineal descendants (and their spouses) of Alfred H. Lockhart and his son, Herbert E. Lockhart. The Company and its predecessors have conducted business in the U.S. Virgin Islands since 1884, which makes Lockhart one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. The enterprise, which started out as a general goods store, has evolved over the years into the largest owner of shopping centers in the U.S. Virgin Islands. In 1972, the Company solidified its position as a leader in commercial real estate development through the construction of the first shopping center on St. Thomas. This facility, the Lockhart Gardens Shopping Center, was the first commercial property located on St. Thomas to host national retailers. Lockhart is also one of the largest owners of undeveloped land on the island of St. Thomas.


     Since 1987 the Company has been under the direction of George H.T. Dudley and Wesley S. Williams, Jr., two family members who function as Co-Chairmen of the Board of Directors and Co-CEOs of the Company. Both are practicing attorneys with specialities in banking, finance and real estate. Shortly after assuming their roles, they recruited experienced professionals from outside the family to manage the daily affairs of the Company. Under this management, Lockhart has experienced a period of substantial growth through property acquisitions and commercial property development. Since 1987, the Company has acquired four shopping centers with an aggregate of approximately 99,750 square feet of rentable space, expanded one shopping center by approximately 6,000 square feet, developed one commercial park, commenced the development of a second commercial park, completed the first phase of renovation of the Grand Hotel Court, completed the reconstruction of 85,000 square feet of retail space damaged by Hurricane Marilyn, and completed an updated master-plan for the development of the Company's commercial and residential undeveloped land holdings. In addition, under the leadership of Messrs. Dudley and Williams, the Lockhart management team has restructured the Company's finances through the Development Loan and effected a series of corporate transactions that were executed to: (i) enhance the effective management of the Company's properties; (ii) enable the Company to finance its real estate and non-real estate endeavors more easily; (iii) adhere to the dictates of the evolving tax laws; (iv) eliminate and mitigate financial exposure of Company assets to unrelated liability; and (v) position the Company for this offering.

     Lockhart owns, acquires, operates, renovates, develops, and manages shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix. The Company currently owns and operates seven shopping centers and is actively planning or developing seven projects. Lockhart also owns and operates commercial parks in which it builds the infrastructure for commercial development (roads and utilities) and leases designated parcels under long-term ground leases. In addition, the Company owns an aggregate of approximately 415 acres of undeveloped real estate zoned for residential development of varying densities. The Company also owns No. 44 Estate Thomas, an office building which the Company currently uses as its principal executive offices. No. 44 Estate Thomas is adjacent to Sugar Estate Park, and the building has approximately 2,400 square feet of office space. In management's opinion, the Company's properties are covered adequately by insurance.

     The Company's primary business strategies are to: (i) actively manage its developed real property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use;
(iii) selectively execute real property acquisitions in strategic submarkets; and (iv) selectively diversify into strategic sectors of the financial services industry. The Company believes that its operating properties are located in strong retail submarkets for tourists, local consumers or commercial office tenants. This dispersion among local submarkets mitigates the Company's dependence on the tourism industry or any one local market sector. In addition, the Company currently has seven commercial projects in the advanced planning stage. Lockhart also plans to develop its inventory of 415 acres of land zoned for residential use.

     Capitalizing on the collective experience of the Company's senior management in the financial services industry, Lockhart intends to diversify its operations to provide select financial services. As a first step to diversification into the financial services industry, the Company is acquiring Premium Finance Company of the V.I., Inc. ("PFC"). PFC provides insurance premium financing primarily to residents of the U.S. Virgin Islands and the British Virgin Islands. Lockhart has agreed to acquire PFC for $687,500 and will use a portion of the proceeds from this offering to complete the PFC acquisition. See "{{Use of Proceeds}}".


Organizational Structure

     Lockhart Caribbean Corporation is the holding company of the operating companies HELM and LRI. HELM owns and operates, directly and through its subsidiaries, seven shopping centers. Specifically, HELM owns and manages, on St. Thomas: Drakes Passage Mall; Grand Hotel Court; Fort Mylner Shopping Center; Fort Mylner Commercial Center; Red Hook Plaza; and Lockhart Gardens Shopping Center; and on St. Croix: Orange Grove Shopping Center. HELM directly owns Drakes Passage Mall, Grand Hotel Court and Lockhart Gardens Shopping Center; Fort Mylner Properties, Inc., a wholly-owned subsidiary of HELM, owns the Fort Mylner Shopping Center and the Fort Mylner Commercial Center; Golden Orange Centers, Inc., a wholly-owned subsidiary of HELM, owns the Orange Grove Shopping Center; and Red Hook Plaza, Inc., a wholly-owned subsidiary of HELM, owns Red Hook Plaza. In addition, HELM directly owns two parcels, which it leases to tenants under long-term ground leases. LRI owns the Company's undeveloped real estate and operates the Company's commercial parks. HELM, LRI and each of their subsidiaries are U.S. Virgin Islands corporations. The Company intends to operate PFC as a separate subsidiary.


     [ Organizational chart showing HELM, LRI and PFC under Lockhart Caribbean Corporation; Fort Mylner Properties, Inc., Golden Orange Centers, Inc. and Red Hook Plaza, Inc. and HELM; Market Square East, Inc. and Sugar Estate Park, Inc. under LRI; and PFC-EC under PFC.]

The U.S. Virgin Islands


     The {{United States Virgin Islands}} (see Addendum C) are an unincorporated territory of the United States. The islands are located approximately 1,100 miles southeast of Miami and approximately 1,500 miles southeast of New York City. Puerto Rico is approximately 40 miles west of St. Thomas, and the British Virgin Islands are less than three miles northeast of St. John, one of the U.S. Virgin Islands. Charlotte Amalie, St. Thomas, is the capital. English is the official language, and the U.S. dollar is the currency of the U.S. Virgin Islands.

     More than fifty islands make up the U.S. Virgin Islands. The three principal islands are St. Croix, St. Thomas and St. John. St. Croix (82 square miles) is the largest of the three islands and is known for its rolling hills and broad central plain, which separates the dry east end from the more tropical west end. St. Thomas (32 square miles) is the commercial hub of the U.S. Virgin Islands and is the second most cosmopolitan island in the Caribbean, after Puerto Rico. Two-thirds of St. John (20 square miles) is dedicated to the National Park System. St. Thomas and St. John are distinguished by a mountainous topography with numerous sandy beaches and inlets along the shoreline.

     Tourism accounts for a large portion of the U.S. Virgin Islands' economy. In 1994, 1995 and 1996, total visitor expenditures were approximately $919.6 million, $822.3 million, and $687.4 million, respectively, in the U.S. Virgin Islands, with tourist expenditures accounting for approximately 68%, 65% and 49%, respectively. The majority of visitors arrive by cruise ship. In 1994, the U.S. Virgin Islands had approximately 1,921,400 visitors, of which approximately 1,242,900 were cruise passengers; in 1995, there were approximately 1,741,300 visitors, of which approximately 1,171,300 were cruise passengers; and in 1996, there were approximately 1,774,200 visitors, of which approximately 1,316,400 were cruise passengers. Tourism related employment accounts for a significant percentage of the labor force in the U.S. Virgin Islands. Specifically, in 1994, 1995 and 1996, tourism-related employment accounted for 19.2%, 18.8% and 15.5% of the labor force, respectively. The unemployment rates for the U.S. Virgin Islands in 1994, 1995 and 1996 were 5.6%, 5.7% and 5.2%, respectively. Recent declines in tourism and tourist-related expenditures and employment can be attributed almost entirely to Hurricane Marilyn. The Company expects that as damage from Hurricane Marilyn is repaired, tourism and related activity will recover and eventually surpass pre-hurricane levels.


Properties


{{Shopping Centers}}

Drakes Passage Shopping Mall
Fort Mylner Commercial Center
Fort Mylner Shopping Center
Grand Hotel Court
Lockhart Gardens Shopping Center
Orange Grove Shopping Center
Red Hook Plaza

{{Development Projects}}

Longford Industrial Park
Sugar Estate Commercial Centre
Lockhart Gardens Shopping Center - Garden Mall
Market Square East - Phase I
Lockhart Gardens Shopping Center - Phase II
Grand Hotel Court - Phase II
Sugar Estate Plaza

{{Ground Leases}}

Sugar Estate Park
Cinema One Building

{{Residential Property}}

{{Competition}}


Shopping Centers

     The Company's shopping centers range in size from approximately 11,000 to 140,000 square feet, and most properties include both retail and office space. The Company maintains an ongoing leasing and marketing program to enhance the cash flow potential of each operating property and to respond to tenant needs. Lockhart also follows a schedule of regular physical maintenance, renovation and refurbishment to preserve and increase the value of its properties.


     The following table sets forth certain information for each of the Company's shopping centers as of September 30, 1997:

                                     Year Built/   Net Rentable    Percent
                                      Acquired      Square Feet    Occupied
                                      --------      -----------    --------
{{Drakes Passage Shopping Mall}}        1920          33,000          89%
{{Fort Mylner Commercial Center}}       1996          10,800         100%
{{Fort Mylner Shopping Center}}         1996          26,200          93%
{{Grand Hotel Court}}                   1914          23,900(1)       60%
{{Lockhart Gardens Shopping
  Center}}                              1972          140,198(2)      75%
{{Orange Grove Shopping Center}}        1996           30,600         82%
{{Red Hook Plaza}}                      1995           32,145         75%

-------------
(1) Approximately 4,500 square feet are being held vacant in preparation for renovation as part of Grand Hotel Court - Phase II.
(2)  Includes a ground lease for 30,000 square feet, or approximately 0.7 acres.


     {{Drakes Passage Shopping Mall}} ("Drakes Passage") is located in the main tourist shopping and central business district of downtown Charlotte Amalie and offers access to pedestrian traffic from both Main Street and the Waterfront. Drakes Passage contains approximately 33,000 square feet of rentable space spread over two stories and a mezzanine, and is the only air-conditioned shopping mall in the downtown area. The first floor has 20,500 square feet of primarily tourist-oriented retail space and was 87% occupied as of September 30, 1997; the second floor has 12,500 square feet of office space and was 93% occupied as of September 30, 1997. Retail tenants include Boolchands, Cosmopolitan, Perfume Palace and Diamond's International.

             [Photograph of Drakes Passage taken from Main Street.]

 {{Inside}} / {{Aerial}} / {{Floor Plan}} / {{Map}} / {{More}} (see Addendum D)

                                Lease Expirations

                  Number        Total Net Rentable         Percent of Net
Year            of Tenants         Square Feet          Rentable Square Feet
----            ----------         -----------          --------------------
1998                2                    308                     2.4%
1999                1                    551                     1.6%
2000                4                  1,709                     5.0%
2001                2                  1,409                     4.2%
2002-7             18                 21,637                    65.0%


                             1996       1995       1994       1993       1992
                             ----       ----       ----       ----       ----
Occupancy Rate(1)              85%        73%        99%        93%        82%
Average Net Effective
Rent per Square Foot       $30.01     $31.52     $26.57     $23.45     $27.28
-------------
(1) Decreased occupancy rates during 1996 and 1995 were attributable to damage caused by Hurricane Marilyn.

     {{The Fort Mylner Properties}} consist of the Fort Mylner Commercial Center with approximately 10,800 square feet of rentable space on two floors and the Fort Mylner Shopping Center with approximately 26,200 square feet of rentable space. The total parking spaces available at both properties is approximately
115. Both properties were acquired by the Company in June 1996 for an aggregate purchase price of $6.4 million. The Fort Mylner properties are located in the business district of the Tutu area, one of the most populous residential communities on St. Thomas.


     The Tutu commercial area market consist of approximately 356,000 square feet of aggregate retail and office square footage that directly competes with the Fort Mylner properties. As of late 1996, the average quoted market rental rates per square foot were $27.50 and $21.50 for retail and office space, respectively.

     For the year ended December 31, 1996 (representing six months of ownership and management by the Company) and the nine months ended September 30, 1997, utility expense was approximately $27,395 and $65,019, respectively, and expense for repairs, maintenance and professional services were approximately $28,311 and $33,387, respectively.


     The Company is currently evaluating the nature, extent and timing of capital improvements that will be undertaken during the next five years. Major projects identified consist of realigning the access points to the properties, installing a generator to service the shopping center and painting the exterior of the shopping center. Management believes that a portion of the expenditures associated with painting the shopping center will be recovered from the tenants, as will the maintenance associated with the generator.

     The Company, after reasonable inquiry, is not aware of any material factors, other than those discussed above, that would cause the audited Statement of Revenue and Certain Expenses of Fort Mylner Properties, Inc. for the twelve month period ended June 30, 1997, contained elsewhere in this Prospectus not to be necessarily indicative of future operating results.

                 [Photograph of Fort Mylner Commercial Center.]

                  [Photograph of Fort Mylner Shopping Center.]


     The Fort Mylner Commercial Center provides office space to three primary tenants: BPPR occupies approximately 2,700 square feet, with two drive-thru lanes and an automated teller machine; Vitelcom, a cellular telephone provider, leases approximately 2,700 square feet; and Globalvest Management Company, L.P., a mutual fund investment firm, leases approximately 4,050 square feet. The Fort Mylner Shopping Center consists of three one-story buildings with 21,600, 2,800 and 1,800 square feet of rentable space. Material lessees at the shopping center operate a home furnishings store, a convenience store and a furniture store. Other tenants include CommoLoco, Inc. (a small loan finance company) and Kentucky Fried Chicken.


       {{Close-Up}} / {{Site Plans}} / {{Map}} / {{More}} (See Addendum E)

                        Combined Lease Expirations
                        --------------------------
             Number        Total Net Rentable         Percent of Net
Year       of Tenants         Square Feet          Rentable Square Feet
----       ----------         ------------         --------------------
1998           1                  4,050                    10.9%
1999           4                  8,700                    23.5%
2000           2                  1,500                     4.0%
2001           1                  1,200                     3.2%
2002-7         4                 11,850                    32.0%


                          Fort Mylner Commercial Center
                          -----------------------------

                                              1996
                                              ----
Occupancy Rate                                 100%
Average Net Effective
Rent per Square Foot                        $21.13

                           Fort Mylner Shopping Center
                           ---------------------------

                                              1996
                                              ----
Occupancy Rate                                 100%
Average Net Effective
Rent per Square Foot                        $23.47

     The tax basis for the Fort Mylner properties is approximately $3,962,000, and they have a remaining depreciable life of 30.5 years under the modified accelerated cost recovery system ("MACRS") depreciation methodology. The realty tax rate is 1.25% of assessed value.

     {{The Grand Hotel  Court}} (the "Grand  Hotel") is located at the beginning of the main tourist shopping district in downtown St. Thomas and one block from the municipal parking lot. The Grand Hotel complex consists of four two-story stone and timber buildings with an aggregate of approximately 24,000 net rentable square feet of retail and office space, of which 4,500 square feet will be available upon completion of Phase II. See "--Development Projects". Tenants include Irmela's Jewel Studio, Island Periodicals and International Voyager Media; no tenant occupies 10% or more of the rentable space.

     The Grand Hotel Court complex was originally built in the early 1800s and is located in the Charlotte Amalie historic district. Alfred H. Lockhart acquired the property in 1914. The Company extensively renovated the interiors and exteriors of three of the Grand Hotel's four buildings in 1994 for an aggregate cost of $1.9 million. Lockhart intends to invest approximately $1.4 million to complete the second phase of renovations to the Grand Hotel. See "--{{Development Projects}}".



                [Photograph of the main entrance to Grand Hotel.]

              [Artist's rendering of the exterior of Grand Hotel.]

   {{Inside}} / {{Close-Up}} / {{Aerial}} / {{Floor Plan}} / {{Site Plan}} /
                      {{Map}} / {{More}} (See Addendum F)

                            Lease Expirations
                            -----------------
              Number       Total Net Rentable         Percent of Net
Year        of Tenants        Square Feet          Rentable Square Feet
----        ----------        ------------         --------------------
1998            4                 3,376                    10.3%
1999            7                 6,763                    20.7%
2000           --                   --                       --
2001           --                   --                       --
2002-7          1                   855                     2.6%

                              1996        1995        1994        1993      1992
                              ----        ----        ----        ----      ----
Occupancy Rate                 67%         69%         31%         76%       70%
Average Net Effective
Rent per Square Foot       $35.62      $29.29      $25.25      $20.16    $24.48

     The tax basis for the Grand Hotel is approximately $4,390,000, and it has a remaining depreciable life of 28 years under MACRS. The realty tax rate is 1.25% of assessed value.


     {{Lockhart Gardens Shopping Center}} ("Lockhart Gardens") is located on the eastern edge of Charlotte Amalie and within walking distance of the main cruise ship dock. Lockhart Gardens consists of approximately 140,200 square feet of net rentable square feet, which includes a ground lease of approximately 30,000 square feet. Lockhart Gardens has approximately 245 parking spaces. The Company's major tenant will be a department store operated by Kmart Corporation ("Kmart"). Kmart has leased approximately 60,000 square feet at Lockhart Gardens. The space leased by Kmart was formerly occupied by Woolworth Corp. ("Woolworth"), which has closed its operations in the U.S. Virgin Islands as part of its previously announced intention to exit the general merchandise business in the United States. Other key tenants currently include BPPR and Footlocker.


     A supermarket was operated pursuant to a ground lease of 30,000 square feet of land until Hurricane Marilyn destroyed the entire shopping center, including the supermarket, in September 1995. The supermarket continues to make its lease payments but has not begun reconstruction of the building, as required under its lease. Lockhart and the ground lessee are presently in litigation regarding this matter and hope to achieve an amicable resolution, which may include assigning the ground lease to another party willing to reconstruct the facility. The
Company has reconstructed one-half of the shopping complex and intends to complete reconstruction of the complex upon resolution of the dispute concerning the supermarket's ground lease. See "--{{Development Projects" -- Lockhart Gardens Shopping Center -- Phase II}}.


     Woolworth decided to close its department store operations throughout the United States, including the U.S. Virgin Islands, and as of October 31, 1997, ceased retail sales at Lockhart Gardens. Woolworth's lease does not expire until 2001, and it is obligated to make base rental payments and tenant reimbursements until 2001. The Company and Woolworth are currently negotiating a lease termination agreement. Kmart will take possession of the space formerly occupied by Woolworth on January 1, 1998, pursuant to the terms of Kmart's lease with the Company. Kmart anticipates commencement of retail activity in March, 1998.

                [Photograph of the exterior of Lockhart Gardens.]

           {{Close-Up}} / {{Aerial}} / {{Site Plan}} / {{Rendering}} /
                       {{Map}} / {{More}} (See Addendum G)

                             Lease Expirations
                             -----------------
               Number       Total Net Rentable          Percent of Net
Year         of Tenants        Square Feet           Rentable Square Feet
----         ----------        ------------          --------------------
1998            --                   --                        --
1999             2                35,120(1)                   25.0%
2000            --                   --                        --
2001             1                 3,500                       2.5%
2002-7           2                62,560(2)                   44.6%
-------------
(1)      Includes the ground lease of 30,000 square feet.
(2)      Includes 60,000 square feet leased by K-Mart.


                           1996     1995     1994       1993       1992
                           ----     ----     ----       ----       ----
Occupancy Rate              72%      98%      98%        98%        98%
Average Net Effective
Rent per Square Foot     $5.91    $9.25    $9.25      $9.34      $9.92

     The tax basis for Lockhart Gardens is approximately $4,300,000, and it has a remaining depreciable life of 21.5 years under MACRS. The realty tax rate is 1.25% of assessed value.

     {{Orange Grove Shopping  Center}}  ("Orange Grove") is located just outside of Christiansted, the largest town on St. Croix, on the main traffic artery leading westward out of town. The Company acquired Orange Grove in June 1996 for an aggregate purchase price of $3.6 million. The approximately 30,600 square feet of net rentable square feet at Orange Grove are used for retail and office space. The major tenant is BPPR which leases approximately 5,400 square feet. Other tenants include Kentucky Fried Chicken, PC Paradise (a computer retail and service company) and the Medical Air Services Association.

     The Christiansted area submarket consists of approximately 125,000 square feet of aggregate retail and office square footage in shopping centers that directly compete with Orange Grove. As of late 1996, the average quoted market rental rates per square foot were $13.50 and $10.50 for retail and office space, respectively.

     For the year ended December 31, 1996 (representing six months of ownership and management by the Company) and the nine months ended September 30, 1997, utility expense was approximately $19,931 and $33,085, respectively, and expense for repairs, maintenance and professional services were approximately $8,778 and $12,730, respectively.

     The Company is currently evaluating the nature, extent and timing of capital improvements that Orange Grove will require during the next five years. Major projects identified consist of revising the ingress and egress points and painting the exterior. Management believes that a portion of the expenditures associated with painting will be recovered from the tenants.

     The Company, after reasonable inquiry, is not aware of any material factors, other than those discussed above, that would cause the audited Statement of Revenue and Certain Expenses of Golden Orange Centers, Inc. for the twelve month period ended June 30, 1997 contained elsewhere in this Prospectus not to be necessarily indicative of future operating results.

                  [Photograph of the exterior of Orange Grove.]

 {{Close-Up}} / {{Aerial}} / {{Site Plan}} / {{Map}} / {{More}} (See Addendum H)

                           Lease Expirations
                           -----------------
             Number        Total Net Rentable          Percent of Net
Year       of Tenants         Square Feet           Rentable Square Feet
----       ----------         ------------          --------------------
1998           2                  2,800                      9.2%
1999           1                  1,400                      4.6%
2000           3                  5,600                     18.3%
2001           1                  1,400                      4.6%
2002-7        --                     --                       --



                                    1996                1995
                                    ----                ----
Occupancy Rate                       86%                 95%
Average Net Effective
Rent per Square Foot             $15.35              $15.35

     The tax basis for Orange Grove is approximately $3,082,000, and it has a remaining depreciable life of 30.5 years under MACRS. The realty tax rate is 1.25% of assessed value.


     {{Red Hook Plaza}} (the "Plaza") is located in the Red Hook area on the eastern side of St. Thomas. The Company acquired the Plaza in February 1995 for an aggregate purchase price of $5.5 million. The approximately 36,000 square feet of net rentable square feet in the Plaza is spread over two buildings; the main two-story building has both retail and office space and the one-story building is used as a restaurant. Major tenants at the Plaza are a supermarket with approximately 4,800 square feet and a pharmacy with approximately 3,877 square feet. Other retail tenants include BPPR and several eateries. The second floor office space consists primarily of medical suites.

                   [Photograph of the exterior of the Plaza.]

             {{Close-Up}} / {{Site Plan}} / {{Map}} (See Addendum I)

                            Lease Expirations
                            -----------------
              Number        Total Net Rentable          Percent of Net
Year        of Tenants         Square Feet           Rentable Square Feet
----        ----------         ------------          --------------------
1998            2                  1,970                      6.1%
1999            5                  6,689                     20.8%
2000            2                  1,988                      6.1%
2001-6          5                 12,269                     38.1%


                           1996       1995       1994       1993       1992
                           ----       ----       ----       ----       ----
Occupancy Rate              98%        90%        90%        90%        90%
Average Net Effective
Rent per Square Foot    $24.25     $23.64     $22.50     $21.38     $20.35

     The tax basis for the Plaza is approximately $5,212,000, and it has a remaining depreciable life of 29.5 years under MACRS. The realty tax rate is 1.25% of assessed value.

Ground Leases

     {{Sugar Estate Park}} (the "Park") is a commercial  business park developed by the Company on the eastern edge of Charlotte Amalie, mid-island on St. Thomas. The Park consists of an aggregate of approximately 11.7 acres of land, which has been subdivided for lease to tenants under long-term ground leases or development by the Company.


     Lockhart has leased an aggregate of approximately 5.4 acres to four commercial tenants under long-term ground leases at the Park. In addition, there are two one-acre parcels available for lease. The Company provides paved roads and underground utility access at the Park, and tenants construct their own facilities. Current tenants operate a self-storage facility, a building supply store, a corporate office and distribution center for a local retail operation and an electrical supply outlet. Three of these leases expire in 2000, and the fourth expires in 2001. Each lease is subject to two five-year renewal options. Upon expiration of each tenant's lease, the Company will obtain ownership of all improvements on the land.


     The Company has reserved approximately 2.5 acres at the Park to develop two projects. See "--{{Development Projects--Sugar Estate Commercial Centre}}" and "--{{Sugar Estate Plaza}}".


     The tax basis for the Park is approximately $1,064,000, and the realty tax rate is 1.25% of assessed value.

                        [Aerial Photograph of the Park.]

       {{Inside}} / {{Aerial}} / {{Site Plan}} / {{More}} (See Addendum J)


     {{Cinema One  Building}} is located in a residential  area near the eastern edge of Charlotte Amalie and sits on approximately one acre of land owned by Lockhart. The Company has leased the parcel under a triple-net, long-term ground lease that expires in December 2009, and the tenant has constructed a two-story building on the property. The property is commonly referred to as the Cinema One Building because of the multi-screen theater located there. The building also has office space. Upon expiration of the lease, Lockhart will obtain ownership of the building and all improvements.

                      [Photograph of Cinema One Building.]

             {{Close-Up}} / {{Site Plan}} / {{Map}} (See Addendum K)

Development Projects

     The following table sets forth certain information for each of the Company's projects under development as of September 30, 1997:

                                                               Estimated
                                          Estimated Cost    Completion Date
                                          --------------    ---------------
{{Sugar Estate Commercial Centre}}         $0.9 million              1998
{{Lockhart Gardens Shopping Center -
  Garden Mall}}                            $0.5 million              1998
{{Market Square East--Phase I}}            $1.8 million              1998
{{Longford Industrial Park}}               $1.3 million              1999
{{Lockhart Gardens Shopping Center -
  Phase II}}                               $5.5 million              1999
{{Grand Hotel Court - Phase II}}           $1.4 million              1999
{{Sugar Estate Plaza}}                     $5.3 million              2001(1)
-------------


(1) Estimated completion date for both Phase I and Phase II development.

     {{Sugar  Estate}}  Commercial  Centre will be located in Sugar Estate Park.

The Company will construct a multiple-use building suitable for tenants seeking warehouse, retail and showroom space. The approximately 14,500 square feet of rentable space in the planned building will be divided into eight bays ranging in size from 1,300 square feet to 4,500 square feet. The scheduled completion date is early-1998, and the estimated construction cost of $915,000 will be financed with proceeds from this offering and the LRI Loan.

             [Artist's rendering of Sugar Estate Commercial Centre.]

      {{Aerial}} / {{Site Plan}} / {{Rendering}} / {{Map}} (See Addendum L)

     {{Lockhart Gardens Shopping Center-Garden Mall}} involves the creation of a mini-mall area within the existing shopping center with an aggregate of 10,000 square feet of rentable space, consisting of 8 to 10 retail stores ranging in size from 500 to 1,000 square feet. The area will also include an elevator, public restrooms and an emergency generator. The estimated completion date is early 1998, and the estimated construction cost is $500,000. The Company expects to finance construction of the Garden Mall with proceeds from this offering and the Development Loan.

       [Drawing of the interior perspective of the proposed Garden Mall.]

            {{Site Plan}} / {{Rendering}} / {{Map}} (See Addendum M)

     {{Market Square East}} is a commercial park development, which will be located on the main highway that connects Charlotte Amalie to the eastern end of St. Thomas. To be developed in multiple phases as tenant demand requires, Phase I will include long-term ground leases with a retail and wholesale food discount chain and a movie theater chain (for the construction of a multi-screen cinema and restaurant complex). The Company will clear the site and construct the required infrastructure, consisting of parking facilities, utilities, drainage, power and access roads. The scheduled completion date of Phase I is the latter half of 1998, and the estimated construction cost to the Company of $1.8 million will be financed with proceeds from this offering and the LRI Loan.

     [Artist's rendering from an aerial perspective of Phase I development.]

     Phase II, currently in the preliminary development stage, will involve the Company rezoning a portion of the property for commercial use, executing long-term ground leases and constructing build-to-suit facilities for high-quality tenants. The Company will continue to provide the infrastructure, consisting of parking facilities, utilities, drainage, power and roads. The scheduled completion date is dependent on the progress of the Company's leasing program.

      {{Aerial}} / {{Site Plan}} / {{Rendering}} / {{Map}} (See Addendum N)

     {{Longford Industrial Park}} ("Longford") is located just off the main highway that connects Charlotte Amalie to the eastern end of St. Thomas, where the majority of the island's population resides. Longford will consist of 16 half-acre parcels available for long-term ground lease by light industry and manufacturers, who will construct their own facilities. The Company has cleared the site and public water and electrical power are available. Lockhart intends to construct paved roads, a sewage treatment plant and appropriate drainage and install electrical power and sewer connections to the subdivided parcels.
Construction of such improvements will begin once suitable tenants are identified. The Company has invested $100,000 as of September 30, 1997, and estimates that the total cost of Longford will be $1.3 million.

              {{Aerial}} / {{Site Plan}} / {{Map}} (See Addendum O)

     {{Lockhart Gardens Shopping Center-Phase II}} involves the construction of approximately 47,000 square feet of rentable space in the northern half of the shopping center, which includes 30,000 square feet currently subject to a ground lease. As a part of that development, the Company has arranged with the Division of Highway Planning of the Government of the U.S. Virgin Islands for the installation of signalized access from the main east-west roadway into the shopping center. The scheduled completion date is mid-1999 for an estimated cost of $5.5 million.

    [Artist's rendering of Lockhart Gardens following Phase II development.]

      {{Aerial}} / {{Site Plan}} / {{Rendering}} / {{Map}} (See Addendum P)

     {{Grand Hotel  Court-Phase  II}} involves the final phase of the renovation process of the entire property that began in 1994 with the first phase renovations of three of the four buildings surrounding the courtyard. This final phase of work is targeted to the fourth (main) building, which has frontage on the main artery of the tourist shopping district in downtown Charlotte Amalie, and will create a central atrium space and ground level passage surrounded at both levels by high-end retail shops and a theme restaurant at the second level. Approximately 4,500 square feet of additional space will be available for lease by the Company upon completion. The scheduled completion date is late 1999, at which time the property will be renamed the "Grand Galleria" and marketed as a high-end tourist shopping destination. The Company estimates construction costs of $1.4 million.

 [Artist's rendering of the central atrium of the main building at Grand Hotel.]

          {{Aerial}} / {{Site Plan}} / {{Floor Plan}} / {{Rendering}} /
                            {{Map}} (See Addendum Q)

     {{Sugar Estate Plaza}} will also be located in Sugar Estate Park and will be constructed in two phases. When completed, the two-building, three-story complex will provide approximately 55,000 square feet of rentable retail and office space. The Company has had preliminary discussions with certain primary tenants for the first phase of development. The scheduled completion date for the entire complex is early 2001, and the estimated construction cost is $5.3 million.

                   [Artist's rendering of Sugar Estate Plaza.]

              {{Aerial}} / {{Site Plan}} / {{Map}} (See Addendum R)


Residential Property


     The Company owns approximately 415 acres of undeveloped land on St. Thomas which are zoned for residential use of differing levels of density. The Company intends to selectively develop this land with single-family and multi-family residential developments. In some areas, Lockhart will limit its activity to the development of the infrastructure (roads, utilities and sewers) and subdivision of the property for sale as residential lots for individual homeowner construction. In some projects, Lockhart may joint venture with experienced residential developers to build homes to be offered for sale. In certain areas, the Company may sell parcels to other parties for development.


     Where appropriate, the Company may seek zoning changes or variances to maximize the development potential of its undeveloped real estate inventory. The re-zoning process is a 6-9 month process that involves both the Executive and Legislative branches of the Government of the Virgin Islands. The process commences with the formal filing of an Application to Amend the Official Zoning Map (the "Application") with the Virgin Islands' Legislature. The Application is forwarded by the Legislature to the V.I. Government's Department of Planning and Natural Resources ("DPNR") which undertakes an analysis of the re-zoning request. An Application file is then created by the DPNR, outlining the re-zoning request and the intended use of the land, and opened for public review and public impact assessment. Public hearings are scheduled by DPNR, with appropriate notification to the general public and adjacent property owners of the hearing dates. Upon completion of the public hearing, the DPNR makes a recommendation on the Application to the Virgin Islands' Legislature for its final consideration and action. A re-zoning request approved by the Virgin Islands' Legislature constitutes legislation that also requires the approval of the Governor of the U.S. Virgin Islands prior to amending the Official Zoning Map. The Company last submitted a re-zoning request in 1986 for 100 acres, which was approved by the Virgin Islands' Legislature and the Governor in 1987 and represented the largest single commercial development rezoning in the U.S. Virgin Islands in the last thirty years.

Competition

     Under certain circumstances, the Company may have difficulty in effectively competing against other parties for acquisition opportunities. In addition, numerous retail, office and commercial properties currently compete with the Company's operating properties in attracting and retaining tenants. Further, an increase in the number of competitive properties in any particular submarket in which the Company's properties are located could have a material adverse effect on the Company's ability to lease space and the rents charged at any property owned by the Company in accordance with the Company's internal growth strategy.

Acquisition of PFC


     Lockhart has entered into a Stock Purchase Agreement, dated as of October 3, 1997, to purchase the outstanding shares of stock from all of the shareholders of PFC. PFC is a U.S. Virgin Islands corporation, which was formed in 1993, and has its main office located on St. Croix. The Company plans to purchase the outstanding PFC shares for $687,500 and to use a portion of the proceeds from this offering to pay the purchase price. The acquisition of PFC is subject to regulatory confirmation by the Lieutenant Governor of the U.S. Virgin Islands acting in his capacity as Commissioner of Insurance. Although Lockhart has submitted its request for approval to the Lieutenant Governor and expects the Lieutenant Governor's approval, the timing of the process cannot be predicted with any certainty.


     PFC is engaged in the business of financing insurance premiums incurred by individuals and small companies seeking to insure primarily automobiles, personal residences, commercial buildings, boats and airplanes, as well as builder's risk or liability. PFC's business is generated through the referrals from insurance agents and brokers that are the first point of contact for the consumer in the procuring of insurance coverage. The insured will make an initial down payment on the insurance premium (20-30%) with the balance financed by PFC over a nine month period. The amount financed by PFC usually is sent directly to the insurance carrier or to its local agent. In the event the insured becomes delinquent, PFC has the right to cancel the policy and to draw on the unearned premium refunded by the insurance company to repay the balance owing on the loan. PFC also requires each insurance agent or broker to sign an agreement that stipulates the basis of the relationship and the flow of documents and funds with respect to coverage of the insured. The interest rate and repayment terms of the premium financed depend on whether the borrower is an individual or business entity, the amount of the down payment and the amount borrowed.


     PFC is the largest independent premium financing company in the U.S. Virgin Islands and has operations in the U.S. Virgin Islands, the British Virgin Islands and Anguilla (West Indies). In addition, PFC recently received government approval to do business in St. Maarten, Netherlands Antilles. Its primary competitors are smaller premium finance companies and insurance agents and insurers that will finance premiums for select, primarily larger, clients. Commercial banks also provide this service to select customers. In mid-1997, PFC expanded its services to other Caribbean markets to increase volume and achieve diversification. Through its wholly-owned subsidiary, Premium Finance Company (E.C.) Limited, an Anguilla (West Indies) corporation ("PFC-EC"), PFC is currently doing business in Antigua and Barbuda. PFC has a current network of twenty-two agents in the U.S. Virgin Islands, four in the British Virgin Islands, four in Anguilla and five in Antigua. Expansion plans for 1998 include St. Lucia, St. Vincent and Grenada. The Caribbean market represents a potential aggregate customer base of over five million people.


     PFC's staff consists of four individuals, with an additional two to be hired by the end of 1997. It is the Company's intent to retain the services of PFC's current employees, including its president Richard E.W. Grant. Mr. Grant is the founder of PFC and a former officer of Barclays Bank PLC, with over 30 years of experience in finance and banking on various Caribbean islands.

     In connection with the pending acquisition, the Company has loaned PFC $75,000, which will be converted into a capital contribution upon consummation of the acquisition. Lockhart has guaranteed a line-of-credit of up to $200,000 for PFC-EC at a local bank. In July 1997, two of the Company's executive officers, John P. deJongh, Jr. and Cornel Williams, were elected to the PFC board of directors. See "{{Management--Executive Officers and Directors}}".


Business and Growth Strategies


     The Company's fundamental business and growth strategies are focused on developing or acquiring shopping centers and office buildings that either serve the local community or are located in select tourist destinations, and a carefully planned diversification into the consumer financial services industry. The Caribbean market (with an aggregate population base of over five million) represents one of the fastest growing economic regions in the world, with tourism as the driving force behind that growth. The Company believes that as the island economies of the region grow, there will be a corresponding growth in the financial well-being of the resident population matched by a growth in the number and size of the businesses catering to increasing consumer demand for both goods and financial services. Based on this operating paradigm, the Company's business objectives are to develop the commercial locations out of which these businesses will operate and to offer select consumer financial services to serve consumer demand presently not met by the banks and other existing financial intermediaries of the region.


     Lockhart believes that a number of economic factors will enhance its ability to achieve its business objectives: (i) the continuing improvement in the economies of the U.S. Virgin Islands and other Caribbean markets following Hurricane Marilyn and other recent hurricanes in the region; (ii) the Company's focus on the growing consumer needs of the increasingly affluent resident populations of the region; (iii) in the U.S. Virgin Islands, the limited availability of undeveloped property zoned for commercial use and the continuing need for housing at various price levels; and (iv) apart from the limited traditional offerings of commercial banks, the general inadequacy of consumer financial services offered throughout the Caribbean region.


     The Company's primary business strategies are to: (i) actively manage its property portfolio to improve cash flow; (ii) complete its planned projects and develop its land holdings for their highest and best use; (iii) selectively execute real property acquisitions in strategic submarkets; and (iv) selectively expand its diversification into strategic segments of the financial services industry.


     External Growth


     The Company intends to grow externally by acquiring additional developed commercial properties in the U.S. Virgin Islands and in other Caribbean markets that meet the Company's investment criteria, and by diversifying into the consumer financial services field through the acquisition or development of businesses offering select consumer financial services. The strengthening of the U.S. Virgin Islands economy and the continued growth in the various Caribbean markets as a result primarily of tourism will continue to enhance the economic well-being of the resident population. The Company's business strategy, which has been successful in the U.S. Virgin Islands, is to focus primarily on the region's resident population and provide commercial real estate locations that allow businesses to reach the local consumer. The Company's initiative into financial services follows the same premise--to serve the growing consumer financial services needs of the resident population.


     Lockhart is one of the oldest continuous operators of commercial properties in the U.S. Virgin Islands. Through the years, the Company has assembled a unique collection of commercial properties that cater to tourists and serve the local community. Lockhart intends to expand and diversify its Virgin Islands presence by acquiring properties within other submarkets on St. Thomas and St. Croix. The Company's business strategy and economic model also will result in consideration of expansion in select tourist and local community submarkets throughout the eastern Caribbean. The Company believes that its Caribbean base, its knowledge of the region and its long-standing relationships with tenants, real estate professionals, financial institutions and other sectors of the U.S. Virgin Islands community offer significant competitive advantages in seeking investment opportunities in the U.S. Virgin Islands and elsewhere in the Caribbean region.


     The Company believes that diversification into the financial services industry is a logical extension of its operations in light of Lockhart's history, the backgrounds of the members of the Executive Committee, and the Company's recognition of market opportunities. The founder of the Company, Alfred H. Lockhart, also founded a bank in the Virgin Islands (then the Danish West Indies), and he, his son and his grandson each served on the board of directors of that bank and its successors until its merger into a federally chartered U.S. bank. Separately, the Company has established relationships with financial service providers in the U.S. Virgin Islands and throughout the Caribbean that has resulted in the identification of business opportunities that remain untapped by existing businesses offering financial services in the targeted markets. In addition, the members of the Executive Committee (George H.T. Dudley, Wesley S. Williams, Jr. and John P. deJongh, Jr.) and Richard E.W. Grant, the president of the soon to be acquired PFC, each have extensive experience in the financial services industry. See "{{Management Executive Officers and Directors}}". These factors should allow the Company to capitalize on the growth opportunities in the non-banking, consumer financial services field in the Caribbean.

     For example, the Company believes that significant opportunities exist in the insurance premium finance business. Insurance premiums in the Caribbean are significantly higher than premiums charged for comparable coverage in the continental United States. Homeowners insurance premiums currently average approximately $2.50 per one hundred dollars of coverage in the U.S. Virgin Islands, compared to $0.90 per one hundred dollars of coverage in Florida. These high annual premiums create a demand for short-term financing that banks and other financial intermediaries generally do not offer. Thus, as a first step in the Company's diversification into the financial services industry, the Company is acquiring PFC and its wholly owned subsidiary. See "{{Acquisition of PFC}}". Lockhart's intent is to proceed aggressively on the Caribbean expansion of PFC with a focus on individuals and smaller commercial businesses and to build a Caribbean network and relations with commercial banks.


     Internal Growth

     The Company believes that significant opportunities exist to increase cash flow from its existing real property portfolio because they are high quality properties in desirable submarkets, and that such opportunities will be enhanced as the U.S. Virgin Islands economy continues to grow. The Company's strategy for maximizing the benefits from these opportunities include: (i) maintaining and improving occupancy rates through pro active management and aggressive leasing;
(ii) realizing fixed contractual base rental increases or increases tied to indices; (iii) passing through to tenants certain reimbursable expense items;
(iv) capitalizing on economies of scale arising from the size of the property portfolio; (v) selectively developing its commercial real estate holdings; and
(vi) developing its residential property inventory to cater to the continuing demand for home ownership.

     Maintaining and Improving Occupancy Rates. The Company believes that it has been successful in attracting, expanding and retaining a diverse tenant base by actively managing its properties with an emphasis on tenant retention and satisfaction. The Company utilizes its market position and its relationships with a broad array of real estate professionals and tenants to implement its leasing efforts and to monitor and understand the current and future space needs of retail and office tenants in various submarkets. This constant contact with the local market enables the Company to attract and place tenants throughout its properties, thereby improving the Company's penetration in the tenant community. The Company believes that the breadth of its submarket presence provides it with an advantage to successfully compete for tenants by offering a wide variety of space and location alternatives both to prospective tenants and to existing tenants whose facility requirements change over time.

     Contractual Base Rental Increase. The Company's standard lease agreement contains either fixed contractual rental increases in the tenant's base rent or increases which are tied to indices, such as the Consumer Price Index. Between January 1, 1995 and December 31, 1996, the contractual annual base rents at the Company's operating properties increased by an aggregate of approximately $126,873 due to such increases.

     Pass-through of Certain Operating Costs. In the execution of all new lease agreements, the Company implemented a policy of passing through to tenants certain common area maintenance charges applicable to the commercial development in which they rent. The expense charged to each tenant is determined proportionately based on the percentage of the gross square footage specifically occupied by the tenant. Approximately 47% of the Company's existing leases contain such expense pass-through provisions.

     Capitalizing on Economies of Scale. The size of the Company's portfolio permits the Company to enhance its portfolio value by lowering operating costs and expenses incrementally. The Company seeks to capitalize on economies of scale resulting from the maintenance of centralized accounting and property management systems, which spreads administrative costs over all of the operating properties, thereby reducing the per square foot administrative expense. The Company also strives to minimize overhead by controlling corporate and administrative expenses and assigning responsibility for multiple properties to its centralized maintenance staff. Acquisition, management, leasing, renovation and development activities are coordinated to enhance responsiveness to market opportunities and tenant needs. The facilities manager ensures that renovation and maintenance work is done in a timely manner. The property manager interacts with the Company's tenants, responds to tenant needs, supervises leasing and marketing activities, and works closely with the development manager in identifying and initiating market opportunities on undeveloped properties and within operating properties. This integrated approach permits the Company to analyze the economic terms and costs (including tenant build-out and retrofitting costs) for each lease on a timely and efficient basis. With respect to the development manager, the Company has the in-house capability to analyze submarket opportunities to ensure that a property under consideration for acquisition is fundamentally sound in terms of its structure, access and further development potential. In the context of the Company's own development activities, site analysis, preliminary design development and conceptualizing proposed responses to the specific requests of potential tenants are all handled in-house by the development manager. With respect to acquisitions, the Company can analyze quickly the costs of upgrades and lease-up potential. The Company is able to commit to leasing and acquisition terms quickly, facilitate timely deal execution and build-out of space for prospective tenants and minimize downtime between lease rollovers.

     Commercial Property Development. The Company is actively planning and executing the development of its commercial property holdings and has six projects scheduled to be completed by the end of 1999. See Properties Development Projects". Several of the Company's projects offer future development opportunities. For example, the Market Square East Phase I project is only a five acre first phase of development for the planned commercial park that ultimately will consist of approximately 50 acres. Although additional development at Market Square East cannot be assured, the Company already is seeking suitable tenants for subsequent phases.


     Residential Property Development. The Company owns approximately 415 acres of undeveloped land on St. Thomas which is zoned for residential use at various density levels. The Company intends to selectively develop its undeveloped residential property portfolio by working with experienced residential developers to design and construct single-family and multi-family residential developments. In some developments, Lockhart will limit its involvement to providing the infrastructure (such as roads, utilities and sewers) and subdividing the property for sale as residential lots for construction by others. Lockhart also may develop neighborhood retail commercial centers to support such residential communities, when appropriate. See "--{{Properties-- Undeveloped Property}}".

Investing and Financing Policies

     The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders.

     Investment Policies


     The Company's investment objective is to achieve long-term capital appreciation through increases in the Company's value. The Company expects to pursue its investment objective through ownership of and improvements to its operating properties, by developing, leasing or selling its undeveloped property to maximize each parcel's potential, to selectively acquire other real estate properties, and to develop or acquire stategically positioned financial services related businesses. The Company currently intends to invest in or develop retail, office or commercial properties in the U.S. Virgin Islands. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property locations, size and market as well as line-of-business, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property, business or geographic area. In addition, the Company may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.


     The Company may also participate with third parties in property development or ownership, through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio.

     Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the Common Stock. Investments are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

     While the Company's current portfolio consists of equity investments in commercial real estate, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests. The Company does not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

     The Company also may invest in securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     The Company does not currently intend to dispose of any of the operating properties, although it reserves the right to do so if, based upon management's periodic review of the Company's portfolio, the Board of Directors determines that such action would be in the best interests of the Company. Any decision to dispose of an operating property will be made by the Company and approved by a majority of the Board of Directors.

     Financing Policies


     As a general policy, the Company will incur indebtedness only if the operating property or project will generate sufficient cash flow to service the related debt. The Company may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities and other factors. If the Company's policy with respect to indebtedness were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company. See "{{Risk Factors--No Limitations on Debt}}."


     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

     Policies With Respect to Other Activities


     The Company has authority to offer Common Stock, Preferred Stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise, and may engage in such activities in the future. The Company has not issued Common Stock or any other securities in exchange for property or any other purpose. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. See "{{Description of Capital Stock--Preferred Stock}}". The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers for the purposes of exercising control. The Company has made loans to certain stockholders, but does not intend to make loans to its stockholders in the future. Any future loan or advance to an executive officer, director of stockholder of the Company will be for a bona fide business purpose and approved by a majority of the disinterested directors of the Company. In addition, material transactions with the Company's executive officers, directors or 5% stockholders will be on terms no less favorable than can be obtained from unaffiliated third parties. However, the Company may in the future make loans to unaffiliated third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Directors without a vote of the stockholders.


Environmental Considerations

     Under various federal and local environmental laws, rules and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substance or petroleum product releases on its property and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

     The Fort Mylner properties, acquired by the Company in June 1996, include land where a gas station had been located. The gas station no longer exists at the site, and its underground storage tanks have been removed. The seller of the Fort Mylner properties provided the Company with previously commissioned reports indicating that any contaminated soil had been removed and no contamination remained at the site. The Company has no reason to believe that any of the other properties acquired as part of this acquisition required any environmental assessment. The Company has not undertaken or been required to undertake any environmental assessment reports for any of its other properties.

     The Company believes that the properties are in compliance in all material respects with all federal and local laws, rules and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by a governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

Employees


     As of September 30, 1997, the Company had a total of 17 employees. PFC currently has four employees, whom the Company intends to retain. None of the Company's or PFC's employees are represented by a labor union. The Company considers its relationships with its employees to be good.


Litigation

     There are no legal proceedings to which the Company is a party, other than routine litigation incidental to the business of the Company, which is not otherwise material to the business or financial condition of the Company.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and directors of the Company are as follows:

           Name               Age             Position
           ----               ---             --------

{{George H.T. Dudley}}.......  48   Co-Chairman of the Board of Directors and Co-CEO
{{Wesley S. Williams, Jr.}}..  55   Co-Chairman of the Board of Directors and Co-CEO
{{John P. deJongh, Jr.}}.....  40   President, Chief Operating Officer and
                                    a Director
{{Cornel Williams}} .........  40   Secretary, Treasurer and Chief Financial Officer
{{Etienne R. Bertrand}}......  46   Senior Vice President-Development
{{Marna L. Green}}...........  45   Vice President-Property Management
{{Alton L. Adams}}...........  40   Director
{{Lisa S. Curreri}}..........  57   Director
{{Kathleen P. Goldberg}}.....  53   Director
{{William H. Hastie}}........  50   Director
{{Herbert E. Lockhart, III}}.  46   Director
{{John E. Oxendine}}.........  55   Director

     George H.T. Dudley is Co-Chairman of the Board of Directors and Co-CEO of the Company and has been a member of the Company's Executive Committee since 1987. A member of the Virgin Islands and Pennsylvania Bars, and the founder in 1978 and managing partner of the firm of Dudley, Topper and Feuerzeig (the largest law firm in the Virgin Islands), Mr. Dudley specializes in financial services, real estate, finance, and corporate management, and general commercial law. Mr. Dudley is a member of the Board of Trustees of the University of the Virgin Islands (where he serves on its Executive Committee and as chairman of the Board's Committee on Finance), a member of the American Law Institute (serving on the Institute's governing Council and its Executive Committee), and a current member and past Chairman of the Villanova Law School Board of Consultors. Mr. Dudley received his undergraduate degree from George Washington University and his J.D. from Villanova University. In 1994, Mr. Dudley received the honorary title of Chevalier (Knight) from the King of Belgium for his years of service as Honorary Consul of Belgium. Mr. Dudley served as an Adviser to the Restatement of the Law, Third, Property (Mortgages), published by the American Law Institute, and currently serves as an Adviser to the Institute's Restatement of the Law, Third, Property (Joint Ownership), presently in development.

     Wesley S. Williams, Jr. is and Co-Chairman of the Board of Directors and Co-CEO of the Company and has been a member of the Company's Executive Committee since 1987. A member of the District of Columbia and New York Bars, and a partner since 1975 in the firm of Covington & Burling -- which has law offices in Washington, D.C., London and Brussels, and a correspondent office in Paris --Mr. W. Williams specializes in financial services, real estate, finance, and corporate and securities law. Mr. W. Williams is a member of the Board of Trustees (and of its Executive Committee) of Penn Mutual Life Insurance Company (sole parent of, inter alia, Janney Montgomery Scott), of the Board of Directors (and of its Executive Committee) of CarrAmerica Realty Corporation, of the Board of Managers of Blackstar L.L.C., and of the Boards of Directors of Blackstar Communications, Inc. and of the

Federal Reserve Bank of Richmond. Mr. W. Williams was formerly Chairman of the Boards of Directors of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc. and a member of the Board of Directors of Salomon Inc. (sole parent of Salomon Brothers Inc, Phibro Inc. and Phibro Energy Production, Inc.), A member of the American Law Institute, Mr. W. Williams at one time held a faculty appointment at Columbia University Law School, and later served as an Adjunct Professor of real estate finance and financial services law at Georgetown University Law Center. Mr. W. Williams holds B.A. and J.D. degrees from Harvard University, an M.A. degree from Tufts University's Fletcher School (earned as a Woodrow Wilson Fellow), and an LL.M. degree from Columbia University Law School. Confirmed by the U.S. Senate and House of Representatives as a member of the Board of Regents of the Smithsonian Institution, Mr. W. Williams formerly served as a member of the Board of Overseers (and of its Executive Committee) of Harvard University.

     John P. deJongh, Jr. has served as President and Chief Operating Officer of the Company and as a member of its Board of Directors since 1996. Prior to joining Lockhart, Mr. deJongh was a Senior Managing Consultant with Public Financial Management, Inc. (co-managing the firm's strategic municipal consulting practice), from 1993 to 1996; and earlier served as Executive Assistant to the Governor of the U.S. Virgin Islands, from 1990 to 1992, and as the U.S. Virgin Islands' Commissioner of Finance, from 1987 to 1990. While holding these government positions, Mr. deJongh also served as Chairman of the U.S. Virgin Islands Water and Power Authority (1987 to 1992), as Executive Director of the U.S. Virgin Islands Public Finance Authority (1988 to 1990), and as Chairman of the U.S. Virgin Islands Tax Review Board, Secretary of the U.S. Virgin Islands Banking Board, and a member of the U.S. Virgin Islands Small Business Development Agency (in each instance, 1987 to 1990). Mr. deJongh has been a Vice President-Country Consumer Manager (responsible for consumer credit in the U.S. and British Virgin Islands, and on St. Maarten, Netherlands Antilles), having earlier served as a Second Vice President-Corporate Lending, in each instance with Chase Manhattan Bank, N.A., on St. Thomas, U.S. Virgin Islands (1984 to 1987). Mr. deJongh is a graduate of Antioch College and of Chase Manhattan Bank's Corporate Credit Development Program. Mr. deJongh serves as President of the Karen Ingeborg Lockhart Foundation, and is a member of the Boards of Directors of the Community Foundation of the U.S. Virgin Islands, and of the St. Thomas/St. John Chamber of Commerce.


     Cornel Williams, who is not related to Mr. W. Williams, has served as the Company's Corporate Secretary and Treasurer (Chief Financial Officer) since 1996. Prior to joining Lockhart, Mr. C. Williams served as Accounting Manager of the U.S. Virgin Islands Port Authority from 1992 to 1996, as Finance Manager, Virgin Islands Telephone Corporation, and Assistant Controller, Guyana Telephone and Telegraph Company Ltd. from 1990 to 1992, as Controller, Cowpet Beach Resort Development on St. Thomas from 1989 to 1990, as a financial analyst for Ford Motor Company in Detroit, from 1986 to 1988, and as Financial Manager, Virgin Islands Maritime Services from 1982 to 1984. Mr. C. Williams received his M.B.A. (with a concentration in finance) from the University of Illinois, having earlier received a baccalaureate degree from the University of the Virgin Islands, where he currently serves as an adjunct instructor in business administration and finance.

     Etienne R. Bertrand has served as the Company's Senior Vice President - Development since 1990 and as Secretary of the Company from 1991 to 1996. Prior to joining Lockhart, Mr. Bertrand served as Senior Project Manager--Eastern Region with the Barker Partrinely Group in Houston and southern Florida from 1986 to 1990, as a Construction Manager with Gerald D. Hines Interests in Miami and Houston from 1981 to 1986, Project Architect with 3D/International in Houston from 1979 to 1981, Tenant Construction Manager with Gerald D. Hines CPS Division in Houston from 1978 to 1979, Project Job Captain with John S. Chase, FAIA in Houston from 1977 to 1978, and as Technical Production Coordinator with A.M. Kinney-Wm. J. Rabon & Associates in Cincinnati from 1975 to 1977. A licensed architect in the U.S. Virgin Islands and Texas, Mr. Bertrand received his bachelor of architecture degree from the University of Cincinnati.

     Marna L. Green has served as the Company's Vice President - Property Management since 1995, having been the Company's Property Manager from 1992 to 1995. Prior to joining Lockhart, Ms. Green served as Executive Administrator of Mahogany Run Condominiums on St. Thomas from 1986 to 1992, as Property Manager at Watergate Villas for Property Management Caribbean, Inc. on St. Thomas from 1982 to 1986, and as Administration and Reservations Assistant, at St. Thomas' Point Pleasant Resort from 1981 to 1982. Ms. Green studied at Michigan State University.

     Alton L. Adams was elected to the Company's Board of Directors in 1997. Since 1996, the Chief Operating Officer of The Faneuil Group in Boston (a marketing services organization providing database telemarketing and analytical services in the U.S., Canada and Australia), Mr. Adams previously served as Vice President - Sales with Equifax Financial Services Group from 1994 to 1996, as Vice President Marketing with TRW Information Services Group from 1987 to 1994, and as Manager - Planning and Business Development with Dun & Bradstreet Corporation from 1985 to 1987. Mr. Adams, who received his bachelor's degree from Georgetown University and his M.B.A. from the University of Pennsylvania's Wharton School, has been a guest lecturer in the field of marketing at the Anderson Graduate School of Business of the University of California at Los Angeles, and also at Germany's University of Mainz.

     Lisa S. Curreri was elected to the Company's Board of Directors in 1997. Since 1996, Ms. Curreri has been a name principal in the St. Thomas firm of McLaughlin Arguin Curreri Realtors, the Virgin Islands real estate brokerage firm where she has worked as a broker since 1989. Ms. Curreri served as a real estate sales associate with McLaughlin Realtors from 1979 to 1988, and was earlier employed by St. Thomas' WBNB, Channel 10. A graduate of Foxcroft School (Middleburg, VA), Ms. Curreri is a member of the National Association of Realtors. She holds the Certified Residential Specialist and Graduate Realtor Institute designations.

     Kathleen P. Goldberg was elected to the Company's Board of Directors in 1981. A Vice President of Beverly Hills Manuscript and Rare Coins, Inc., and a Trustee of its Profit and Pension Plan since 1981, Ms. Goldberg is active in community charities in the Los Angeles area, and previously chaired the 14th annual Vista Del Mar Child Care Service Fishing and Golfing Invitational. Ms. Goldberg studied at Cazanovia College and Howard University.

     William H. Hastie was elected to the Company's Board of Directors in 1997. Since 1994, Mr. Hastie has been a partner, Vice Chairman and an Executive Committee member with the law firm of Arnelle Hastie McGee Willis & Greene, Los Angeles, California. Previously, Mr. Hastie served as co-founder and managing partner of the law firm of Arnelle & Hastie, San Francisco, California, from 1985 to 1994, and as Undersecretary and General Counsel of California's State and Consumer Services Agency, from 1979 to 1983. Mr. Hastie received his bachelor's degree from Amherst College, a certificate from the University of Strasbourg, and his J.D. from Boalt Hall School of Law of the University of California at Berkeley. Mr. Hastie has been a member of the Board of Directors of the California HealthCare Foundation since 1996, having previously served as a member of the Board of Directors of Blue Cross of California from 1992 to 1996. He has also served as an Adjunct Professor of Law at the Graduate School of Public Policy of the University of California at Berkeley.

     Herbert E. Lockhart, III was elected to the Company's Board of Directors in 1985. Sole proprietor of a salvage business, Herbie's Big Tow, and a resource recovery consultant since 1990, Mr. Lockhart previously served as reconstruction project supervisor for St. Thomas' Mountaintop Condominium Association from 1991 to 1992. Mr. Lockhart was the Company's President from 1986 to 1990, and a Vice President of the Company from 1981 to 1986. Earlier, Mr. Lockhart served as the Manager of Operations and Water Technician for St. Thomas' Donoe Water Company from 1977 to 1980, and as a management trainee with the Hechinger Company in the Washington, D.C. suburbs. A graduate of Milton College, with further study at the Computer Institute of Boston, George Mason University, and the University of the Virgin Islands, Mr. Lockhart is the past President of the Rotary Club of St. Thomas, and of the Humane

Society of the Virgin Islands, and also served as Vice President of the Boy Scouts of America/Virgin Islands Council, and as Treasurer of St. Thomas' Masonic Lodge No. 356. Mr. Lockhart has also been active with the Navy League of the United States' St. Thomas/ St. John Council, and as a charter member of the Toastmasters Club of the Virgin Islands.


     John E. Oxendine was elected to the Company's Board of Directors in 1997. Since 1987, Mr. Oxendine has served as the founding Chairman and CEO of Blackstar Communications, Inc., a television broadcast holding company with stations in Florida, Michigan and Oregon. Since 1994, he has also served as founding Chairman and CEO of Blackstar L.L.C., also a television broadcast holding company, with additional stations in South Dakota and now sole parent of Blackstar Communications, Inc. Mr. Oxendine was recently appointed President and CEO of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc., a venture capital firm and supporting foundation, where he had served as President and CEO from 1981 to 1995. Previously, Mr. Oxendine served as Assistant Chief in the Financial Assistance Division of the Federal Savings & Loan Insurance Corporation from 1979 to 1981, as Assistant Manager with the Chicago, London, Mexico City, and New York offices of First National Bank of Chicago from 1974 to 1979, as a Senior Associate with Korn\Ferry Associates in Los Angeles from 1972 to 1974, as a Management Consultant with Fry Consultants in San Francisco from 1971 to 1972, and as a Management Advisor with the Bedford-Stuyvesant Restoration Corporation from 1968 to 1969. Mr. Oxendine received his bachelor's degree from Hunter College, and an M.B.A. from Harvard University's Graduate School of Business Administration, where he was a John Hay Whitney Fellow. Mr. Oxendine serves on the Boards of Directors of HSN, Inc., and of Medlantic Health Care Group.


Committees of the Board of Directors


     Executive Committee. The Board of Directors has a standing Executive Committee composed of, ex officio, the Co-Chairmen, George H.T. Dudley, and Wesley S. Williams, Jr., and the President, John P. deJongh, Jr. The Executive Committee assists the Board of Directors in setting corporate policies for the Company, and implements certain actions of the Board (e.g., overseeing the Company's operations from day to day, and serving as the boards of directors of the Company's several subsidiaries).


     Audit and Compliance Committee. The Board of Directors has a standing Audit and Compliance Committee composed of a chairman, William H. Hastie, and Alton L. Adams, Lisa S. Curreri, George H.T. Dudley and Wesley S. Williams, Jr. The Audit and Compliance Committee recommends the independent accountants to the Board of Directors to audit the financial statements of the Company, and reviews with such accountants their report thereon, including any questions and recommendations that may arise relating to such audit and report of the Company's internal accounting and auditing procedures. The Audit and Compliance Committee also pursues on behalf of the Board matters having to do with regulatory and other legal compliance.

     Executive Personnel and Compensation Committee. The Board of Directors has a standing Executive Personnel and Compensation Committee composed of a chairman, John E. Oxendine, and Kathleen P. Goldberg and Herbert E. Lockhart
III. The Executive Personnel and Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's executive officers and administers the Company's Long-Term Incentive Plan. The Executive Personnel and Compensation Committee also consults with management and with the Board of Directors on other executive personnel issues arising from time to time.

Director Compensation

     Directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Company's Board of Directors or committees thereof. Additionally, each non-employee director currently receives $500 for attending each meeting of the Board, a subscription to The Virgin Islands Daily News, and options each year to purchase up to 1,000 shares of Class A Common Stock at the fair market value at the date of grant. Directors who are employees of the Company receive no compensation for their service as directors of the Company.

Executive Compensation

     The following table shows compensation paid to, deferred or accrued for the benefit of each of the Company's executive officers whose salary and bonus for the year ended December 31, 1996 totaled at least $100,000 in the aggregate (the "Named Executive Officers") for all services rendered to Lockhart during the fiscal year ended December 31, 1996.

                           Summary Compensation Table

                                          1996 Annual Compensation
                                 ---------------------------------------------
Name and Principal Position        Salary         Bonus(1)       Other Annual(2)
---------------------------        ------         --------       ---------------

George H.T. Dudley
  Co-CEO and Co-Chairman          $30,000         $187,749             --
Wesley S. Williams, Jr.
  Co-CEO and Co-Chairman          $48,000         $187,749             --

John P. deJongh, Jr.
  President and Chief
  Operating Officer               $87,327         $ 60,000          $15,700
Etienne R. Bertrand
  Senior Vice President,
  Development                     $89,807         $ 61,700          $17,400
-------------

(1) The amount reported as Bonus for each Named Executive Officer consists of two components: (i) a July 31, 1995 to June 30, 1996 general performance bonus and (ii) a transaction-based bonus for the same period. Consistent with the Company's pay-for-performance policy, the bonuses were paid, as regards the first component, for particular achievements in the ongoing operations of the Company (including, among other factors, management of recovery after Hurricane Marilyn in September 1995), and as regards the second component, for successful conclusion of an acquisition of three shopping centers. Bonuses were paid both in cash and in shares of Class B Common Stock as follows:

                           Dudley       Williams        deJongh       Bertrand
                           ------       --------        -------       --------
Performance-Cash         $ 37,500       $ 37,500       $ 22,500       $ 25,000
Performance-Stock          16,700         16,700            ---          8,350
Transaction-Cash           67,000         67,000         37,500         20,000
Transaction-Stock          66,549         66,549         ---             8,350
                        ---------      ---------     ----------      ---------
                         $187,749       $187,749       $ 60,000       $ 61,700

     The value of the shares paid as bonuses is based on the fair market value of the Class B Common Stock on the date of grant, as determined by the Board of Directors of the Company. Following this offering, stock bonuses will be paid in shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock under the Company's Long-Term Incentive Plan and will no longer be paid in shares of Class B Common Stock.

(2) The amount reported for Mr. deJongh and Mr. Bertrand include $13,200 and $14,400 for a housing allowance, respectively. The Company has not included in the Summary Compensation Table the value of incidental personal perquisites furnished by the Company to the other Named Executive Officers, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officers.

Long-Term Incentive Plan

     Lockhart has adopted The Lockhart Caribbean Corporation Long-Term Incentive Plan (the "LTIP"). Pursuant to the LTIP, officers, selected employees (including employees who are also directors) and independent directors of Lockhart who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. Lockhart has reserved 1,000,000 shares of Lockhart Class A Common Stock for issuance under the LTIP.

     Subject to the maximum shares reserved under the LTIP, no individual may receive a stock option covering more than 100,000 shares of Lockhart Class A Common Stock in any year or be granted more than 100,000 shares of Lockhart Class A Common Stock, in any combination of performance awards, restricted stock or other stock-based awards that are subject to performance criteria in any year.

     The LTIP is to be administered by the Executive Personnel and Compensation Committee (the "Committee"). Subject to the provisions of the LTIP, the Committee has sole discretionary authority to interpret the LTIP and to determine the type of awards to grant, when, if, and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

     Options granted under the LTIP may be "Incentive Stock Options" ("ISOs"), within the meaning of Section 422 of the Code, or Nonqualified Stock Options ("NQSOs"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price of the Fair Market Value (as defined in the LTIP) of the Class A Common Stock on the date of grant in the case of ISOs and a minimum price of 85% of the Fair Market value on the date of grant in the case of NQSOs. In the discretion of the Committee, the option exercise price may be paid in cash or in shares of Class A Common Stock having a Fair Market Value on the date of exercise equal to the option exercise price, or by delivering to Lockhart a copy of irrevocable instructions to a stockbroker to deliver promptly to Lockhart an amount of sale or proceeds sufficient to pay the exercise price. There is no current intention to grant ISOs to any LTIP participant.

     The LTIP permits the Committee to grant Class A Common Stock appreciation rights ("SARs"). An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the Fair Market Value of the Class A Common Stock subject to the SAR on the date of exercise of the SAR less the exercise price of the related stock option, or such other price as the Committee may determine under the LTIP for such stock option. There is no current intention to grant SARs to any LTIP participant.

     The Committee may grant awards of stock as restricted stock, bonus stock or deferred stock. Shares of Class A Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted but will be subject to forfeiture in the event continued employment and/or other conditions established by the Committee at the time the award is granted are not satisfied. There is no current intention to grant restricted stock awards to any LTIP participant.

     A performance award or a deferred stock award will provide for the future payment of cash or the issuance of shares of Class A Common Stock to the recipient if continued employment or other performance objectives established by the Committee at the time of grant are attained. There is no current intention to grant performance awards or deferred stock awards to any LTIP participant.

     The performance objectives that must be attained to receive any award subject to performance criteria shall be selected by the Committee and shall be based on preestablished amounts of annual net income, operating income, cash flow, return on assets, return on equity, return on capital or total stockholder return. There are currently no such other written criteria established by the Committee.

     Dividend equivalents may be granted that provide for current or accrued value of dividends that may be paid in the future. Such dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares or awards, or otherwise reinvested. There is no current intention to grant dividend equivalents to any LTIP participant. Stock bonus awards, restricted stock awards and performance awards may, in the discretion of the Committee, be settled in cash, on each date on which shares of Class A Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value of such shares on such date.

     The LTIP may be amended, suspended or terminated by the Lockhart Board in whole or in part at any time; provided that no such amendment, suspension or termination of the LTIP may adversely affect the rights of or obligations to the participants without such participants' consent, and any such amendment, suspension or termination will be subject to the approval of Lockhart's stockholders to the extent required by any federal or state law or regulation of any stock exchange on which Class A Common Stock is listed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     George H.T. Dudley, who serves as Co-Chairman of the Board of Directors and Co-CEO of the Company, is a partner in the law firm Dudley, Topper and Feuerzeig. Dudley, Topper and Feuerzeig renders legal services to the Company and was paid fees of approximately $201,000 and $100,000 for such services by the Company during the fiscal years ended December 31, 1996 and 1995, respectively.

     The Company has entered into an agreement to lease No. 10 Estate Thomas, which is adjacent to Sugar Estate Park. No. 10 Estate Thomas consists of approximately 2.64 acres zoned for business development and includes a Victorian style residence, which sustained damage in Hurricane Marilyn. The Company intends to repair the residence, converting it into office space, and to move its principal executive offices into the new space. The lease agreement requires the Company to pay monthly rent equal to the greater of $2,100 or one-half the rent received by the Company from No. 44 Estate Thomas, which the Company currently uses as its principal executive offices. No. 10 Estate Thomas is owned by Gertrude L. Melchior, one of the Company's principal stockholders. See "{{Principal Stockholders}}". George H.T. Dodley is the son of Mrs. Melchior.


     Lisa S. Curreri is a member of the Board of Directors of the Company and a principal of McLaughlin Arguin Curreri Realtors. McLaughlin Arguin Curreri Realtors has provided real estate brokerage services to the Company from time to time, and the Company expects to use such services in the future. All past and any future brokerage services rendered by McLaughlin Arguin Curreri Realtors to the Company have been and will be on terms consistent with the industry and commensurate with those available from unaffiliated parties.


     If the Maximum Offering is sold, the Company will use $525,000 of the last one million dollars raised in this offering to repurchase up to approximately 80,769 shares of Class B Common Stock from certain Class B Stockholders for $6.50 per share. See "{{Use of Proceeds}}". Specifically, the Company has agreed to repurchase up to 1,538 shares for an aggregate purchase price of approximately  $10,000,  18,462  shares  for  an  aggregate  purchase  price  of approximately  $120,000,  6,923  shares  for  an  aggregate  purchase  price  of approximately $45,000, 46,154 shares for an aggregate purchase price of approximately $300,000, and 7,692 shares for an aggregate purchase price of approximately $50,000 from Ronald S. Lockhart, Kaj H. Petersen, Herbert E. Lockhart III, Beryl P. Haygood and Cassandra M. Flipper, respectively. Herbert Lockhart is a member of the Company's Board of Directors. See "{{Management --Executive Officers and Directors}}". As of September 30, 1997, the Company held an account receivable from Ronald Lockhart, Kaj Petersen and Herbert Lockhart of approximately $12,250, $26,300 and $55,400, respectively. Ronald Lockhart, Kaj Petersen and Herbert Lockhart have each agreed to use a portion of the proceeds received from the Company for their Class B Common Stock to repay their outstanding indebtedness to the Company, or to otherwise repay such indebtedness within six months of commencement of this offering. Following this offering, the Company does not intend to advance funds to its stockholders, executive officers or directors. In any event, all future loans and advances to such persons will be for a bona fide business purpose and approved by a majority of the disinterested directors of the Company. In addition, material transactions with the Company's executive officers, directors and 5% stockholders will be on terms no less favorable than can be obtained from unaffiliated third parties. See "Business--Investing and Financing Policies".

     Richard  E.W.  Grant,   President  of  PFC,  is  the  beneficial  owner  of
approximately 29,250 shares of the Company's Class B Common Stock, which represents less than one percent of such shares outstanding. Approximately 20,500 of such shares are held jointly by Mr. Grant and his wife, and the remaining shares are held by Mrs. Grant. The Company intends to acquire PFC and to retain Mr. Grant as an employee of the Company following the acquisition. See "{{Business--Acquisition of PFC}}". As a shareholder of PFC, Mr. Grant and a trust established by Mr. Grant will receive an aggregate of approximately
$187,500 from the Company for their PFC shares. George H.T. Dudley is Mr. Grant's brother-in-law.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1997, and as adjusted to reflect the sale of shares of Class A Common Stock by Lockhart in this offering and excluding any shares of Class A Common Stock issuable upon the exercise of Warrants by (i) each person known by Lockhart to be the beneficial owner of more than 5% of any class of the Company's voting Common Stock, (ii) the Named Executive Officers, and (iii) all of the Company's directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as the Company. None of the persons listed in the table beneficially owned any shares of Class A Common Stock as of September 30, 1997. Unless otherwise noted, each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                                                              Percent of Vote
                                          Class B            of All Classes of
                                        Common Stock           Common Stock
                                     -----------------    ----------------------
                                                           Minimum    Maximum
  Name of Beneficial Owner             Number      %      Offering   Offering(5)
  ------------------------             ------     ---     --------   -----------
George H.T. Dudley (1)(6)              284,880    3.3%       3.2%       3.2%
Wesley S. Williams, Jr.(2)(6)        1,476,724   17.0%      16.8%      16.8%
John P. deJongh, Jr.                     7,285     *          *          *
Etienne R. Bertrand                     30,993     *          *          *
Kathleen P. Goldberg(3)(6)           1,253,761   14.5%      13.8%      13.7%
William H. Hastie(6)                   618,501    7.1%       7.0%       7.0%
Herbert E. Lockhart, III(6)             70,325     *          *          *
Cassandra M. Flipper (4)               446,384    5.2%       5.2%       5.2%
Irma Corinne Lockhart                1,937,139   22.4%      22.1%      22.0%
Gertrude L. Melchior                 1,963,585   22.7%      22.4%      22.3%
All Directors and executive
  officers as a group (12 persons)   3,746,854   43.2%      42.7%      42.6%

-------------
*    Represents less than 1% of the class or vote, as the case may be.

(1) Includes 94,973 shares of Class B Common Stock held in trust. Shares not held in trust are owned jointly by Mr. Dudley and his wife

(2) Includes 470,571 shares of Class B Common Stock held in trust. Shares not held in trust are owned jointly by Mr. Williams and his wife.

(3)  Includes 133,314 shares of Class B Common Stock held in trust.

(4)  Includes 379,299 shares of Class B Common Stock held in trust.

(5) If the Maximum Offering is sold, the Company will use a portion of the net proceeds to repurchase shares of Class B Common Stock from certain Class B Stockholders. See "{{Use of Proceeds}}" and "{{Certain Relationships and Related Transactions}}". The information in the table for the Maximum Offering reflects the Company's repurchase of 6,923 and 7,692 shares of Class B Common Stock from Herbert Lockhart and Cassandra Flipper, respectively.

(6) George H.T. Dudley, Kathleen P. Goldberg, William H. Hastie and Herbert E. Lockhart III are all first cousins of one another. See "{{Management}}".

                              PLAN OF DISTRIBUTION


     The Company is offering up to 2,000,000 Units at a purchase price of $6.50 per Unit. Each Unit consists of one share of Class A Common Stock and one Warrant. Each Warrant is exercisable for a period of five years beginning one year from the date of this Prospectus and entitles the holder to purchase one-tenth of one share of Class A Common Stock for $9.75 per share. The Units will be sold on a "best efforts, all or none" basis with respect to the Minimum Offering and on a "best efforts" basis as to the remaining 846,154 Units. The Minimum Offering must be sold, if any Units are to be sold, within one year from the date of this Prospectus. Shares of Class A Common Stock and the Warrants may be transferred separately after their issuance.


     It is the intention of the Company to offer and sell the Units by contacting prospective investors through appropriate Internet, newspaper and magazine advertisements and electronic copies of this Prospectus will be available to prospective investors through the Internet. Copies of this Prospectus, including appendices, are available on the World Wide Web at http://lockhart.com, and can also be obtained by contacting the Company at (340) 776-1900. Units may be offered by the Company's officers or directors on a selective basis, and any such offers and sales, as well as the processing of Subscription Agreements, will comply with Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. This offering is not currently open to residents of Alabama, Alaska, Arizona, Arkansas, Florida, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Hampshire, New Jersey, North Carolina, North Dakota, Oklahoma, Oregon, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming, or of any country other than the United States and its territories. Subscriptions received from residents of any such state or foreign country will be promptly returned by the Company; provided, however, that if there is sufficient interest from one or more of such states, the Company may proceed with registration or qualification in such state or states. In addition, the Company reserves the right to offer and sell the Units on a limited basis in one or more states or foreign countries where an exemption from registration or qualification in such state or foreign country is available.

     No securities are to be offered for the account of any existing security holder.

     Subscribers must execute a Subscription Agreement, which is attached hereto as Appendix A. The minimum purchase is 100 Units. The Company will review each Subscription Agreement to assure completeness and compliance with the terms of this offer, return rejected subscriptions to the prospective investor, and confirm accepted subscriptions. The Company reserves the right to reject any subscription for Units in its entirety or to allocate units among prospective purchasers. In this regard, the Company intends to apply for listing of the Class A Common Stock on the Nasdaq SmallCap Market if the Minimum Offering is sold. One of the listing criteria for the Nasdaq SmallCap Market is a minimum of 300 stockholders. Therefore, although there is no prescribed maximum number of Units which can be purchased by a single subscriber, the Company may partially reject certain subscriptions to ensure that there are at least 300 stockholders when the Minimum Offering is sold. If any subscription is rejected, in whole or in part, funds representing the portion of the subscription rejected by the Company will be returned to the applicable prospective purchaser with interest.

     All funds received with respect to the Minimum Offering, will be deposited in an escrow account with The Chase Manhattan Bank ("Chase"), in its capacity as Escrow Agent, pursuant to the terms of an escrow agreement entered into between the Company, Chase and ACS Financial & Securities Services ("ACS"). ACS has agreed to collect subscriptions and forward them to the Company for processing and to provide certain record-keeping functions for this offering. In the event that the Minimum Offering is not sold within the permitted time period, then all funds received by Chase will be refunded promptly to the subscribers, in full, with interest.

     Certificates representing shares of Class A Common Stock and certificates representing Warrants purchased will be issued to purchasers only if the proceeds from the sale of the Minimum Offering are released from escrow. Until the certificates representing shares of Class A Common Stock are delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers only, and not stockholders. Warrant certificates will not entitle holders to any rights as a stockholder of the Company. The funds in escrow will be held for the benefit of those subscribers until released to the Company. All funds received after the Minimum Offering is sold will not be placed in escrow, but will be sent directly to the Company for immediate use by the Company.

     Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price was determined by the Company. In determining the initial public offering price for the Class A Common Stock, the Company calculated the net asset value of Lockhart on a per share basis using the most recent appraisals available for each operating property and for its inventory of undeveloped land. As part of this calculation, the Company adjusted its capital structure for the Maximum Offering. No value was attributed to the Warrants.


     The Company considered adjusted net asset value per share in relation to the market valuation of publicly-held companies in similar businesses. Unlike such companies, whose market value commonly exceeds net asset value based on their property holdings, Lockhart in this, its initial public offering, believed it prudent to approach the pricing of its securities more conservatively. Accordingly, the Company has set the offering price for the Class A Common Stock based solely on the net asset value of its real estate, with no upward adjustment for other common indicia of value, such as (i) estimates of future business potential and earnings prospects -- in this case, based on the Company's historic businesses together with that of PFC after achieving the Minimum Offering -- (ii) the increasing value of the Company's real estate based on development projects in progress, and (iii) Lockhart's more than century-long existence.


     Although it is the Company's intention to develop a public market for its Class A Common Stock by soliciting broker-dealers who are members of the National Association of Securities Dealers (the "NASD") to make a market in the Company's Class A Common Stock, to date the Company has not entered into any arrangements, commitments or understandings with any persons with respect to the creation of a public market for its Class A Common Stock. The Company plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance with the creation of a viable market in the Company's securities for the benefit of its stockholders. If the Minimum Offering is sold, the Company intends to apply for listing on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will be accepted for listing if it applies.

                          DESCRIPTION OF CAPITAL STOCK

General

     The Company has the authority to issue 49,000,000 shares of common stock, par value $0.01 per share, of which 40,000,000 shares are designated Class A Common Stock (the "Class A Common Stock") and 9,000,000 shares are designated Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively as the "Common Stock". The Company is also authorized to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Common Stock


     Except as otherwise set forth below or as otherwise required by law, the rights and privileges of each class of the Common Stock are substantially identical in all material respects, including the right of the members of a class of Common Stock to participate ratably in offers by the Company to repurchase shares of Common Stock that are directed to all of the holders of any other class of the Common Stock. No class of Common Stock has preemptive rights.


     Voting Rights

     Each outstanding share of Class A Common Stock is entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class A Common Stock is entitled to one vote for each share of such stock held by such holder. Each outstanding share of Class B Common Stock is entitled to vote on each matter on which the stockholders of the Company are entitled to vote, and each holder of Class B Common Stock is entitled to ten votes for each share of such stock held by such holder; provided, however, that if the aggregate number of shares of Class B Common Stock issued and outstanding no longer represent at least 75% of the combined voting power of the total issued and outstanding shares of Common Stock, then each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock. The holders of the Common Stock entitled to vote on any matter vote together as a single class on all such matters. The stockholders of the Company are not entitled to cumulate their votes in any election of the directors of the Company.

     Distributions


     The Board of Directors of the Company may cause distributions to be paid to holders of shares of Common Stock out of funds legally available for the payment of distributions, provided, however, that the Board of Directors may declare the payment of cash distributions of up to $.0425 per annum per share of Class B Common Stock to the holders of Class B Common Stock without declaring or paying any distributions on Class A Common Stock. The right of the Board of Directors to declare a separate distribution payable only on the Class B Common Stock shall cease once the Board of Directors shall declare a distribution payable to both classes of Common Stock. See "Distribution Policy". Thereafter, any distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock share and share alike; provided that in the case of distributions payable in shares of Common Stock of the Company, or options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Class A Common Stock.

     Liquidation Rights


     In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the remaining assets and funds of the Company, if any, shall be divided among and paid ratably to the holders of Class A Common Stock and the holders of Class B Common Stock provided, however, that so long as distributions are not being paid on Class A Common Stock, the holders of Class A Common Stock shall be entitled to preferential rights in the event of liquidation, dissolution or winding up of the Company with each holder of Class A Common Stock entitled to receive $6.50 per share before any sum shall be paid to or any assets distributed among the holders of Class B Common Stock. A merger or consolidation of the Company with or into any other corporation or a sale or conveyance of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Company.


     Conversion Rights

     Each and every share of Class B Common Stock is convertible into Class A Common Stock at any time at the option of the holder. Such conversion shall be on a share-for-share basis, one share of Class A Common Stock for each share of Class B Common Stock so converted. Shares of Class A Common Stock are not convertible.


     Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock upon its sale, assignment, gift or other transfer to a party or entity other than a Permitted Transferee. A "Permitted Transferee" of a Class B Stockholder shall be: (i) any lineal descendant of Alfred H. Lockhart and Herbert E. Lockhart (including any adopted child); (ii) any individual designated as a Permitted Transferee by a vote of the Board of Directors upon the recommendation of the Executive Committee of the Board of Directors; (iii) any lineal descendant (including any adopted child) of a previously admitted Class B Stockholder (the individuals described in (i), (ii) and (iii) hereafter are individually referred to as a "Founding Family Member" and collectively the "Founding Family Members"); (iv) any trust established and maintained principally for the benefit of one or more Founding Family Members and where one or more Founding Family Members has a general or special testamentary power of appointment or general or special non-testamentary power of appointment limited to any Permitted Transferee or Permitted Transferees thereof; (v) any corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity where (A) the majority of the board of directors or other managing body are comprised of Founding Family Members or (B) all the beneficial ownership, or ownership of equity securities of such entity representing voting control over such entity, is held by Founding Family Members and/or any Permitted Transferee or Permitted Transferees thereof; provided, however, that if (x) the majority of the board of the directors of other managing body of such entity are not comprised of Founding Family Members and (y) the Class B stockholder who made such transfer, and Permitted Transferees thereof, cease, for whatever reason, to hold all of the beneficial ownership, or ownership of equity securities representing voting control, of such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity, then any and all shares of Class B Common Stock owned by such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity shall be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock and such corporation, partnership, limited liability company, limited liability partnership, private foundation or other entity shall no longer be a Class B Stockholder.

     Any Class B Stockholder may pledge shares of Class B Common Stock owned by such person to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee (other than a pledgee who is a Permitted Transferee), such pledged shares of Class B Common Stock shall be converted automatically, without further action by or on behalf of any person, into shares of Class A Common Stock upon such foreclosure; provided, however, that if within ten business days after such foreclosure or similar event such converted shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor, such shares shall be converted automatically, without any act or deed on the part of the Company or any other person, into the same number of shares of Class B Common Stock. The foregoing automatic conversion provisions shall not be applicable to any transfer of shares of Class B Common Stock by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder to an executor, guardian or trustee, respectively, of such Class B Stockholder but only if the beneficial ownership of such shares continues to be held by one or more Permitted Transferees.

     Mergers and Consolidations

     In the event of a merger, consolidation or other business combination of the Company with or into another entity (whether or not the Company is the surviving entity), or in the event of the dissolution of the Company, provision shall be made so that the holders of each class of Common Stock will be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by holders of the other classes of Common Stock in such merger, consolidation, combination or dissolution; provided, however, that in connection with any such merger, consolidation or business combination in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as currently provided; and provided further, however, that if such shares differ as to voting rights, the shares having superior voting rights shall be subject to conversion provisions that are no more or less favorable to the holders of such shares than those provided with respect to the Class B Common Stock.

Preferred Stock

     None of the Company's 1,000,000 shares of authorized Preferred Stock is outstanding. The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors, without any further action by the stockholders, to issue the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue shares of the Preferred Stock provides desirable flexibility, including the ability to engage in future public offerings to raise additional capital, the issuance of shares of the Preferred Stock may have adverse effects on the holders of Common Stock, including restrictions on dividends on the Common Stock if dividends on shares of the Preferred Stock have not been paid; dilution of voting power of the Common Stock to the extent the shares of the Preferred Stock have voting rights; or deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of shares of the Preferred Stock. In addition, issuance of shares of the Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, currently does not contemplate the issuance of any shares of the Preferred Stock.

Certain Anti-Takeover Provisions

     Special meetings of stockholders may be called by the Company's Board of Directors or the Executive Committee. Except as otherwise required by law, stockholders, in their capacity as such, are not entitled to request or call a special meeting of stockholders. In addition, stockholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of stockholders. The failure to deliver proper notice within the periods specified in the Company's Amended and Restated Bylaws will result in the denial to the stockholder of the right to make such nominations or propose such action at the meeting.

Summary of the Reinvestment Plan

     The Company has adopted the Lockhart Caribbean Corporation Dividend Reinvestment Plan (the "Reinvestment Plan") pursuant to which holders of Common Stock may elect to have up to the full amount of any cash distributions from the Company reinvested in additional shares of Class A Common Stock of the Company. Since no cash distributions will initially be paid to holders of Class A Common Stock, the Reinvestment Plan is not currently open to holders of Class A Common Stock. Prior to commencement of this offering, 18 holders of Class B Common Stock have elected to participate in the Reinvestment Plan (the "Current Participants"). Holders of Class B Common Stock who have not elected to participate in the Reinvestment Plan as well as any person who becomes a holder of Class A Common Stock through this offering or otherwise may purchase shares of Class A Common Stock through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan (a "DRIP Prospectus").

     An independent agent (the "Reinvestment Agent"), which currently is [First Union], will act on behalf of the participants in the Reinvestment Plan (the "Participants"). Prior to the time that the offering terminates, the Reinvestment Agent will invest all cash distributions attributable to shares of Class A Common Stock or Class B Common Stock owned by Participants in additional shares of Class A Common Stock of the Company at the initial public offering price per share. Thereafter, and until the Class A Common Stock is listed for trading on a national securities exchange or quoted on an automated quotation system, the price per share of Class A Common Stock will be determined by quarterly appraisal updates performed by the Company based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from each such property and a review of the fair market value of the Company's undeveloped properties. Following consummation of the acquisition of PFC, the fair market value of PFC operations will be taken into account in determining the price per share of Class A Common Stock.

     For the years ended December 31, 1996, 1995 and 1994, the Company issued 4,600, 4,360 and 3,930 shares of common stock, respectively, under its dividend reinvestment plan to the Current Participants. The number of shares of Class A Common Stock issued to the Current Participants under the Reinvestment Plan for the year ended December 31, 1997 is anticipated to be approximately 29,965.

     If distributions are paid to holders of Class A Common Stock, the Company would anticipate filing a registration statement containing a DRIP Prospectus, holders of Class B Common Stock who have not selected to participate in the Reinvestment Plan as well as holders of Class A Common Stock would be offered an opportunity to become Participants through the DRIP Prospectus, and shares of Class A Common Stock would be available to Participants from any shares which the Company so registers. Until such time, however, shares of Class A Common Stock purchased through the Reinvestment Plan by the Current Participants will be "restricted" securities withing the meaning of Rule 144 under the Securities Act and may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration. For more detailed information regarding Rule 144, see "{{Shares Eligible For Future Sale}}".

                             DESCRIPTION OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase one-tenth of one share of Class A Common Stock. The exercise price for each Warrant is $9.75 per whole share of Class A Common Stock, and such Warrants may be exercised beginning one year following the date of this Prospectus for a period of five years (the "Warrant Exercise Period"). The Warrants will be issued pursuant to a Warrant Agreement between First Union, as Warrant Agent, and the Company (the "Warrant Agreement"). Shares of Class A Common Stock and the Warrants will be freely and separately transferable after issuance. No fractional shares of Class A Common Stock will be issued.

     In order to protect Warrant holders against dilution, the Warrant Agreement provides that upon the occurrence of certain events, the exercise price of the Warrants and the number of shares of Class A Common Stock which may be purchased upon the exercise of Warrants will be adjusted. The events generating adjustments include dividends paid in shares of Common Stock, split-ups, combinations and reclassifications, but do not include the sale of shares of Class A Common Stock at less than the exercise price or cash distributions whether paid out of capital or otherwise. Provision is also made to protect against dilution in the event of merger, consolidation or disposition of all or substantially all of the Company's assets. Warrant holders do not have any rights of stockholders and in the event of a partial or total liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in a distribution of Company assets unless such Warrants have been exercised. Warrants will be dated and issued in certificate form to purchasers of Units, and they may be exercised during the Warrant Exercise Period by completing and executing the form on the back side of the Warrant certificate.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax considerations regarding the Company and the offering is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the tax laws, including without limitation, certain financial institutions, life insurance companies, dealers in securities or currencies, stockholders holding shares of Class A Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes or foreign corporations or partnerships and persons who are not citizens or residents of the United States or the U.S. Virgin Islands. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to stockholders.

     It is the opinion of Tucker, Flyer & Lewis ("TF&L") that the disclosure set forth in this Section, to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions, is accurate in all material respects. The information in this Section is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), current, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations and/or court decisions will not adversely affect existing interpretations thereof. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE CLASS A COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

     Although the U.S. Virgin Islands is a taxing jurisdiction separate from the United States, the Code has, in effect, been adopted by the U.S. Virgin Islands as the controlling taxing statute, with the words "Virgin Islands" substituted for the words "United States" where appropriate (commonly referred to as a "mirror image"). A corporation organized under the laws of the U.S. Virgin Islands is generally taxed at a 35% marginal rate on its worldwide income, subject to reduction by foreign tax credits, if available by the U.S. Virgin Islands. Further, Section 1274(b) of the Tax Reform Act of 1986 authorized the U.S. Virgin Islands to enact non-discriminatory local income taxes. Corporations also are generally subject to property, gross receipts, excise and stamp taxes in the U.S. Virgin Islands.

Taxation  of  United  States   Stockholders   (other  than  U.S.  Virgin  Island
Stockholders)


     Taxation of United States  Citizen or Resident  Alien  Stockholders

     To the extent an individual is a citizen or resident alien of the United States (other than a bona fide resident of the U.S. Virgin Islands) (a "U.S. Individual Stockholder") and has U.S. Virgin Islands source income, such individual must file a complete income tax return with both the United States Internal Revenue Service (the "IRS") and the U.S. Virgin Islands Bureau of Internal Revenue. IRS Form 8689, which allocates a taxpayer's total income taxes between the United States and the Virgin Islands, must also be attached. In such circumstances, TF&L is of the opinion that a U.S. Individual Stockholder effectively reports the income in both jurisdictions pays income tax to the U.S. Virgin Islands on the U.S. Virgin Islands source income and is allowed a credit for that tax against such person's U.S. federal income tax liability.

     Generally, amounts received as dividends from corporations incorporated in the U.S. Virgin Islands would constitute U.S. Virgin Islands source income. Such dividends would be subject to a Virgin Islands withholding tax of 30% unless such U.S. Individual Stockholder files a form claiming that such distribution is income "effectively connected" with a U.S. Virgin Islands trade or business of the stockholder. Although the Company does not currently contemplate making any distributions with respect to the Class A Common Stock, if a dividend were distributed, TF&L's opinion is that a U.S. Individual Stockholder would be required to report the income to both the IRS and the U.S. Virgin Islands as described above.

     Any distributions in excess of current or accumulated earnings and profits of the Company would not be taxable to a U.S. Individual Stockholders to the extent such distributions did not exceed the adjusted basis of such stockholder's Class A Common Stock, but rather would reduce the adjusted basis of such stock. To the extent that any distributions exceeded the adjusted basis of a U.S. Individual Stockholder's Class A Common Stock, such distribution would give rise to gain from the sale or exchange of stock, the tax treatment of which is described below. For distributions occurring prior to January 1, 1999, a withholding tax of 30% would be imposed unless such U.S. Individual Stockholder filed a form claiming that such distribution was income "effectively connected" with a U.S. Virgin Islands trade or business. Distributions which occur on or after January 1, 1999 may not be subject to a withholding tax pursuant to the issuance by the IRS of new regulations under Section 1441 of the Code.

     In the opinion of TF&L, so long as the sale or exchange by a U.S. Individual Stockholder of Class A Common Stock does not constitute the sale of a "U.S. Virgin Islands real property interest," the income or loss from such sale or exchange generally will not be U.S. Virgin Islands source income, and such individual would not need to report such income or loss to the U.S. Virgin Islands. Such income or loss would, however, be reported to the IRS on such person's U.S. income tax return. Shares will not constitute a U.S. Virgin Islands real property interest to the extent shares are "regularly traded" (as defined by applicable Treasury regulations) on an established stock exchange and the selling stockholder holds 5% or less (after applying certain constructive ownership rules) of the shares of Class A Common Stock during the shorter of (i) the period during which the stockholder held such shares or (ii) the 5-year period ending on the date of the disposition of such shares. However, to the extent the Class A Common Stock is either a U.S. Virgin Island real property interest or the proceeds from the sale or exchange are effectively connected with a U.S. Virgin Islands trade or business of the stockholder, TF&L is of the opinion that the income would be U.S. Virgin Islands source income, and such person would be required to file a return in and pay income tax to the U.S. Virgin Islands. Such income would also be reported on that person's U.S. income tax return. Furthermore, with respect to sales or exchanges of U.S. Virgin Islands real property interests, a purchaser (or his agent) of such shares generally would be required to withhold a tax equal to 10% of the gross amount realized and remit such amount to the U.S. Virgin Islands Bureau of Internal Revenue. Redemptions (or repurchases) of a U.S. Individual Stockholder's interest by the Company will be subject to a withholding tax of 30% if such redemption occurs prior to January 1, 1999. Redemptions occurring on or after January 1, 1999 may not be subject to a withholding tax pursuant to the issuance by the IRS of new regulations under Section 1441 of the Code.

     Taxation of U.S. Non-Individual Stockholders

     Generally, amounts received as dividends from corporations incorporated in the U.S. Virgin Islands by a United States non-Individual Stockholder such as a corporation, trust or estate (collectively, "U.S. Non-Individual Stockholder") would constitute U.S. Virgin Islands source income. Such dividends ordinarily would be subject to a Virgin Islands withholding tax on a gross basis (that is, without allowance for deductions) at a 30% rate, unless such U.S. Non-Individual Stockholder files a form claiming that such distribution is income "effectively connected" with a U.S. Virgin Islands trade or business of the stockholder. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as U.S. Virgin Islands Stockholders, and so are not subject to withholding. TF&L's opinion is that such income would, however, be reported on the person's U.S. income tax return

     Any distributions in excess of current or accumulated earnings and profits of the Company would not be taxable to a U.S. Non-Individual Stockholder to the extent such distribution did not exceed the adjusted basis of the stockholder's Class A Common Stock, but rather would reduce the adjusted basis of such stock. To the extent that any distributions exceed the adjusted basis of Class A Common Stock in the hands of a U.S. Non-Individual Stockholder, such distribution would give rise to gain from the sale or exchange of stock, the tax treatment of which is described below. For distributions occurring prior to January 1, 1999, a withholding tax of 30% would be imposed unless such U.S. Non-Individual Stockholder filed a form claiming that such distribution was income "effectively connected" with a U.S. Virgin Islands trade or business of the stockholder. Distributions which occur on or after January 1, 1999 may not be subject to a withholding tax pursuant to the issuance by the IRS of new regulations under
Section 1441 of the Code.

     In the opinion of TF&L, so long as the sale or exchange by a U.S. Non-Individual Stockholder of Class A Common Stock does not constitute the sale of a "U.S. Virgin Islands real property interest," the income or loss from such sale or exchange generally will not be U.S. Virgin Islands source income, and such stockholder would not need to report such income or loss to the U.S. Virgin Islands. Such income or loss would, however, be reported to the IRS on such stockholder's U.S. income tax return. Shares will not constitute a U.S. Virgin Islands real property interest to the extent shares are "regularly traded" (as defined by applicable Treasury regulations) on an established stock exchange and the selling stockholder holds 5% or less (after applying certain constructive ownership rules) of the shares of Class A Common Stock during the shorter of (i) the period during which the stockholder held such shares or (ii) the 5-year period ending on the date of the disposition of such shares. However, to the extent the Class A shares is either a U.S. Virgin Island real property interest or such proceeds of the sale or exchange are effectively connected with a U.S. Virgin Islands trade or business of the stockholder, TF&L is of the opinion that the income would be U.S. Virgin Islands income and such person would be required to file a return in the U.S. Virgin Islands. Such income would also be reported on that person's U.S. income tax return. Furthermore, with respect to sales or exchanges of U.S. Virgin Islands real property interests, a purchaser (or his agent) of such shares generally would be required to withhold a tax equal to 10% of the gross amount realized and remit such amount to the U.S. Virgin Islands Bureau of Internal Revenue. Redemptions (or repurchases) of a U.S. Non-Individual Stockholder's interest by the Company will be subject to a withholding tax of 30% if such redemption occurs prior to January 1, 1999. Redemptions occurring on or after January 1, 1999 may not be subject to a withholding tax pursuant to the issuance by the IRS of new regulations under
Section 1441 of the Code.

     Amounts treated as "effectively connected" with a U.S. Virgin Islands trade or business of the stockholder which are received by a U.S. Non-Individual Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate.

Taxation of U.S. Virgin Island Stockholders

     As used herein, the term "U.S. Virgin Island Stockholder" means a holder of Class A Common Stock who (for U.S. Virgin Island income tax purposes) is (i) an individual who is a bona fide resident of the U.S. Virgin Islands, (ii) a corporation or other entity organized in or under the laws of the U.S. Virgin Islands, or (iii) a U.S. Virgin Islands estate or trust. U.S. Virgin Island Stockholders report and pay income tax on their worldwide incomes to the U.S. Virgin Islands. Such reporting and payment satisfies their United States reporting and payment obligations.

     Although the Company does not currently contemplate making any distributions with respect to the Class A Common Stock, such a distribution would be taxable as a dividend to the extent such distribution was made out of current or accumulated earnings and profits. Such a dividend would be taxable as ordinary income. Corporate stockholders would be eligible for the dividends received deduction.

     To the extent that the Company were to make a distribution in excess of current and accumulated earnings and profits, such a distribution would be treated first as a tax-free return of capital to the U.S. Virgin Islands Stockholder, reducing the tax basis of such stockholder's shares of Class A Common Stock by the amount of the distribution (but not below zero), with distributions in excess of such stockholder's tax basis taxable as capital gains (provided that such shares have been held as a capital asset).

     Any distributions made by the Company (to the extent they did not constitute a return of capital) generally would be treated as investment income for purposes of computing the investment income limitation on deducting investment interest. Gain arising from the disposition of Class A Common Stock would be treated as investment income unless the stockholder elects to reduce the amount treated as investment income so as to have such stockholder's total net capital gain be eligible for varying maximum capital gains rates (rate dependent on the length of holding period).

     Any distributions made by the Company or gains arising from the sale or exchange of Class A Common Stock would not be treated as passive activity income, and, as a result, a U.S. Virgin Islands Stockholder generally would not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Class A Common Stock, a U.S. Virgin Islands Stockholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Class A Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Virgin Islands Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

     Backup Withholding

     If the Company makes distributions which are treated as dividends, the Company will report to its Virgin Island Stockholders and to the Virgin Island Bureau of Internal Revenue the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to dividends paid unless such stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Virgin Islands Stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Virgin Islands Bureau of Internal Revenue. Any amount paid as backup withholding will be credited against the stockholder's income tax liability.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of the offering, Lockhart will have 2,000,000 shares of Class A Common Stock outstanding (assuming the Maximum Offering is sold and assuming further that, prior to such time, there is no conversion of Class B Common Stock into shares of Class A Common Stock) and 8,589,658 shares of Class B Common Stock outstanding (assuming that no shares of Class B Common Stock are converted into Class A Common Stock prior to the offering and assuming further that 80,769 shares of Class B Common Stock are redeemed by the Company with a portion of the proceeds from the offering). There will be an additional 200,000 shares of Class A Common Stock outstanding if all of the Warrants are exercised. All of the shares of Class A Common Stock sold in the offering or issuable upon exercise of the Warrants will be freely transferable and tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," as defined below, of Lockhart, which will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The shares of Class B Common Stock held by Lockhart's existing stockholders are "restricted" securities within the meaning of Rule 144 and may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares of an issuer for at least one year, including an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of such class or the average trading volume in composite trading in all national securities exchanges during the four calendar weeks preceding the filing of the required notice of such sale, provided that such issuer has been a reporting Company for at least 90 days. A person (or persons whose shares are required to be aggregated) who is not deemed an affiliate of an issuer and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

     The shares of the Company's Class B Common Stock are convertible into shares of Class A Common Stock and, following the conversion of such shares, approximately 8,457,061 of the aggregate shares of Class A Common Stock owned by the Class B Stockholders upon conversion of their shares of Class B Common Stock would be eligible for sale pursuant to the provisions of Rule 144 under the Securities Act. The Class B Stockholders have agreed that, subject to certain limited exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date six months after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. In addition, the Company's executive officers and directors as well as beneficial owners of 5% or more of the Class B Common Stock have agreed that, subject to certain limited exceptions, beginning from the date of this Prospectus and continuing to and including the date two years after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock. Following the six-month and two-year periods, no assurance can be given that a Class B Stockholder will not decide, based upon then prevailing market and other conditions, to convert his or her Class B Common Stock to Class A Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act, subject to any applicable volume limitations of Rule 144.

     Prior to the offering, there has been no established market for the Class A Common Stock, and no predictions can be made about the effect, if any, that market sales of shares of Class A Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market may have an adverse impact on the market for the shares of Class A Common Stock offered hereby.

                           SUPPLEMENTAL SALES MATERIAL


     Units are being offered only through this Prospectus. In addition to this Prospectus, the Company may use certain sales materials in connection with this offering, although only when accompanied or preceded by this Prospectus. No sales material may be used unless it has first been approved in writing by the Company. As of the date of this Prospectus, the Company does not plan to use additional sales material. The Company also may respond to specific questions from prospective investors.


                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Dudley, Topper and Feuerzeig. In addition, the discussion under "Federal Income Tax Consequences" is based upon the opinion of Tucker, Flyer & Lewis.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The statements of revenues and certain expenses for Red Hook Plaza, Inc. for the years ended December 31, 1996, 1995 and 1994, and for Fort Mylner Properties, Inc. and Golden Orange Centers, Inc. for the twelve months ended June 30, 1997, appearing in this Prospectus and Registration Statement, have also been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Premium Finance Company of the V.I., Inc., as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995, and for the seven months ended December 31, 1994 have been audited by Francisco E. Depusoir, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein and is included in reliance upon such report given upon his authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the SEC a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the Units offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Units offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Room 1228, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Lockhart Caribbean Corporation and Subsidiaries
Pro Forma Condensed Financial Statements-Minimum Offering
              (Unaudited)..................................................F-4
    Pro Forma Condensed Balance Sheet as of September 30, 1997.............F-5
    Notes to Pro Forma Condensed Balance Sheet for the
             Nine Months Ended September 30, 1997..........................F-6
    Pro Forma Condensed Statement of Operations for the
             Nine Months Ended September 30, 1997..........................F-7
    Pro Forma Condensed Statement of Operations for the Year Ended
             December 31, 1996.............................................F-8
    Notes to Pro Forma Condensed Statements of Operations..................F-9

Consolidated Interim Financial Statements (Unaudited)
    Consolidated Balance Sheets as of September 30, 1997
             and 1996......................................................F-11
    Consolidated Statements of Operations for the Nine Months
             Ended September 30, 1997 and 1996.............................F-13
    Consolidated Statement of Shareholders' Equity for the Nine
             Months Ended September 30, 1997 of Shareholders' Equity.......F-14

                                                                          Page
                                                                          ----

    Consolidated Statements of Cash Flows for the Nine Months
             Ended September 30, 1997 and 1996.............................F-15
    Notes to Unaudited Consolidated Financial Statements...................F-16
    Statements of Estimated Taxable Operating Results and Statements
             of Estimated Cash Available from Operations for the Twelve
             Months Ended September 30, 1997...............................F-21

Audited Consolidated Financial Statements and Other Financial
             Information
    Report of the Independent Auditors.....................................F-25
    Consolidated Balance Sheets as of December 31, 1996
             and 1995......................................................F-26
    Consolidated Statements of Operations for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-28
    Consolidated Statement of Shareholders' Equity.........................F-29
    Consolidated Statements of Cash Flows for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-30
    Notes to Consolidated Financial Statements.............................F-31
    Schedule V - Property, Plant and Equipment.............................F-39
    Schedule VI - Accumulated Depreciation, Depletion and
             Amortization of Property, Plant and Equipment.................F-40
    Schedule VIII - Valuation and Qualifying Accounts......................F-41
    Schedule XI - Real Estate and Accumulated Depreciation.................F-42
    Schedule XII - Mortgage Loans on Real Estate...........................F-47

Audited Financial Statements (Parent Company Only)
    Report of Independent Auditors.........................................F-49
    Balance Sheets at December 31, 1996 and 1995...........................F-50
    Statements of Operations for the Years Ended December 31, 1996,
             1995 and 1994.................................................F-52
    Statements of Shareholder's Equity for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-53
    Statements of Cash Flows for the Years Ended December 31,
             1996, 1995 and 1994...........................................F-54
    Notes to Financial Statements..........................................F-55

Premium Finance Company of the V.I., Inc.
    Report of the Independent Auditors.....................................F-58
    Balance Sheets as of December 31, 1996, 1995
             and 1994......................................................F-59
    Statements of Income and Deficit for the Years Ended
             December 31, 1996 and 1995 and the Seven Months Ended
             December 31, 1994.............................................F-60

                                                                          Page
                                                                          ----

    Statements of Cash Flows for the Years Ended December 31, 1996
              and 1995 and the Seven Months Ended December 31,             F-61
              1994.........................................................
    Notes to Financial Statements..........................................F-62

Red Hook Plaza, Inc.
    Report of the Independent Auditors.....................................F-66
    Statement of Revenues and Certain Expenses for the Years Ended
             December 31, 1996, 1995 and 1994..............................F-67
    Notes to Statement of Revenues and Certain Expenses....................F-68

Fort Mylner Properties Inc.
    Report of Independent Auditors.........................................F-70
    Statement of Revenues and Certain Expenses for the Twelve
             Months Ended June 30, 1997....................................F-71
    Notes to Statement of Revenues and Certain Expenses....................F-72

Golden Orange Centers, Inc.
    Report of Independent Auditors.........................................F-74
    Statement of Revenues and Certain Expenses for the Twelve
             Months Ended June 30, 1997....................................F-75
    Notes to Statement of Revenues and Certain Expenses....................F-76

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                MINIMUM OFFERING
                                   (Unaudited)


     The following unaudited pro forma condensed financial statements of Lockhart Caribbean Corporation reflect the following transactions: (i) the sale of 1,153,846 shares of Class A Common Stock for $6.50 per share (the "Minimum Offering"), (ii) the use of a portion of the net proceeds to repay $4.5 million of outstanding debt, and (iii) the use of a portion of the net proceeds to consummate the probable acquisition of Premium Finance Company of the V.I., Inc., a company that finances insurance premiums in the U.S. Virgin Islands and other Caribbean islands. The pro forma balance sheet as of September 30, 1997 shows the effects of these transactions as if they had occurred at the date of the balance sheet. The unaudited pro forma condensed statements of operations for the nine months ended September 30, 1997, and for the year ended December 31, 1996, show the effects of these transactions as if they had occurred at January 1, 1996, and carried forward through the end of the interim period, September 30, 1997. Additionally, the statement of operations for the year ended December 31, 1996 shows the effect of the June 27, 1996 acquisition of three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) as if the acquisitions were made at the beginning of the year.


     The pro forma condensed financial statements were prepared by the management of the Company. These pro forma condensed financial statements may not be indicative of the results that actually would have occurred if the transactions had been effected on the dates indicated or which may obtain in the future. The pro forma condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Lockhart Caribbean Corporation and the financial statements and the notes thereto of Premium Finance Company of the Virgin Islands, Inc. included elsewhere in this Prospectus.

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                  Pro Forma Condensed Balance Sheet (Unaudited)
                            As of September 30, 1997
                                Minimum Offering

                                                    Historical      Adjustments            Pro Forma
                                                    ----------      -----------            ---------
Assets
Operating property, net of accumulated
     depreciation ..............................   $32,678,361      $     55,700(1)      $32,734,061
Cash and cash equivalents ......................       599,511         1,455,680(1)(2)     2,055,119
Accounts and note receivable ...................       534,246         1,459,451(1)        1,993,697
Prepaid expenses ...............................       471,240             4,200(1)          475,440
Deferred financing costs .......................       455,071                               455,071
Other assets ...................................       476,030            29,589(1)          505,619
Goodwill .......................................                         208,660             208,660
                                                   -----------       -----------         -----------
Total assets ...................................   $35,214,459       $ 3,213,208         $38,427,667
                                                   ===========       ===========         ===========

Liabilities & Stockholders' Equity
Liabilities:
     Notes payable .............................   $25,555,531       ($4,500,000)(3)     $21,055,531
Short-term bank debt ...........................                       1,138,534 (1)       1,138,534
Property taxes .................................       896,699                               896,699
Tenant security deposits .......................       342,993                               342,993
Unearned interest ..............................                          46,332 (1)          46,332
Accounts payable and other accrued expenses ....       324,250             2,342 (1)         326,592
Deferred income taxes ..........................       861,287                               861,287
                                                   -----------       -----------         -----------
Total liabilities ..............................    27,980,760        (3,312,792)         24,667,968

Stockholder's Equity:
     Preferred stock, par value $.01:
         Authorized shares 1,000,000, none
         issued ................................
     Class A common stock, par value $.01:
         Authorized shares 40,000,000,
         Issued and Outstanding 1,153,846--after
         Offering ..............................                          11,538 (4)          11,538
     Class B common stock, par value $.01:
         Authorized shares 9,000,000
         Issued and outstanding--8,667,177 .....        86,672                                86,672
     Additional paid-in capital ................     6,758,015         6,514,462 (5)      13,272,477
     Retained earnings .........................       389,012                               389,012
                                                   -----------       -----------         -----------
Total shareholders' equity .....................     7,233,699         6,526,000          13,748,161
                                                   -----------       -----------         -----------

Total liabilities and stockholders' equity .....   $35,214,459       $ 3,213,208         $38,427,667
                                                   ===========       ===========         ===========

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                   Notes to Pro Forma Condensed Balance Sheet
                                Minimum Offering
                                   (Unaudited)

     For purposes of determining the effect of the Minimum Offering on the Company's Condensed Balance Sheet as of September 30, 1997 the following pro forma adjustments have been made. The pro forma condensed balance sheets show the effect of the acquisition of Premium Finance Company of the V.I., Inc. ("PFC") and the repayment of $4.5 million in debt from the net proceeds of the Minimum Offering as if the transactions had occurred on the dates the balance sheets are presented.


                                                                                  Nine Months
                                                                            Ended September 30, 1997
                                                                            ------------------------
(1)   Assets and liabilities from acquisition of PFC and allocation of purchase price:
         Purchase Price - PFC                                                               $687,500
         Operating property, net of accumulated
           depreciation                                                     $    55,700
         Cash and cash equivalents                                              117,108
         Accounts and note receivable                                         1,459,451
         Prepaid expenses                                                         4,200
         Other assets                                                            29,589
                                                                            -----------
               Total assets                                                 $ 1,666,048

         Short-term bank debt                                                 1,138,534
         Unearned interest                                                       46,332
         Accounts payable and other accrued expenses                              2,342
                                                                            -----------
               Total liabilities                                            $ 1,187,208

         Net Assets                                                                         478,840
                                                                                           --------
         Goodwill                                                                          $208,660


(2)  Net cash proceeds from the Minimum Offering of $7.5 million less $974,000 in issuance costs, $4.5  million debt retirement,
     and $687,500 for acquisition of PFC                                      1,338,500

(3)  Retirement of bank debt from proceeds of the Minimum Offering           (4,500,000)

(4)  Minimum Offering of 1,153,846 sharesof Class A Common Stock
     at par value of $.01                                                        11,538

(5)  Additional paid-in capital:
        Sale of 1,153,846  shares of Class A Common Stock at
        $6.50 per share less $974,000 in issuance cost
        and $11,538 par value                                                 6,514,462


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                  For The Nine Months Ended September 30, 1997
                                Minimum Offering

                                       Historical        Adjustments           Pro Forma
                                       ----------        -----------           ---------
Revenues
     Rental                           $ 3,261,317                            $ 3,261,317
     Tenant reimbursement                 139,539                                139,539
     Other operating income               226,572                                226,572
     Interest and loan service fees                     $   304,034(2)           304,034
                                      -----------       -----------          -----------
Total revenue                           3,627,428           304,034            3,931,462

Depreciation and amortization           1,084,998            10,888(3)         1,095,886
Other operating expenses                2,386,318           219,844(5)         2,606,162
                                      -----------       -----------          -----------
Total operating expenses                3,471,316           230,732            3,702,048

Operating income                          156,112            73,302              229,414

Interest expense                       (1,671,312)          248,317(6)(8)     (1,422,995)
Other income & expense                     12,370                                 12,370
                                      -----------       -----------          -----------
Income (loss) before taxes             (1,502,830)          321,619           (1,181,211)

Income taxes                              562,058          (120,607)(9)          441,451
                                      -----------       -----------          -----------
Net income                            ($  940,772)      $   201,012          ($  739,760)
                                      ===========       ===========          ===========

Net (loss) income per share                ($0.10)            $0.02               ($0.08)
Weighted average number of common
shares outstanding                      9,789,721         9,789,721            9,789,721

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1996
                                Minimum Offering

                                       Historical        Adjustments              Pro Forma
                                       ----------        -----------              ---------
Revenues
     Rental                           $ 3,385,002       $   627,191(1)          $ 4,012,193
     Tenant reimbursement                 248,898            34,310(1)              283,208
     Other operating income               582,833            46,247(1)              629,080
     Interest and loan service fees                         403,784(2)              403,784
                                      -----------       -----------             -----------
Total revenue                           4,216,733         1,111,532               5,328,265

Depreciation and amortization           1,244,774           189,533(3)            1,434,307
Other operating expenses                2,639,969           509,349(4)(5)         3,149,318
                                      -----------       -----------             -----------
Total operating expenses                3,884,743           698,882               4,583,625

Operating income                          331,990           412,650                 744,640

Interest expense                       (1,675,930)         (119,680)(6)(7)(8)    (1,795,610)
Insurance proceeds                         75,670                                    75,670
Loss (gain) on disposal of property        86,440                                    86,440
Other income & expense                   (103,775)                                 (103,775)
                                      -----------       -----------             -----------
Income (loss) before taxes             (1,285,605)          292,970                (992,635)

Income taxes                              452,895          (109,864)(9)             343,031
                                      -----------       -----------             -----------
Net income                            ($  832,710)      $   183,106             ($  649,604)
                                      ===========       ===========             ===========

Net (loss) income per share                ($0.09)            $0.02                  ($0.07)
Weighted average number of common
shares outstanding                      9,715,892         9,715,892               9,715,892


                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
              Notes to Pro Forma Condensed Statements of Operations
                                Minimum Offering
                                   (Unaudited)


     For purposes of determining the effect of the Minimum Offering on the Company's Condensed Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed financial statements show:
(i) the effect of a full year of operations from the three properties (Fort Mylner Shopping Center, Fort Mylner Commercial Center and Orange Grove Shopping Center) acquired on June 27, 1996; (ii) the acquisition of Premium Finance Company of the V.I., Inc. ("PFC"); and (iii) the repayment of $4.5 million in outstanding debt.


                                                                                                       Nine Months
                                                                             Year Ended                    Ended
                                                                         December 31, 1996          September 30, 1997
                                                                         -----------------          ------------------
(1)   The full year impact on operating revenue
      from the acquisition of three properties
      on June 27, 1996:
                  Rental                                                  $  627,191
                  Tenant reimbursement                                        34,310
                  Other operating income                                      46,247
(2)   Additional revenue from the acquisition of PFC                         403,784                   $  304,034
(3)   Additional depreciation & amortization:
        Full year impact from the acquisition of three
        properties on June 27, 1996                                         (175,015)
         Acquisition of PFC                                                  (14,518)                     (10,888)
(4)   The full year impact on operating expenses from
      the three properties acquired on June 27, 1996                         225,096
(5)   Additional operating expenses from the acquisition
      of PFC                                                                 284,253                      219,844
(6)   Interest expense reduction from the retirement of
      $4.5 million in outstanding debt                                       393,118                      299,700
(7)   The full year impact on interest expense from the
      acquisition of three properties on June 27, 1996                      (440,556)
(8)   Additional interest expense - PFC's existing loans                     (72,342)                     (51,383)
(9)   Income tax on cumulative effect of adjustments                        (109,864)                    (120,607)
         (37.5%)


                Lockhart Caribbean Corporation and Subsidiaries

                   Consolidated Interim Financial Statements
                                  (Unaudited)

                 Lockhart Caribbean Corporation and Subsidiaries
                           Consolidated Balance Sheets
                                   (Unaudited)




                                                           September 30
                                                  ------------------------------
                                                       1997             1996
                                                       ----             ----
Assets
Operating property:
      Land and improvements                       $ 10,012,272     $ 10,009,236
      Buildings and improvements                    25,207,386       24,294,149
      Equipment                                        445,369          409,684
      Prepaid lease                                  1,460,657        1,460,657
      Construction-in-progress                         424,729          281,637
                                                  ------------     ------------
Total operating property                            37,550,413       36,455,363
Accumulated depreciation and amortization           (4,872,052)      (3,719,134)
                                                  ------------     ------------
                                                    32,678,361       32,736,229
Cash and cash equivalents                              599,511          876,986

Accounts and note receivable:
      Tenants                                          388,793          291,530
      Note and related accrued interest                     --          174,259
      Shareholders                                      94,020           93,495
      Other                                             51,433           57,252
                                                  ------------     ------------
                                                       534,246          616,536
Prepaid expenses                                       471,240          549,306
Deferred financing costs                               455,071          194,153
Other assets                                           476,030          403,673
                                                  ------------     ------------
Total assets                                      $ 35,214,459     $ 35,376,883
                                                  ============     ============



See accompanying notes.

                                                             September 30
                                                     ---------------------------
                                                         1997             1996
Liabilities and shareholders' equity
Liabilities:
   Notes payable
      Mortgage notes                                 $25,144,616     $23,195,293
      Installment note                                        --         235,075
      Line of Credit                                     349,773
      Lease                                               61,142          59,000
                                                     -----------     -----------
Total notes payable                                   25,555,531      23,489,368
Property taxes                                           896,699         820,535
Tenant security deposits                                 342,993         317,428
Accounts payable                                           8,724          56,063
Accrued expenses and other liabilities                   315,526         294,994
Deferred income taxes                                    861,287       1,601,570
                                                     -----------     -----------
Total liabilities                                     27,980,760      26,579,958

Shareholders' equity Preferred stock,
 par value $.01:
      Authorized shares--1,000,000,
       none issued Class A common
       stock, par value $.01:

      Authorized shares--40,000,000,
       none issued Class B common
       stock, par value $.01:

      Authorized shares--9,000,000
      Issued and outstanding shares--
       8,667,177 in 1997 and
       8,604,598 in 1996                                  86,672          86,046
   Additional paid-in capital                          6,758,015       6,660,536
   Retained earnings                                     389,012       2,050,343
                                                     -----------     -----------
Total shareholders' equity                             7,233,699       8,796,925
                                                     -----------     -----------
Total liabilities and shareholders' equity           $35,214,459     $35,376,883
                                                     ===========     ===========


See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statement of Operations
                                   (Unaudited)

                                                          Nine Months Ended
                                                             September 30
                                                   -----------------------------
                                                        1997            1996
                                                        ----            ----
Income:
      Rental Income                                $ 3,261,317      $ 2,239,765
      Tenant expense reimbursement                     139,539           76,236
      Other operating income                           226,572          532,752
                                                   -----------      -----------
Total Income                                         3,627,428        2,848,753

Operating expenses:
      Operating and maintenance                        253,523          175,988
      Salaries and employee benefits                   665,817          603,064
      Directors' fees                                  186,800          173,200
      Utilities                                        211,120           93,986
      Insurance                                        398,581          287,460
      Depreciation and amortization                  1,084,998          677,391
      Other taxes                                      461,882          368,478
      Professional fees                                128,612          156,906
      Other general and administrative                  79,983           69,284
                                                   -----------      -----------
Total Operating expenses                             3,471,316        2,605,757
                                                   -----------      -----------
Operating income                                       156,112          242,996

Other income (expense):
      Interest expense                              (1,671,312)      (1,162,695)
      Gain on disposal of operating
        property                                            --           80,505
      Other income                                      12,370          104,783
                                                   -----------      -----------
Total other income (expense)                        (1,658,942)        (977,407)
                                                   -----------      -----------
Loss before income taxes                            (1,502,830)        (734,411)
Deferred income tax benefit                            562,058          274,670
                                                   -----------      -----------
Net loss                                           ($  940,772)     ($  459,741)
                                                   ===========      ===========

See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                 Consolidated Statement of Shareholders' Equity
                      Nine Months Ended September 30, 1997
                                   (Unaudited)


                                                    Common           Additional             Retained
                                                     Stock      Paid-in Capital             Earnings               Total
                                                     -----      ---------------             --------               -----
Balance at January 1, 1997                         $86,222           $6,669,379           $1,578,369          $8,333,970
Issuance of common stock                               450               88,636                   --              89,086
Net loss                                                --                   --            (940,772)           (940,772)
Cash dividends                                          --                   --            (248,585)           (248,585)
                                                    ------            ---------           ----------           ---------
Balance at September 30, 1997                      $86,672           $6,758,015           $ 389,012           $7,233,699
                                                    ======            =========           ==========           =========



See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                             Nine Months Ended
                                                                September 30
                                                        ----------------------------
                                                             1997            1996
                                                             ----            ----
Operating activities
Net loss                                               ($   940,772)   ($   459,741)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
       Depreciation and amortization                      1,084,998         677,391
       Deferred income taxes                               (562,058)       (274,670)
       Gain on disposal of operating property                    --         (80,505)
       Changes in operating assets and liabilities:
          Accounts and note receivable                      239,670       5,436,854
          Prepaid expenses                                  (68,633)       (302,346)
          Other assets                                     (230,262)       (154,074)
          Tenant security deposits                           28,958          91,791
          Accounts payable and accrued expenses             (65,248)        162,508
                                                       ------------    ------------
Net cash provided by (used in) operating activities        (513,347)      5,097,208

Investing activities
Acquisition of land                                              --      (2,974,051)
Sale of land                                                     --          80,505
Acquisition of buildings and improvements                  (248,463)    (12,076,704)
Acquisition of equipment                                    (18,709)       (100,732)
                                                       ------------    ------------
Net cash used in investing activities                      (267,172)    (15,070,982)

Financing activities
Principal payments on notes                                (183,722)       (386,716)
Proceeds from issuance of notes                             795,773      10,762,330
Proceeds from issuance of common stock                      107,122         238,476
Repurchase of common stock                                  (18,036)        (79,058)
Loan issuance costs                                          (2,685)        (68,868)
Cash dividends                                             (248,585)       (245,607)
                                                       ------------    ------------
Net cash provided by financing activities                   449,867      10,220,557

Net (decrease) increase in cash and cash equivalents       (330,652)        246,783
Cash and cash equivalents at January 1                      930,163         630,203
                                                       ------------    ------------

Cash and cash equivalents at September 30              $    599,511    $    876,986
                                                       ============    ============



See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                               September 30, 1997


1. Summary of Significant Accounting Policies

Description of Business

Lockhart Caribbean Corporation ("LCC") is organized as a United States Virgin Islands corporation engaged in owning, developing and leasing commercial real estate. LCC leases developed land, and retail and office space to customers under month-to-month and long-term leases. The accompanying consolidated financial statements include the accounts of LCC and its wholly-owned subsidiaries H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI"). Significant intercompany balances and transactions have been eliminated in consolidation.


Basis of Presentation

The consolidated financial statements of LCC as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. The accompanying financial information should be read in conjunction with the financial statements, including the notes thereto, for the year ended December 31, 1996 included elsewhere in this Prospectus.



Uses of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents


Cash equivalents consist of short-term, highly liquid investments with maturity of three months or less when purchased. Cash equivalents amounted to $124,973 and $131,388 at September 30, 1997 and 1996, respectively, and consisted primarily of money market instruments.


Construction-in-Progress

Construction-in-progress consists primarily of costs (including applicable property taxes and interest) incurred relating to certain renovation and rebuilding projects. These costs are included in operating property when the projects are completed.

Operating Property

Operating property is stated on the basis of cost. LCC provides for depreciation of operating property using the straight line and accelerated methods for financial reporting purposes and the modified accelerated cost recovery system for income tax purposes over their estimated useful lives, which range from 5 to
31.5 years. Expenditures for maintenance and general repairs are charged to expenses as incurred, whereas major improvements are classified as additions to operating property.

Net Income (Loss) Per Share

Net income (loss) per share is computed based upon the weighted average number of common shares outstanding during the periods.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                               September 30, 1997



Capitalized Interest


Interest is capitalized as a component of the cost of property, plant and equipment constructed. No interest was capitalized in the periods ended September 30, 1997 and September 30, 1996.


Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair market value and carrying value of the asset.

Deferred Financing Costs

Deferred financing costs represents costs incurred related to the issuance of debt and are amortized over the term of the related debt.

Fair Values of Financial Instruments

The following methods and assumptions were used by LCC in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Note receivable: The carrying amount reported in the balance sheet approximates fair value due to the underlying collateral on the note.

Notes payable: The carrying amounts of the mortgage notes, which bear interest based on the financial institution's prime rate, approximate fair value due to the periodic repricing of the interest rates. The carrying amounts of the fixed rate mortgage and the installment note approximate fair value based on discounted cash flow analyses.

2. Note Receivable


In 1989, HELM sold a parcel of land and received a promissory note for $101,000, secured by a first priority mortgage on the property. No interest was accrued for the nine months ended September 30, 1997 and 1996. The note was settled on March 14, 1997 for $169,000. Accrued interest as of March 14, 1997 amounted to $73,259.


3. Notes Payable

Mortgage notes payable consisted of the following:

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                               September 30, 1997

                                                                      September 30
                                                                  -------------------
                                                                   1997          1996
                                                                   ----          ----

First and second mortgage note payable to financial
   institution at prime plus .5% (9% at September 30, 1997)     $14,521,167   $        --

First mortgage note payable to a financial institution
   at prime plus .5% (9% at September 30, 1997)                   4,475,702            --

First mortgage  payable to a financial  institution
   at prime plus 1.5% (10% and 9.75% at September 30, 1997
   and 1996, respectively)                                          756,640       832,312

First mortgage note payable to seller at 8.75%                    4,645,107     4,680,652

Non-revolving line of credit promissory note to a financial
   institution at prime plus .5% (9% at September 30, 1997)         746,000            --

Interim mortgage note payable to a financial institution at
   prime plus .5% (8.75% at September 30, 1996)                          --    10,018,125

First mortgage note payable to a financial institution at
   prime plus 1.25% (9.5% at September 30, 1996)                         --     3,735,552

First mortgage note payable to a financial institution at
   prime plus 1.25% (9.5% at September 30, 1996)                         --     1,925,118

First mortgage note payable to a financial institution at
   prime plus 1% (9.25% at September 30, 1996)                           --     1,318,329

Non revolving line of credit promissory note to a financial
   institution at prime plus 1% (9.25% at September 30, 1996)            --       685,205
                                                                -----------   -----------
                                                                $25,144,616   $23,195,293
                                                                ===========   ===========

The $14.5 million mortgage note is payable in monthly installments of $125,032 commencing in May 1997 after a six month interest-only payment period. A final balloon payment of $14.1 million is due when the note matures in April 2000. Proceeds of the note were used to retire mortgage and installment notes on Drakes Passage; and to retire mortgage notes issued for the renovation of Grand Hotel, acquisition of Red Hook Plaza, and an interim loan of $10 million issued to acquire Orange Grove Shopping Center, Fort Mylner Commercial Center, and Fort Mylner Shopping Center.


The $4.5 million mortgage note is payable in monthly installments of $38,537 commencing May 1997 after an initial interest-only payment period. A final balloon payment of approximately $4.3 million is payable when the note matures in April 2000. The proceeds of the note were used to liquidate the mortgage note issued for the renovation of Lockhart Gardens Shopping Center (which had an outstanding balance of $3,735,552 at liquidation).


The $756,640 mortgage note is payable in monthly installments of $6,306 plus interest through May 1999 and a final balloon payment of $630,520 in June 1999.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                                  September 30, 1997


Proceeds of the $4.7 million mortgage note to seller were used to finance the acquisition of Red Hook Plaza Shopping Center. The note is payable in monthly installments of $34,971 commencing February 1996. A final installment comprised of the principal sum then outstanding together with any unpaid interest is payable when the note matures in January 2004. The note is secured by a first priority mortgage on properties at Red Hook Plaza Shopping Center, an conditional assignment of leases and rents, and a guarantee of LCC up to a maximum amount of $750,000.


HELM, a subsidiary, obtained a $1 million non-revolving line of credit from a financial institution. A total of $746,000 has been drawn on the line of credit as of September 30, 1997. The balance outstanding under the line of credit is due and payable on April 2000. Interest accrues at .5% above the institution's prime rate and is payable monthly.

The mortgage  notes of $3,735,552,  $1,925,118,  and $1,318,329 on September 30,
1996 and the interim note of $10 million were all retired in October 1996 when two new mortgage notes of $14.6 million and $4.5 million, respectively were issued.


Substantially all operating property is pledged as collateral on the mortgage notes.

Installment Note

In 1990, HELM purchased a lease on its Drakes Passage property through an installment note payable. The note was schedule to mature in 1997. The acquisition of the lease was recorded as a capitalized asset at the present value of the acquisition cost. The capitalized asset and discount were being amortized over the seven year term of the installment note.


At September 30, 1996, the balance of the installment note was $235,075 (net of unamortized discount of $79,936). The note was liquidated in October 1996 with the proceeds of the $14.6 million mortgage note.


At July 1996, HELM purchased a vehicle for $59,000 through an installment note payable which matures on June 1, 2001. In February, 1997, HELM financed the purchase of another vehicle through an installment note payable of $13,800 which matures on January 1, 2002.


On August 1, 1997, LCC obtained a line of credit from a financial institution in the amount of $400,000. Advances under the line of credit will bear interest at the institution's prime rate. At September 30, 1997, a total of $349,773 was advanced under the line of credit. The line of credit expires on July 1, 1998.


4. Income Taxes


At September 30, 1997, LCC had operating loss carryforwards of approximately $1,029,000 available to offset future taxable income through the year 2011.

                 Lockhart Caribbean Corporation and Subsidiaries
              Notes to Unaudited Consolidated Financial Statements
                               September 30, 1997

At September 30, 1996 and 1997, net deferred income taxes (liabilities) had balances of $861,287 and $1,601,570, respectively.


5. Leases


The Company, through its subsidiaries, leases retail and office space under noncancellable leases which expire at various dates. Five-year renewal options are available with most leases. The leases provide for minimum rental payments plus adjustments, if applicable for certain additional costs incurred by the lessor and/or a percentage of gross sales. No rent attributable to a percentage of tenants' gross sales are included in the periods ended September 30, 1997 and September 30, 1996.

At September 30, 1997, the approximate future minimum rental income under the lease agreements were as follows:


         1998                                               $ 4,635,000
         1999                                                 4,805,000
         2000                                                 4,918,000
         2001                                                 5,061,000
         Thereafter                                           5,237,000
                                                            -----------
                                                            $24,656,000
                                                            ===========



6. Transaction with Related Parties

The amounts due from shareholders are interest bearing and have no specific repayment terms.


A shareholder of LCC and member of the board of directors is also a partner of a law firm which renders legal services to LCC. During the nine months ended September 30, 1997 and 1996, fees paid to the law firm amounted to $105,199 and $104,327 respectively.


7. Subsequent Events


On October 3, 1997, the Company and the shareholders of Premium Finance Company of the V.I. Inc. ("PFC") executed an agreement for the purchase of all the outstanding common stock of PFC for $687,500. PFC finances insurance premiums for individuals and businesses primarily in the U.S. Virgin Islands, the British Virgin Islands and Anguilla. The acquisition is dependent upon regulatory approval. In addition, the Company has agreed to guarantee a bank loan to a wholly-owned subsidiary of PFC in the amount of $200,000.

One of the Company's major tenants advised the Company that it intends to vacate its premises by December 1997. In October 1997, the Company signed a lease with another major national retailer for the space to be vacated by December 1997.

                 LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES
                STATEMENTS OF ESTIMATED TAXABLE OPERATING RESULTS
                                       AND
             STATEMENTS OF ESTIMATED CASH AVAILABLE FROM OPERATIONS

The following unaudited schedules are presented for Red Hook Plaza, Inc., Fort Mylner Properties, Inc., and Golden Orange Centers, Inc., which are wholly-owned subsidiaries of the Company, and which represent the properties recently acquired by the Company.

The statements are based on the actual operating results for Red Hook Plaza, Inc., Fort Mylner Properties, Inc., and Golden Orange Centers, Inc. for the most recent twelve-month period ended September 30, 1997. Total rental revenue for Red Hook Plaza, Inc. was increased by 5% over actual results to reflect rentals to be collected in the coming year in accordance with current lease agreements which allow for annual increases of 5%. No other adjustments were made to the actual results.

                              RED HOOK PLAZA, INC.

                     Twelve Months Ended September 30, 1997


Statement of Estimated Taxable Operating Results

Revenue:
      Rental revenue                                         $779,441
      Reimbursements & other income                           144,703
                                                              -------
Total revenue                                                          $924,144

Operating expenses:
      Property operating & maintenance                        262,086
      Real estate taxes                                        39,072
      Management fees                                          56,028
      Depreciation & amortization                             158,163
                                                             --------
Total operating expenses                                                515,349
                                                                        -------
Operating profit                                                        408,795

Interest expense                                                       (408,153)
Other income                                                              7,024
                                                                        --------
Estimated taxable operating results                                    $  7,666
                                                                        ========

Statement of Estimated Cash Available from Operations
Net income                                                   $  7,666
Adjustments to reconcile net income to net cash provided
      by operating activities:
      Depreciation and amortization                           158,163
      Changes in operating assets and liabilities             (42,569)
                                                              -------
Estimated net cash available provided by operating
activities                                                   $123,260
                                                              =======

                          FORT MYLNER PROPERTIES, INC.

                     Twelve Months Ended September 30, 1997

Statement of Estimated Taxable Operating Results
Revenue:
      Rental revenue                                      $848,991
      Reimbursements & other income                        115,977
                                                           -------
Total revenue                                                          $964,968

Operating expenses:
      Operating & maintenance                              232,457
      Real estate taxes                                     51,491
      Depreciation & amortization                          189,060
                                                          --------
Total operating expenses                                                473,008
                                                                        -------
Operating profit                                                        491,960

Interest expense                                                       (586,347)
                                                                       --------
Estimated taxable operating results                                    $(94,387)
                                                                        =======

Statement of Estimated Cash Available
 from Operations
Net loss                                                  $(94,387)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
      Depreciation and amortization                        189,060
      Changes in operating assets and
        liabilities                                        (95,319)
                                                           -------
Estimated net cash available provided by
  operating activities                                    $   (646)
                                                           ========

                           GOLDEN ORANGE CENTERS, INC.

                     Twelve Months Ended September 30, 1997


Statement of Estimated Taxable Operating Results

Revenue:
      Rental revenue                                        $451,665
      Reimbursements & other income                           89,084
                                                            --------
Total revenue                                                          $540,749

Operating expenses:
      Operating & maintenance                                144,852
      Real estate taxes                                       26,881
      Depreciation & amortization                            161,149
                                                            --------
Total operating expenses                                                332,882
                                                                       --------
Operating profit                                                        207,868

Interest expense                                                       (323,037)
                                                                       --------
Estimated taxable operating results                                   $(115,170)
                                                                       --------

Statement of Estimated Cash Available from Operations
Net loss                                                   $(115,170)
Adjustments to reconcile net loss to net cash provided
      by operating activities:
      Depreciation and amortization                          161,149
      Changes in operating assets and liabilities             82,074
                                                            --------
Estimated net cash available provided by operating
activities                                                 $ 128,053
                                                            ========

                         Report of Independent Auditors



The Board of Directors and Shareholders
Lockhart Caribbean Corporation


We have audited the accompanying consolidated balance sheets of Lockhart Caribbean Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lockhart Caribbean Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                /s/ Ernst & Young LLP





San Juan, Puerto Rico
March 7, 1997, except for Note 7 as to
   which the date is October 22, 1997

                 Lockhart Caribbean Corporation and Subsidiaries
                           Consolidated Balance Sheets

                                                                    December 31
                                                                1996            1995
                                                          ----------------------------

Assets
Operating property:
      Land and improvements                               $ 10,009,236    $  7,030,326
      Buildings and improvements                            25,068,409      11,548,709
      Equipment                                                426,660         308,952
      Prepaid lease                                          1,460,657       1,460,657
      Construction-in-progress                                 265,706       1,193,549
                                                            --------------------------
Total operating property                                    37,230,668      21,542,193
Accumulated depreciation and amortization                   (4,002,257)     (3,098,146)
                                                            --------------------------
                                                            33,228,411      18,444,047

Cash and cash equivalents                                      930,163         463,909
Restricted cash                                                   --           166,294
                                                            --------------------------
                                                               930,163         630,203

Accounts and note receivable, net allowance
for doubtful accounts of $97,800 in 1996 and
$66,000 in 1995:
      Tenants                                                  374,266         347,935
      Note and related accrued interest                        174,259         174,259
      Shareholders                                              97,568          97,043
      Insurance proceeds                                          --         5,316,169
      Other                                                    107,680         106,679
                                                            --------------------------
                                                               753,773       6,042,085

Prepaid expenses                                               325,879         250,098

Deferred financing costs, less accumulated amortization
      of $26,061 in 1996 and $17,600 in 1995                   508,189         113,957

Other assets                                                   523,446          24,990
                                                            --------------------------
Total assets                                              $ 36,269,861    $ 25,505,380
                                                            ==========================



                                                                 December 31
                                                             1996          1995
                                                        --------------------------
Liabilities and shareholders' equity
Liabilities:
      Notes payable:
         Mortgage notes                                  $24,885,459   $12,641,454
         Installment note                                       --         391,642
         Capital lease                                        58,033        27,244
                                                          ------------------------
      Total notes payable                                 24,943,492    13,060,340
      Property taxes                                         778,137       498,195
      Tenant security deposits                               314,035       225,637
      Accounts payable                                       127,431       117,137
      Accrued expenses and other liabilities                 350,746       398,975
      Deferred income taxes                                1,422,050     1,876,240
                                                          ------------------------
Total liabilities                                         27,935,891    16,176,524

Shareholders' equity:
      Preferred stock, par value $.01:
         Authorized shares - - 1,000,000,  none issued
      Class A common stock, par value $.01:
         Authorized shares 40,000,000, none issued
      Class B common stock, par value $.01
         Authorized shares 9,000,000
         Issued and outstanding shares 8,622,155
           in 1996 and 8,525,543 in 1995                      86,222        85,255
      Additional paid-in capital                           6,669,379     6,501,909
      Retained earnings                                    1,578,369     2,741,692
                                                           -----------------------
Total shareholders' equity                                 8,333,970     9,328,856

                                                           -----------------------
Total liabilities and shareholders' equity               $36,269,861   $25,505,380
                                                         =========================





See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                 Year ended December 31
                                                           1996           1995           1994
                                                           ----           ----           ----
Income:
      Rental income                                   $ 3,385,002    $ 3,028,074    $ 2,717,594
      Tenant expense reimbursements                       248,898        332,159        281,196
      Other operating income                              582,833        611,567         76,919
                                                      -----------------------------------------
Total income                                            4,216,733      3,971,800      3,075,709

Operating expenses:
      Operating and maintenance                           243,817        189,112        125,511
      Salaries and employee benefits                      834,697        906,289        728,745
      Directors fees                                      195,500        325,255        171,520
      Utilities                                           162,418         94,293         85,501
      Insurance                                           454,670        338,879        345,156
      Other taxes                                         475,836        499,863        423,992
      Professional fees                                   203,157        355,427        103,849
      Other general and administrative                     69,874         48,166         38,447
      Depreciation and amortization                     1,244,774        906,263        639,147
                                                       ----------------------------------------
Total operating expenses                                3,884,743      3,663,547      2,661,868
                                                       ----------------------------------------
Operating income                                          331,990        308,253        413,841

Other income (expense):
      Interest expense                                 (1,675,930)    (1,084,204)      (437,859)
      Other expenses                                     (105,415)      (199,863)       (74,151)
      Gain (loss) on disposal of operating property        86,440       (850,972)         1,713
      Other income                                          1,640          1,535          3,030
      Insurance proceeds                                   75,670      5,916,981           --
                                                       ----------------------------------------
Total other income (expense)                           (1,617,595)     3,783,477       (507,267)
                                                       ----------------------------------------
(Loss) income before income taxes                      (1,285,605)     4,091,730        (93,426)

Provision (benefit) for income taxes:
      Current                                               1,295       (218,558)        37,877
      Deferred                                           (454,190)     1,806,413        (80,045)
                                                       ----------------------------------------
                                                         (452,895)     1,587,855        (42,168)
                                                       ----------------------------------------

Net (loss) income                                     $  (832,710)   $ 2,503,875    $   (51,258)
                                                       ========================================




See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                 Consolidated Statements of Shareholders' Equity


                                                             Class A       Additional
                                              Number of      Common         Paid-In               Retained
                                               Shares         Stock          Capital               Earnings           Total
                                           -----------------------------------------------------------------------------------------

Balance at January 1, 1994                   8,196,745       $81,967       $6,030,043           $   931,460       $7,043,470

Issuance of common stock                       137,902         1,379          187,676                                189,055

Net loss                                                                                            (51,258)         (51,258)

Cash dividends                                                                                     (317,898)        (317,898)
                                           -----------------------------------------------------------------------------------------

Balance at December 31, 1994                8,334,647         83,346        6,217,719               562,304        6,863,369

Net issuance of common stock                  190,896          1,909          284,190                                286,099

Net income                                                                                        2,503,875        2,503,875

Cash dividends                                                                                     (324,487)        (324,487)
                                           -----------------------------------------------------------------------------------------

Balance at December 31, 1995                8,525,543         85,255        6,501,909             2,741,692        9,328,856

Net issuance of common stock                   96,612            967          167,470                                168,437

Net loss                                                                                           (832,710)        (832,710)

Cash dividends                                                                                     (330,613)        (330,613)
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1996                8,622,155        $86,222       $6,669,379            $1,578,369       $8,333,970
                                           =========================================================================================








See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                            Year ended December 31
                                                                       1996          1995            1994
                                                                -------------------------------------------
Operating activities
Net (loss) income                                               $   (832,710)   $ 2,503,875    $   (51,258)
Adjustments to reconcile net (loss) income to net
      cash provided by operating activities:
         Depreciation and amortization                             1,244,774        906,263        639,147
         Deferred income taxes                                      (454,190)     1,806,413        (80,045)
         (Gain) loss on disposal of operating property               (86,440)       850,972         (1,713)
         Changes in operating assets and liabilities:
         Restricted Cash                                             166,294       (166,294)          --
         Accounts and note receivable                              5,331,427     (5,296,594)       144,256
         Prepaid expenses                                            (75,781)       (31,582)        27,966
         Other assets                                             (1,179,207)       (47,354)           (31)
         Tenant security deposits                                     88,398         67,016         16,318
         Accounts payable and accrued expenses                       242,007        443,956         47,700
         Income taxes payable                                           --             --          (11,870)
                                                                 -----------------------------------------
Net cash provided by operating activities                          4,444,572      1,036,671        730,470

Investing activities
Acquisition of land                                               (2,986,417)    (1,013,862)          (912)
Proceeds from sale of land                                            80,405           --             --
Proceeds from sale of operating property                                --             --           35,929
Acquisition of buildings and improvements                        (12,547,702)    (6,275,945)       (84,958)
Acquisition of other operating property                              (73,728)       (22,110)    (1,868,688)
Acquisition of equipment                                             (58,692)       (48,483)       (74,977)
                                                                 -----------------------------------------
Net cash used in investing activities                            (15,586,134)    (7,360,400)    (1,993,606)

Financing activities
Principal payments on mortgage notes payable                     (17,555,996)      (290,840)      (212,340)
Proceeds from issuance of mortgage notes payable                  29,800,000      6,334,260      1,688,870
Proceeds from issuance of common stock                               256,513        286,099        189,055
Repurchase of common stock                                           (88,076)          --             --
Principal payments on installment note payable                      (391,642)      (279,996)      (279,996)
Principal payments on lease payable                                  (28,226)       (11,956)        (9,990)
Loan issuance costs                                                  (54,144)          --          (10,505)
Cash dividends                                                      (330,613)      (324,487)      (317,898)
                                                                 -----------------------------------------
Net cash provided by financing activities                         11,607,816      5,713,080      1,047,196
                                                                 -----------------------------------------
Net increase (decrease) in cash and cash equivalents                 466,254       (610,649)      (215,940)
Cash and cash equivalents at beginning of year                       463,909      1,074,558      1,290,498
                                                                 -----------------------------------------

Cash and cash equivalents at end of year                        $    930,163    $   463,909    $ 1,074,558
                                                                 =========================================

Supplemental cash flow information:
  Interest paid, net of interest capitalized                    $  1,626,963    $   823,863    $   535,090
                                                                 =========================================

See accompanying notes.

                 Lockhart Caribbean Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1996


1. Summary of Significant Accounting Policies

Description of Business

Lockhart Caribbean Corporation ("LCC") is organized as a United States Virgin Islands corporation engaged in owning, developing and leasing commercial real estate. LCC leases developed land, and retail and office space to customers under month-to-month and long-term leases. The accompanying consolidated financial statements include the accounts of LCC and its wholly-owned subsidiaries H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI"). Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with a maturity of three months or less when purchased. Cash equivalents amounted to $313,439 and $84,405 at December 31, 1996 and 1995, respectively, and consisted primarily of money market instruments.

Construction-in-Progress

Construction-in-progress consists primarily of costs (including applicable property taxes and interest) incurred relating to certain renovation and rebuilding projects. These costs are included in operating property when the projects are completed.

Operating Property

Operating property is stated on the basis of cost. LCC provides for depreciation of operating property using the straight-line method for financial reporting purposes and the modified accelerated cost recovery system for income tax purposes over their estimated useful lives, which range from 5 to 31.5 years. Expenditures for maintenance and general repairs are charged to expense as incurred, whereas major improvements are classified as additions to operating property.

Net Income (Loss) Per Share

Net income (loss) per share is computed based upon the weighted average number of common shares outstanding during the periods.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


1. Summary of Significant Accounting Policies (continued)

Capitalized Interest

Interest is capitalized as a component of the cost of property, plant and equipment constructed. In 1995 interest amounting to $97,606 was capitalized. No interest was capitalized in 1996 or 1994.

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Deferred Financing Costs

Deferred financing costs represent costs incurred related to the issuance of debt and are amortized over the term of the related debt.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Note receivable: The carrying amount reported in the balance sheet approximates fair value due to the underlying collateral on the note.

Notes payable: The carrying amounts of the mortgage notes, which bear interest based on the financial institution's prime rate, approximate fair value due to the periodic repricing of the interest rates. The carrying amounts of the fixed rate mortgage and the installment note approximate fair value based on discounted cash flow analyses.


2. Note Receivable

In 1989, HELM sold a parcel of land and received a promissory note for $101,000, secured by a first priority mortgage on the property. LCC has taken legal action to foreclose on the mortgage and the mortgagor was defending such action. No interest was accrued for the years ended December 31, 1996, 1995 and 1994. Accrued interest as of December 31, 1996 and 1995 amounted to $73,300. The note was settled on March 14, 1997 for $169,000.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable

Mortgage notes payable consisted of the following:

                                                                   December 31
                                                               1996           1995
                                                           -------------------------
First and second mortgage note payable to a
      financial institution at prime plus .5%
      (8.75% at December 31, 1996)                         $14,600,000   $      --

First mortgage note payable to a
      financial institution at prime plus .5%
      (8.75% at December 31, 1996)                           4,500,000          --

First mortgage note payable to a financial
      institution at prime plus 1.5% (9.75% and 10%
      at December 31, 1996 and 1995, respectively)             813,394       882,760

First mortgage note payable to seller at 8.75%               4,672,065     4,700,000

Non-revolving line of credit promissory note to a
      financial institution at prime plus .5% (8.75%
      at December 31, 1996)                                    300,000          --


First mortgage note payable to a financial institution
      at prime plus 1.25% (9.75% at December 31, 1995)            --       3,735,552

First mortgage note payable to a financial institution
      at prime plus 1.25% (9.75% at December 31, 1995)            --       1,941,467

Second mortgage note payable to a financial  institution
      at prime plus 1% (9.5% at December 31, 1995)                --       1,381,675
                                                           -------------------------
                                                           $24,885,459   $12,641,454
                                                           =========================

The $14.6 million mortgage note is payable in monthly installments of $125,032 commencing in May 1997 after a six month interest-only payment period. A final balloon payment of $14.1 million is due when the note matures in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. Proceeds of the note were used to retire mortgage and installment notes issued for the renovation of the Grand Hotel and acquisition of Red Hook Plaza Shopping Center and Drakes Passage properties (which had outstanding balances of $1,941,467, $1,381,675 and $391,642, respectively, at December 31, 1995), and to retire an interim loan of $10.4 million, used to acquire the Orange Grove Shopping Center and Fort Mylner properties, obtained during 1996.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable (continued)

The $4.5 million mortgage note is payable in monthly installments of $38,537 commencing in May, 1997 after an initial interest-only payment period. A final balloon payment of approximately $4.3 million is payable when the note matures in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. The proceeds of the note were used to liquidate the mortgage note issued for the renovation of Lockhart Gardens Shopping Center (which had an outstanding balance of $3,735,552 at December 31, 1995).

The mortgage note with an outstanding balance of $813,394 at December 31, 1996 is payable in monthly installments of $6,306 plus interest through May, 1999 and a final payment of $630,520 due in June, 1999.

Proceeds of the $4.7 million mortgage note were used to finance the acquisition of Red Hook Plaza Shopping Center. The note is payable in monthly installments of $34,971 commencing in February 1996. A final installment comprised of the principal sum then outstanding together with any unpaid interest is payable when the note matures in January 2004. The note is secured by a first priority mortgage on properties at the Red Hook Plaza Shopping Center, a conditional assignment of leases and rents, and a guarantee of LCC up to a maximum amount of $750,000.

HELM obtained a $1 million non-revolving line of credit from a financial institution. $300,000 has been drawn on the line of credit as of December 31, 1996. The balance outstanding under the line of credit is due and payable in April 2000. However, if there are no events of default, the financial institution has agreed to convert the balance outstanding on April 1, 2000 to a term loan payable in 15 years and bearing interest at prime plus .5%. Interest is accrued on the unpaid balance at .5% above the institution's prime rate and is payable monthly.

The financial institution granted a moratorium on principal payments of the three mortgage notes due to the effects of Hurricane Marilyn. The moratorium period was from November 1995 to July 1996 for the $3.7 million mortgage, and from November 1995 to January 1996 for the $1.9 million mortgage and the $883,000 mortgage. The principal payments during the moratorium period were added to the balloon payments due when the notes were scheduled to mature.

Installment Note

In 1990, HELM purchased a lease on its Drake's Passage property through an installment note payable. The note was scheduled to mature in 1997. The acquisition of the lease was recorded as a capitalized asset at the present value of the acquisition cost. The capitalized asset and discount are being amortized over the seven year term of the installment note.

At December 31, 1995, the balance of the installment note was $391,642 (net of unamortized discount of $133,351). The note was liquidated in 1996 with the proceeds of the $14.6 million mortgage note.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


3. Notes Payable (continued)

Capital Lease Obligations

In August 1992, HELM leased a vehicle for $60,000 under a capital lease which expired in August, 1996. The lease required monthly installments of $1,508 and bore interest at 13%.

In July, 1996, HELM purchased a vehicle for $59,000 through an installment note payable. The note matures on June 1, 2001 and is payable in monthly principal installments of $983.

Principal payments of notes payable (including unamortized discount) for the five years subsequent to December 31,1996, and in the aggregate, are as follows:

               1997                                      $     225,434
               1998                                            309,040
               1999                                            916,783
               2000                                         18,826,117
               2001                                             16,024
               Thereafter                                    4,650,094
                                                      ----------------

                                                           $24,943,492
                                                      ================


4. Income Taxes

At  December  31,  1996  the  Company  has  operating  loss   carryforwards   of
approximately $1,029,000 and $346,000 available to offset future taxable income through the years 2011 and 2010, respectively.

At December 31, 1996 and 1995 net deferred income taxes (liabilities) consisted of the following:

                                                   1996           1995
                                             --------------------------
Depreciation                                 $   632,004    $   704,879
Provision for doubtful accounts receivable        38,676         24,684
Basis of operating property                   (2,788,285)    (2,754,990)
Contributions carry-forward                       25,295         19,738
Operating loss carry-forward                     670,260        129,449
                                             --------------------------
                                             $(1,422,050)   $(1,876,240)
                                             ==========================

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


4. Income Taxes (continued)

The differences between income taxes at the statutory rate of 37.4% and the income tax provision (benefit) in the accompanying statements of operations amount to $28,021, $20,148 and $(7,227) for the years ended December 3, 1996, 1995 and 1994, respectively, and are due to nondeductible expenses and miscellaneous items.


5. Leases

The Companies lease retail and office space to tenants under noncancelable leases which expire at various dates. Five year renewal options are available with most leases. The leases provide for minimum annual rental payments plus adjustments, if applicable, for certain additional costs incurred by the lessor and/or a percentage of gross sales. Included in rental income for the years ended December 31, 1996, 1995 and 1994 are $77,000, $100,000 and $221,000,
respectively, of rent attributable to a percentage of tenants' gross sales.

At December 31, 1996, the approximate future minimum rental income under the lease agreements were as follows:

             1997                                      $ 4,484,000
             1998                                        4,786,000
             1999                                        4,824,000
             2000                                        5,012,000
             2001                                        5,109,000
             Thereafter                                  5,237,000
                                                       -----------
Aggregate future minimum rental income                 $29,452,000
                                                       ===========

6. Transactions with Related Parties

The amounts due from shareholders bear interest at 9% and have no specific repayment terms.

A shareholder of LCC and member of the board of directors is also a partner of a law firm which renders legal services to LCC. During the years ended December 31, 1996, 1995 and 1994 fees paid to the law firm amounted to approximately $201,000, $100,000 and $58,000, respectively.

                 Lockhart Caribbean Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)

Subsequent Events


On October 3, 1997, the Company executed a Stock Purchase Agreement to purchase all the outstanding common stock of Premium Finance Company of the V.I., Inc. ("PFC") for $687,500. PFC finances insurance premiums for individual and businesses primarily in the U. S. Virgin Islands, the British Virgin Islands and Anguilla. The acquisition is dependent upon receiving regulatory approval. In addition, the Company has agreed to guarantee a bank loan to a wholly-owned subsidiary of PFC amounting to $200,000.


On July 5, 1997 the shareholders of The Lockhart Companies Incorporated ("LCI") voted to restructure and recapitalize the Company and to offer common stock to the public in an initial public offering to be registered with the Securities and Exchange Commission. In connection with the restructuring and recapitalization, LCI changed its name to Lockhart Caribbean Corporation ("LCC") on August 22, 1997. On the same date, the shareholders of LCI exchanged each of their shares for 9.7 shares of Class B common stock of LCC. The transaction has been accounted for in a manner similar to a pooling-of-interests and, accordingly, the financial statements as of and for the years ended December 31, 1996, 1995 and 1994 have been restated to give retroactive recognition to this transaction.

On August 1, 1997, the Company obtained an additional line of credit from a financial institution in the amount of $400,000. Advances under the line of credit will bear interest at the institutions prime rate. The line of credit expires on July 31, 1998.


One of the Company's major tenants advised the Company that it intends to vacate the premises in October 1997. The tenant's lease does not expire until 2001, and it is obligated to make base rental payments until 2001. The Company and the tenant are negotiating an amicable settlement. The tenants annual base rent is approximately $240,000 per year. On October 22, 1997, HELM signed a lease agreement with a suitable replacement tenant.

                           Other Financial Information

                 Lockhart Caribbean Corporation and Subsidiaries
                   Schedule V - Property, Plant and Equipment


------------------------------------------------------------------------------------------------------------
                 Col. A                Col. B        Col. C           Col. D         Col. E         Col. F
------------------------------------------------------------------------------------------------------------
                                     Balance at     Additions                      Other
                                    Beginning of       at                          Charges       Balance at
                                        year          Cost         Retirements   Add (Deduct)   End of year
------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
      Land and improvements        $ 7,030,326   $  2,986,417    $    (7,507)   $       --      $10,009,236
      Buildings and improvements    11,548,709     12,547,702           --           971,998     25,068,409
      Equipment                        308,952         58,692           --            59,016        426,660
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress       1,193,549         73,728        (29,573)       (971,998)       265,706
                                    ------------------------------------------------------------------------
                                   $21,542,193   $ 15,666,539    $   (37,080)   $    (39,016)   $37,230,668
                                    ========================================================================

Year ended December 31, 1995:
      Land and improvements        $ 6,016,464   $  1,013,862    $      --      $       --      $ 7,030,326
      Buildings and improvements     7,104,296      6,275,945     (3,106,099)      1,274,567     11,548,709
      Equipment                        429,510         48,483         (5,280)       (163,761)       308,952
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress       2,446,006         22,110           --        (1,274,567)     1,193,549
                                    ------------------------------------------------------------------------
                                   $17,456,933   $  7,360,400    $(3,111,379)   $   (163,761)   $21,542,193
                                    ========================================================================

Year ended December 31, 1994:
      Land and improvements        $ 6,015,552   $        912    $      --      $       --      $ 6,016,464
      Buildings and improvements     7,080,481         84,958        (61,143)           --        7,104,296
      Equipment                        454,167         74,977        (99,634)           --          429,510
      Prepaid lease                  1,460,657           --             --              --        1,460,657
      Construction-in-progress         577,318      1,868,688           --              --        2,446,006
                                    ------------------------------------------------------------------------
                                   $15,588,175   $  2,029,535    $  (160,777)   $       --      $17,456,933
                                    ========================================================================


                 Lockhart Caribbean Corporation and Subsidiaries
              Schedule VI - Accumulated Depreciation, Depletion and
                  Amortization of Property, Plant and Equipment


------------------------------------------------------------------------------------------------------
                 Col. A                Col. B     Col. C       Col. D           Col. E      Col. F
------------------------------------------------------------------------------------------------------
                                     Balance at  Additions                       Other     Balance at
                                    Beginning of    at                          Charges      End of
                                        year       Cost      Retirements     Add (Deduct)     Year
------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
      Land improvements            $  165,273   $  33,818    $      --      $      --      $  199,091
      Buildings and improvements    1,649,789     608,413           --             --       2,258,202
      Equipment                       213,855      53,212           --             --         267,067
      Prepaid lease                 1,069,229     208,668           --             --       1,277,897
                                   ------------------------------------------------------------------
                                   $3,098,146   $ 904,111    $      --      $      --      $4,002,257
                                   ==================================================================

Year ended December 31, 1995:
      Land improvements            $  136,500   $  28,773    $      --      $      --      $  165,273
      Buildings and improvements    3,438,589     464,927       (507,375)    (1,746,352)    1,649,789
      Equipment                       255,620      55,538        (18,281)       (79,022)      213,855
      Prepaid lease                   860,561     208,668           --             --       1,069,229
                                   ------------------------------------------------------------------
                                   $4,691,270   $ 757,906    $  (525,656)   $(1,825,374)   $3,098,146
                                   ==================================================================

Year ended December 31, 1994:
      Land improvements            $  102,210   $  34,290    $      --      $      --      $  136,500
      Buildings and improvements    3,185,470     292,734        (26,927)       (12,688)    3,438,589
      Equipment                       324,196      32,854       (101,430)          --         255,620
      Prepaid lease                   651,893     208,668           --             --         860,561
                                   ------------------------------------------------------------------
                                   $4,263,769   $ 568,546    $  (128,357)   $   (12,688)   $4,691,270
                                   ==================================================================


                 Lockhart Caribbean Corporation and Subsidiaries
                Schedule VIII - Valuation and Qualifying Accounts

                                Balance at Charged to  Charged
                                 beginning  costs and  to other              Balance at
          Description             of year   expenses   expenses  Deductions  end of year
----------------------------------------------------------------------------------------
Year ended December 31, 1996:

Allowance for doubtful accounts   $66,000   $31,800   $   --     $  --     $97,800
                                  ------------------------------------------------
Total .........................   $66,000   $31,800   $   --     $  --     $97,800
                                  ================================================
Year ended December 31, 1995:

Allowance for doubtful accounts   $  --     $66,000   $   --     $  --     $66,000
                                  ------------------------------------------------
                                  $  --     $66,000   $   --     $  --     $66,000
                                  ================================================
Year ended December 31, 1995:

Allowance for doubtful accounts   $  --     $  --     $   --     $  --     $  --
                                  ------------------------------------------------
Total .........................   $  --     $  --     $   --     $  --     $  --
                                  ================================================

                 Lockhart Caribbean Corporation And Subsidiaries
             Schedule XI - Real Estate And Accumulated Depreciation
                                December 31, 1996

                                                                    Cost Capitalized               Gross amount at
                                   Initial Cost to Company     subsequent to acquisition           December 31, 1996
                                -----------------------------  -------------------------    ----------------------------
                                                Land and Land   Buildings and                 Carrying         Land    Buildings and
         Description             Encumbrances   Improvements    Improvements   Improvements     Costs     Improvements  Improvements
------------------------------------------------------------------------------------------------------------------------------------
Drakes Passage
   Charlotte Amalie .........   Mortgage lien
   St. Thomas ...............                   $    5,000      $   40,000      $   614,498         --     $    5,000     $  654,498
   Retail/office complex

Grand Hotel
   Charlotte Amalie,
   St. Thomas
   Retail/office complex ....   Mortgage lien      264,743          65,000        4,479,522         --        264,743      4,511,028

Lockhart Gardens Shopping
   Center, Estate Thomas,
   St. Thomas
   Shopping Center ..........   Mortgage lien       33,887         497,380       10,003,692         --         33,887      7,410,391

Sugar Estate Park
   Estate Thomas,
   St. Thomas
   Business Park ............   Mortgage lien      277,172             --         1,099,750         --      1,376,922          --

Cinema One Building
   Estate Thomas,
   St. Thomas ...............                        5,000             --               --          --          5,000

Red Hook Shopping Center
   Red Hook, St. Thomas .....   Mortgage lien
   Shopping Center ..........                    1,013,862      4,971,608           239,943         --      1,013,862      5,211,551

Fort Mylner Commercial
   Center
   Estate Tutu, St. Thomas ..   Mortgage lien
   Office Building ..........                      646,910      1,218,220               --          --        646,910      1,218,220


                                           Accumulated     Date of        Date       Useful
Description                     Total      Description   Construction   Acquired      Life
-------------------------------------------------------------------------------------------
Drakes Passage
   Charlotte Amalie
   St. Thomas ............   $  659,498   $     55,500                    1920        31.5
   Retail/office complex

Grand Hotel
   Charlotte Amalie,
   St. Thomas
   Retail/office complex..    4,775,771        750,873                    1914        31.5

Lockhart Gardens Shopping
   Center, Estate Thomas,
   St. Thomas
   Shopping Center .......    7,444,276        981,695       1972                     31.5

Sugar Estate Park
   Estate Thomas,
   St. Thomas
   Business Park .........    1,376,922        199,718       1991                     31.5

Cinema One Building
   Estate Thomas,
   St. Thomas ............        5,000            --

Red Hook Shopping Center
   Red Hook, St. Thomas ..
   Shopping Center .......    6,225,413        315,780                    1995        31.5

Fort Mylner Commercial
   Center
   Estate Tutu, St. Thomas
   Office Building .......    1,865,130         19,427                    1996        31.5


                                                                    Cost Capitalized               Gross amount at
                                   Initial Cost to Company     subsequent to acquisition           December 31, 1996
                                -----------------------------  -------------------------    ----------------------------
                                                Land and Land   Buildings and                 Carrying         Land    Buildings and
         Description             Encumbrances   Improvements    Improvements   Improvements     Costs     Improvements  Improvements
------------------------------------------------------------------------------------------------------------------------------------


Fort Mylner Shopping
      Center
      Estate Tutu, St. Thomas    Mortgage lien
      Shopping Center .......                    1,825,144       2,743,426          --            --         1,825,144     2,743,426

Orange Grove Shopping
      Center
      Orange Grove, St. Croix    Mortgage lien
      Shopping Center .......                      501,997       3,082,428          --            --           501,997     3,082,428

Corporate Office Building
      Estate Thomas,             Mortgage lien
      St. Thomas ............                         --           202,295        34,573          --            --           236,867

Undeveloped Land ............                    4,335,771             --           --            --         4,335,771           --
                                               -----------     -----------   -----------       ------      -----------   -----------
                                               $ 8,909,486     $12,820,357   $16,471,978                   $10,009,236   $25,068,409
                                               ===========     ===========   ===========       ======      ===========   ===========




                                             Accumulated     Date of        Date       Useful
Description                       Total      Description   Construction   Acquired      Life
---------------------------------------------------------------------------------------------
Fort Mylner Shopping
      Center
      Estate Tutu, St. Thomas
      Shopping Center .......   4,568,570       43,456                      1996       31.5

Orange Grove Shopping
      Center
      Orange Grove, St. Croix
      Shopping Center .......   3,584,425       48,927                      1996       31.5

Corporate Office Building
      Estate Thomas,
      St. Thomas ............     236,867       41,917         1990                    31.5

Undeveloped Land ............   4,335,771          --
                              -----------   ----------
                              $35,077,643   $2,457,293
                              ===========   ==========


                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                   Reconciliation - Land and Land Improvements




                                           Year ended December 31
                                 ---------------------------------------
                                      1996          1995          1994
                                      ----          ----          ----
Balance at beginning of year .   $  7,030,326    $6,016,464   $6,015,552

Additions during the year:
      Acquisitions ...........      2,974,051     1,013,862         --
      Improvements ...........         12,366          --            912
                                 ---------------------------------------
Total additions ..............      2,986,417     1,013,862          912

Deductions during the year:
      Cost of real estate sold         (7,507)         --           --
                                 ---------------------------------------
Balance at end of year .......   $ 10,009,236    $7,030,326   $6,016,464
                                 =======================================

                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                   Reconciliation - Buildings and Improvements


                                               Year ended December 31
                                      ------------------------------------------
                                         1996            1995           1994
                                         ----            ----           ----
Balance at beginning of year ......   $11,548,709   $  7,104,296    $ 7,080,481

Additions during the year:
      Acquisitions ................     7,044,074      4,955,148           --
      Improvements ................     6,475,626      2,595,364         84,958
                                      ------------------------------------------
Total additions ...................    13,519,700      7,550,512         84,958

Deductions during the year:
      Write-offs - full depreciated          --         (507,375)          --
      Write-offs - damaged (1) ....          --       (2,598,724)       (61,143)
                                      ------------------------------------------
Total deductions ..................          --       (3,106,099)       (61,143)
                                      ------------------------------------------
Balance at end of year ............   $25,068,409   $ 11,548,709    $ 7,104,296
                                      ==========================================

Notes:
(1) Properties damaged by Hurricane Marilyn in September 1995 were written off in that year.

                 Lockhart Caribbean Corporation and Subsidiaries
                          Schedule XI - Real Estate and
                      Accumulated Depreciation (Continued)

                    Reconciliation - Accumulated Depreciation




                                                Year ended December 31
                                        ----------------------------------------
                                            1996         1995           1994
                                            ----         ----           ----
Balance at beginning of year ........   $1,815,062   $ 3,575,089    $ 3,287,680

Additions during the year:
      Depreciation expense ..........      642,231       493,700        327,024
                                        ----------------------------------------
Total additions .....................      642,231       493,700        327,024

Deductions during the year:
      Retirements - fully depreciated         --        (507,375)          --
      Retirements - damaged .........         --      (1,746,352)       (39,615)
                                        ----------------------------------------
Total deductions ....................         --      (2,253,727)       (39,615)
                                        ----------------------------------------
Balance at end of year ..............   $2,457,293   $ 1,815,062    $ 3,575,089
                                        ========================================

                 Lockhart Caribbean Corporation and Subsidiaries
                  Schedule XII - Mortgage Loans on Real Estate
                                December 31, 1996



                                                                                                                        Principal
                                                                                                                          amount
                                                                                                                        of loans
                                                                                                             Carrying   subject to
                                                                     Periodic                      Face       amount    delinquent
                               Interest   Final maturity             payment              Prior  amount of      of     principal or
       Description              rate         date                    terms                liens  mortgages   mortgages   interest
------------------------------------------------------------------------------------------------------------------------------------
First and second mortgage      8.75%      April 1, 2000  Principal and interest                 $14,600,000  $14,600,000
note payable to a financial                              payments of $125,032 per month
Institution. Interest is                                 after interest only period of
prime plus 0.5%                                          six months. Final balloon
                                                         payment of approximately $14.1
                                                         million.

First mortgage note payable    8.75%      April 1, 2000  Principal and interest payments        $ 4,500,000  $ 4,500,000
to a financial institution.                              of $38,537 per month after
Interest is prime plus 0.5%                              interest only period of
                                                         six months. Final balloon
                                                         payment of approximately $4.3
                                                         million.

First mortgage note payable    9.75%       June 1, 1999  Note is payable in monthly             $ 1,135,000  $   813,394
to a financial institution.                              principal installments of
Interest is prime plus 1.5%                              $6,306 plus interest on
                                                         outstanding balance. Final
                                                         balloon payment of $630,520.

First mortgage note payable    8.75%      March 1, 2004  Principal and interest payments        $ 4,700,000  $ 4,672,065
to seller. Interest is                                   of $36,975. Final balloon
at 8.75%                                                 payment of approximately $4.3
                                                         million.

Non-revolving line of credit   8.75%      April 1, 2000  Monthly interest payments              $ 1,000,000  $   300,000
promissory note to a financial                           at prime plus 0.5% on
institution. Interest is                                 outstanding balance. Balance
prime plus 0.5%                                          outstanding due and payable
                                                         on April 1, 2000. At no time
                                                         amount outstanding to exceed $1
                                                         million.
                                                                                                ------------------------
                                                                                                $25,935,000  $24,885,459
                                                                                                ========================

                 Lockhart Caribbean Corporation and Subsidiaries
            Schedule XII - Mortgage Loans on Real Estate (Continued)

                         Reconciliation - Mortgage Notes



                                           Year ended December 31
                                     1996            1995           1994
                               -------------------------------------------
Balance at beginning of year   $ 12,641,454    $  6,598,034    $ 5,121,492

Additions during the year:
      New mortgage loans         29,800,000       6,334,260      1,688,870
                               -------------------------------------------

Total additions                  29,800,000       6,334,260      1,688,870

Deductions during the year:
      Principal payments        (17,555,995)       (290,840)      (212,328)
                               -------------------------------------------

Total deduction                 (17,555,995)       (290,840)      (212,328)
                               -------------------------------------------

Balance at end of year         $ 24,885,459    $ 12,641,454    $ 6,598,034
                               ===========================================




Notes:
(1) In 1996 H.E. Lockhart Management, Inc. (HELM) a wholly owned subsidiary of the Company, negotiated the following new mortgage notes:
     -    mortgage note for $14.6 million
     -    mortgage note for $4.5 million
     - non-revolving line of credit for $1 million; $300,000 was drawn on line
     - a bridge loan for $10.4 million to facilitate purchase of three properties

In 1996 HELM retired the following notes:

     -    bridge loan for $10.4 million
     -    mortgage note for $3.7 million
     -    mortgage note for $1.9 million
     -    mortgage note for $1.3 million

                         Report of Independent Auditors





The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying balance sheets of Lockhart Caribbean Corporation (Parent Company Only) (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the accompanying financial statements include only the accounts of the parent company and, therefore, do not represent the primary entity. The primary financial statements of the Company, which include the consolidated balance sheet, and the related consolidated statements of operations, shareholders' equity, and cash flows of the Company and H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc., ("LRI") its wholly-owned subsidiaries, have been issued under a separate report. The Company accounts for its investment in HELM and LRI under the equity method in the accompanying financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lockhart Caribbean Corporation (Parent Company Only) at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                     /s/ Ernst & Young LLP

San Juan, Puerto Rico
March 7, 1997 except for Note 4 as to
  which the date is October 22, 1997

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                                 Balance Sheets


                                                            December 31
                                                   -----------------------------
                                                       1996             1995
                                                       ----             ----
Assets
Property:
         Land ..............................       $ 4,335,771       $ 4,343,278
         Construction-in-progress ..........            53,250            71,631
                                                   -----------       -----------
Total property .............................         4,389,021         4,414,909
Cash and cash equivalents ..................            93,398           146,862
Accounts receivable:
         Shareholders ......................            97,568            97,043
         Due from affiliates ...............         2,021,338         2,181,669
         Other .............................            43,115             3,260
                                                   -----------       -----------
                                                       140,683           100,303
Prepaid expenses ...........................           189,474           191,663
Investments in subsidiaries ................         2,832,300         3,796,692
Deferred income taxs .......................           178,285            88,346
Other assets ...............................            52,573              --
                                                   -----------       -----------
Total ......................................       $ 9,897,072       $10,920,444
                                                   ===========       ===========

                                                               December 31
                                                       -------------------------
                                                           1996          1995
                                                           ----          ----
Liabilities and shareholders' equity
Liabilities:
     Property taxes ............................       $   154,549   $    77,275
     Tenant security deposits ..................               900           900
     Accounts payable ..........................             2,633          --
     Accrued expenses and other liabilities ....            41,427        39,301
     Due to affiliates .........................         1,363,593     1,474,112
                                                       -----------   -----------
Total liabilities ..................................     1,563,102     1,591,588

Shareholders' equity:
     Preferred stock, par value $.01:
       Authorized shares -- 1,000,000, none issued
     Class A common stock, par value $.01:
       Authorized shares -- 40,000,000, none issued
     Class B common stock, par value $.01
       Authorized shares -- 9,000,000
       Issued and outstanding shares--8,622,155
         in 1996 and 8,525,543 in 1995 ........             86,222        85,255
     Additional paid-in capital ...............          6,669,379     6,501,909
     Retained earnings ........................          1,578,369     2,741,692
                                                       -----------   -----------
Total shareholders' equity .........................     8,333,970     9,328,856

Total liabilities and shareholders' equity .........   $ 9,897,072   $10,920,444
                                                       ===========   ===========


See accompanying notes.

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                            Statements of Operations

                                                               Year ended December 31
                                                     -----------------------------------------
                                                          1996          1995           1994
                                                          ----          ----           ----
Income:
         Rental Income ...........................   $    11,140    $    21,300    $    10,584
         Other operating income ..................        25,823         32,713         37,862
                                                     -----------    -----------    -----------
Total income .....................................        36,963         54,013         48,446

Operating expenses:
         Operating and maintenance ...............         2,330         13,052          1,425
         Directors' fees .........................       195,500        325,255        171,520
         Insurance ...............................         2,189          8,834          6,286
         Other taxes .............................        86,954         97,649         77,685
         Professional fees .......................        25,448         37,896         27,654
         Other general and administrative ........        13,103         19,216             98
                                                     -----------    -----------    -----------
Total operating expenses .........................       325,524        501,902        284,668
Operating loss ...................................      (288,561)      (447,889)      (236,222)

Other income (expense):
         Other expenses ..........................        (4,136)        (4,678)        (1,140)
         Gain on disposal of operating property ..        86,440           --             --
         Equity in undistributed (losses)/earnings
                  of subsidiaries ................      (716,392)     2,787,182         97,330
                                                     -----------    -----------    -----------
Total other income (expense) .....................      (634,088)     2,782,504         96,190
(Loss) income before income tax (benefit) ........      (922,649)     2,334,615       (140,032)

Income tax (benefit):
         Current .................................          --          (80,914)          --
         Deferred ................................       (89,939)       (88,346)       (88,774)
                                                     -----------    -----------    -----------
                                                         (89,939)      (169,260)       (88,774)
Net (loss) income ................................   $  (832,710)   $ 2,503,875    $   (51,258)
                                                     ===========    ===========    ===========


See accompanying notes.

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                       Statements of Shareholders' Equity


                                              Additional
                                                Paid-In        Retained
                               Common Stock     Capital        Earnings       Total
                               ------------     -------        --------       -----
Balance at January 1, 1994 .   $    81,967    $ 6,030,043    $   931,460   $ 7,043,470
Issuance of common stock ...         1,379        187,676                      189,055
Net loss ...................                                     (51,258)      (51,258)
Cash dividends .............                                    (317,898)     (317,898)
                               -----------    -----------    -----------   -----------
Balance at January 1, 1995 .        83,346      6,217,719        562,304     6,863,369
Issuance of common stock ...         1,909        284,190                      286,099
Net income .................                                   2,503,875     2,503,875
Cash dividends .............                                    (324,487)     (324,487)
                               -----------    -----------    -----------   -----------
Balance at December 31, 1995        85,255      6,501,909      2,741,692     9,328,856
Issuance of common stock ...           967        167,470                      168,437
Net loss ...................                                    (832,710)     (832,710)
Cash dividends .............                                    (330,613)     (330,613)
                               -----------    -----------    -----------   -----------
Balance at December 31, 1996   $    86,222    $ 6,669,379    $ 1,578,369   $ 8,333,970
                               ===========    ===========    ===========   ===========


See accompanying notes.

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                            Statements of Cash Flows


                                                                Year ended December 31
                                                      ------------------------------------------
                                                          1996          1995            1994
                                                          ----          ----            ----
Operating activities
Net (loss) income .................................   $  (832,710)   $ 2,503,875    $   (51,258)
Adjustments to reconcile net (loss) income
      to net cash provided by operating activities:
      Equity in undistributed (losses)/earnings of
         subsidiaries .............................       716,392     (2,787,182)       (97,330)
      Deferred income taxes .......................       (89,939)       (88,346)       (88,774)
      Gain on disposal of operating property ......       (86,440)          --             --
      Changes in operating assets and liabilities:
         Accounts and note receivable .............         2,735          5,688         95,209
         Prepaid expenses .........................         2,189        (82,617)           452
         Other assets .............................       (52,573)          --             --
         Tenant security deposits .................          --             --              900
         Accounts payable and accrued expenses ....        82,033         73,087        (81,706)
         Due to/from affiliates ...................       297,812       (219,306)       438,825
                                                      -----------    -----------    -----------
Net cash provided by operating activities .........        39,499       (594,801)        25,900

Investing activities
Sale of land ......................................        80,405           --             --
Acquisition of other operating property ...........       (11,192)       (22,110)          (912)
                                                      -----------    -----------    -----------
Net cash provided by (used in) investing activities        69,213        (22,110)          (912)

Financing activities
Proceeds from issuance of common stock ............       256,513        286,099        189,055
Repurchase of common stock ........................       (88,076)          --             --
Cash dividends ....................................      (330,613)      (324,487)      (317,898)
                                                      -----------    -----------    -----------
Net cash used in financing activities .............      (162,176)       (38,388)      (128,843)
                                                      -----------    -----------    -----------
Net decrease in cash and cash equivalents .........       (53,464)      (655,299)      (103,855)
Cash and cash equivalents at beginning of year ....       146,862        802,161        906,016

Cash and cash equivalents at end of year ..........   $    93,398    $   146,862    $   802,161
                                                      ===========    ===========    ===========


See accompanying notes.

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                          Notes to Financial Statements

                                December 31, 1996

1.    Summary of Significant Accounting Policies

Description of Business

Lockhart Caribbean Corporation ("LCC") is organized as a United States Virgin Islands corporation engaged in owning, developing and leasing commercial and residential real estate. LCC leases developed land, and retail and office space to customers under month-to-month and long-term leases through its wholly-owned subsidiaries H.E. Lockhart Management, Inc. ("HELM") and Lockhart Realty, Inc. ("LRI").

Use of Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments in Subsidiaries

The Company owns 100% of the shares of H.E. Lockhart Management, Inc. and Lockhart Realty, Inc. The Company accounts for its investments under the equity method in the accompanying financial statements. Summarized financial information of HELM and LRI as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 is as follows:


                                          December 31                       For the year ended December 31
                                ----------------------------        -------------------------------------------
                                    1996             1995               1996            1995             1994
                                    ----             ----               ----            ----             ----
HELM:
      Total assets .........   $ 30,239,281    $ 19,415,143
      Shareholder's equity .      3,027,700       3,955,399
      Revenues .............                                       $  3,803,035    $  3,555,762    $  2,664,318
      Net (loss)/income ....                                           (807,699)      2,695,835           3,612
LRI:
      Total assets .........      1,448,294       1,381,837
      (Deficiency in assets)       (195,400)       (158,707)
      Revenues .............                                            406,584         392,609         393,438
      Net income ...........                                             91,307          91,347          93,718

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                    Notes to Financial Statements (continued)

1.    Summary of Significant Accounting Policies (continued)

Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with a maturity of three months or less when purchased.

Land

Land stated on the basis of cost.

Construction-in-Progress

Construction-in-progress consists primarily of costs (including applicable property taxes and interest) incurred relating to certain renovation and rebuilding projects. These costs are included in operating property when the projects are completed.

Long-Lived Assets

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

2.    Income Taxes

At  December  31,  1996  the  Company  has  operating  loss   carryforwards   of
approximately $1,029,000 and $346,000 available to offset future taxable income through the years 2011 and 2010, respectively.

                         LOCKHART CARIBBEAN CORPORATION
                              (Parent Company Only)

                    Notes to Financial Statements (continued)


3.    Transactions with Related Parties

The amounts due from shareholders bear interest at 9% and have no specific repayment terms.

A shareholder of the Company and member of the board of directors is also a partner of a law firm which renders legal services to the Company. During the years ended December 31, 1996, 1995 and 1994 fees paid to the law firm amounted to approximately $20,400, $22,000 and $24,000, respectively.

LCC  has  guaranteed  bank   borrowings  by  HELM  amounting  to   approximately
$20,150,000 at December 31, 1996.

As part of HELM's loan agreement with a financial institution, the dividends from HELM to LCC are limited to a maximum of $500,000 per year without the consent of the financial institution.

4.    Subsequent Events

On October 3, 1997 the Company executed a Stock Purchase Agreement to purchase all the outstanding common stock of Premium Finance Company of the V.I., Inc. ("PFC") for $687,500. PFC finances insurance premiums for individual and businesses primarily in the U.S. Virgin Islands, the British Virgin Islands and Anguilla. The acquisition is dependent upon receiving regulatory approval and approval of PFC's shareholders. In addition, the Company has agreed to guarantee a bank loan to a wholly-owned subsidiary of PFC amounting to $200,000.

On July 5, 1997 the shareholders of The Lockhart Companies Incorporated ("LCI") voted to restructure and recapitalize the Company and to offer common stock to the public in an initial public offering to be registered with the Securities and Exchange Commission. In connection with the restructuring and recapitalization, LCI was reincorporated as Lockhart Caribbean Corporation ("LCC") on August 22, 1997 as a U.S. Virgin Islands corporation. On the same date, the shareholders of LCI exchanged each of their shares for 9.7 shares of Class B Common Stock of LCC. The transaction has been accounted for in a manner similar to a pooling-of-interests and, accordingly, the financial statements as of and for the years ended December 31, 1996, 1995 and 1994 have been restated to give retroactive recognition to the transaction.

On August 1, 1997, LCC obtained a line of credit from a financial institution in the amount of $400,000. Advances under the line of credit will bear interest at the institution's prime rate. The line of credit expires on July 31, 1998.

One of HELM's major tenants advised HELM that it intends to vacate the premises in October 1997. The tenant's lease does not expire until 2001, and it is obligated to make base rental payments until 2001. The Company and the tenant are negotiating an amicable settlement and seeking a suitable replacement tenant. The tenant's annual base rent is approximately $240,000 per year. On October 22, 1997, HELM signed a lease agreement with a suitable replacement tenant.

                         Report of Independent Auditors




Board of Directors
Premium Finance Company of the V.I., Inc.
St. Croix, U.S. Virgin Islands



I have audited the accompanying balance sheet of Premium Finance Company of the V.I., Inc. as of December 31, 1996, 1995 and 1994 and the related statement of income and deficit and cash flows for the twelve months ended December 31, 1996 and 1995 and the seven months ended December 31, 1994. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on the audit.


I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements presentation. An audit also includes assessing the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.


In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premium Finance Company of the V.I., Inc. as of December 31, 1996, 1995 and 1994 and the results of its operations and its cash flows for the twelve months ended December 31, 1996 and 1995 and the seven months ended December 31, 1994 in conformity with generally accepted accounting principles.


Respectfully submitted,


Francisco E. Depusoir
Certified Public Accountant
St. Croix, U.S. Virgin Islands

March 21, 1997

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                                 BALANCE SHEETS
                                  DECEMBER 31,


                                             1996       1995       1994

      ASSETS
Current Assets:
  Cash and cash equivalents              $  110,397   $ 93,499   $144,696
  Finance receivables-net                 1,080,434    684,591    250,367
  Other receivables                           3,740        771       --
  Prepaid expenses                            8,382      4,366      3,140
                                         ----------   --------   --------

      Total current assets                1,202,953    783,227    398,203

Fixed Assets:
  Property and equipment (net of
   accumulated depreciation of
   $25,037 - 1996; $16,960 - 1995 and
   $4,505 - 1994) - Note 1 (a)               17,488     23,396     35,851

Other Assets:
  Organization cost - net - Note 1 (b)       19,096     24,364     27,409
  Deposits                                    8,267      2,267      2,266
                                         ----------   --------   --------
      Total assets                       $1,247,804   $833,254   $463,279
                                         ==========   ========   ========

   LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
  Operating line of credit - Note 5      $  550,000   $300,000   $   --
  Bank overdraft                            235,495    112,299       --
  Accrued expenses                            5,763      1,472      3,086
  Accrued vacation expenses                   4,917       --         --
  Due to Island National Insurance
   Company - Note 2                            --          525        847
                                         ----------   --------   --------
      Total current liabilities             796,175    414,296      3,933
                                         ----------   --------   --------

   STOCKHOLDERS' EQUITY

  Capital stock - Note 3                    500,000    500,000    500,000
  Deficit - Per Page 5                   (  48,371)   ( 81,042)  ( 40,204)
                                         ----------   --------   --------
      Total stockholders' equity            451,629    418,958    459,796
                                         ----------   --------   --------
      Total liabilities and
        stockholders' equity             $1,247,804   $833,254   $463,729
                                         ==========   ========   ========



             The accompany notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                        STATEMENTS OF INCOME AND DEFICIT
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                  AND THE SEVEN MONTHS ENDED DECEMBER 31, 1994

REVENUES:
                                1996       1995       1994
                             12 Months  12 Months   7 Months
                             ---------  ---------   --------
   Interest Income            $299,206   $123,876   $27,453
   Service Income              104,578     61,541    14,967
   Miscellaneous Income           --         --          10
                              --------   --------   -------
      Total revenues           403,784    185,417    42,430
                              --------   --------   -------

EXPENSES:
   Salaries and wages           83,848     64,672    34,254
   Interest                     72,342     17,418      --
   Service charges              54,672     32,511     6,491
   Travel and entertainment     24,852     12,188     3,123
   Insurance                    17,048     13,073     3,012

   Gross receipts taxes         15,700      7,115      --
   Stationery and supplies      15,285     10,120     6,588
   Telephone                     8,937      6,178     3,402
   Depreciation                  8,078     12,455     4,505
   Rent                          7,725      7,463     4,200

   Payroll taxes                 7,848      7,594     2,473
   Amortization                  6,440      6,206     3,620
   Professional fees             6,217        113     2,500
   Advertising                   5,560      9,970      --
   Marketing                     5,147      5,096      --
   Vacation expense              4,917        --       --

   Office expenses               4,633      2,527     1,468
   Leases                        3,767      2,734     1,570
   Repairs and maintenance       3,702      3,528     1,764
   Utilities                     2,970      1,641      --
   Licenses and taxes            1,970      1,835       857
   Miscellaneous                 9,455      1,818     2,807

      Total expenses           371,113    226,255    82,634
                              --------   --------   -------

      Net Income (Loss)         32,671   ( 40,838)  (40,204)

Deficit - January 1           ( 81,042)  ( 40,204)     --
                              --------   --------   -------

Deficit - December 31         $(48,371)  $(81,042)  $(40,204)
                              ========   ========   =======



           The accompanying notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                   1996         1995         1994
                                                12 Months     12 Months    7 Months
                                                ---------     ---------   ----------
Cash Flows from Operating Activities:
  Net Income (Loss)                             $ 32,671      $(40,838)    $( 40,204)
  Adjustment to reconcile net income
  (loss) to net cash used (provided)
  by operating activities:
      Depreciation and amortization               14,518        18,661         8,125
                                               ---------      --------    ----------

                                                  47,189      ( 22,177)   (   32,079)

Changes in Operating Assets and
  Liabilities providing (using) cash:
  Increase in other receivables                 (  2,969)    (     771)         ---
  Increase in due to Island
   National Insurance Company                   (    525)    (     322)          847
  Increase in prepaid expenses                  (  4,016)    (   1,226)   (    3,140)
  (Decrease) increase in accrued
    expenses                                       4,291     (   1,614)        3,086
  Increase in accrued vacation                     4,917          ---           ---
  Increase in bank overdraft                     123,196       112,299          ---
                                              ----------      --------     ---------

      Net cash provided (used) in
        operating activities                     172,083        86,189     ( 31,286)
                                              ----------      --------      --------

Cash Flows from Investing Activities:
  Finance receivables-net                      ( 395,843)    ( 434,224)    ( 250,367)
  Purchase of property & equipment             (   2,169)         ---      (  40,356)
  Organization costs                           (   1,173)    (   3,161)    (  31,029)
  Deposits                                     (   6,000)    (       1)    (   2,266)
                                              ----------      --------      --------

      Net cash provided (used) in
        investing activities                   ( 405,185)    ( 437,386)    ( 324,018)
                                              ----------      --------      --------

Cash Flows from Financing Activities:
  Borrowings on line of credit                   400,000       450,000           ---
  Repayment on line of credit                  ( 150,000)    ( 150,000)          ---
  Proceeds from issuance of shares                  ---           ---        500,000
                                              ----------      --------      --------

      Net cash provided by
        financing activities                     250,000       300,000       500,000
                                              ----------      --------      --------

  Increase (decrease) in cash and
    cash equivalents                              16,898     (  51,197)      144,696
  Cash & cash equivalents, January 1              93,499       144,696          ---
                                              ----------      --------      --------

  Cash & cash equivalents, December 31          $110,397      $ 93,499      $144,696
                                               =========      ========      ========


           The accompanying notes are an integral part of this report

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


The Company was incorporated on December 10, 1993 in the U.S. Virgin Islands and began doing business on June 1, 1994. Its primary activity is to acquire premium finance agreements with insureds and from other premium finance companies.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------
           a)   Property and Equipment

                Property and equipment are purchased by the company and recorded at cost. Assets are depreciated over their useful lives using the straight line method.

                Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property is sold or otherwise disposed of, the asset account and related depreciation are reduced and any gain or loss is included in operations. Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $8,078, $12,455 and $4,505,
                respectively.

                Property and equipment consist of the following:

                                               Accumulated Net Book
                Description                 Cost     Depreciation  Value
                -----------                 ----     ------------  -----

                Computer
                  equipment                 $20,844    $12,174     $ 8,670

                Air conditioning              2,500      1,572         928

                Furniture and
                  fixtures                    6,110      3,073       3,037

                Miscellaneous
                  equipment                     650        409         241

                Leasehold
                  improvement                12,421      7,809       4,612
                                            -------    -------     -------

                                            $42,525    $25,037     $17,488
                                            =======    =======     =======

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)
           ---------------------------------------------------

           b)   Organization Costs
                ------------------
                Organization costs represent expenses associated with the incorporation and setting up of the Corporation. Organization costs are amortized over five years using the straight line method.

           c)   Revenues and Expenses Recognition
                ---------------------------------
                Revenues are recognized when earned and expenses when incurred.

                Interest income from finance receivables is recognized using the rule of 78s method, which approximates the interest method.

           d)   Use of Estimates
                ----------------
                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           e)   Compensated Absences
                --------------------
                Employees of the company are entitled to paid vacations, sick days and personal days off, depending on the length of service and other factors. Compensated absences at December 31, 1996 was $4,917.

           f)   Finance Receivables
                -------------------

                Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or pay off are reported at their outstanding unpaid principal balances reduced by any charge off and not of any unearned interest.

                Credit losses are charged to income and decrease to finance receivables. The company charges off credit losses when financed receivables are in excess of 120 days past due.

                No provision for credit losses were presented in the financial statement.

                Finance receivables as of December 31, 1996 consisted of the following:

                                          1996           1995           1994
                                          ----           ----           ----
                Consumer              $  698,773     $  466,330       $ 230,878
                Commercial               426,501        241,873          24,975
                                      ----------     ----------     -----------
                                       1,125,274        708,203         255,853
                Less:   unearned
                        interest       (  44,209    ) (  23,612)      (   5,486)
                Credit losses          (     631    )       ---             ---
                                      ----------     ------------   ------------
                Finance receivables-
                  net                 $1,080,434      $ 684,591       $ 250,367
                                       =========       ========        ========

NOTE 2 - RELATED PARTY TRANSACTIONS
         --------------------------
           The Company is related through common stock ownership to Carib National Group, Inc., Island National Insurance Company, Fraser and Company - Virgin Islands and Fraser and Company - Florida.

           Entity                          1996    1995     1994
           ------                          ----    ----     ----
           Due to Island National
             Insurance Company          $   ---    $525     $847
                                           ----    ----     ----
                Total                   $   ---    $525     $847
                                           ====    ====     ====

                    PREMIUM FINANCE COMPANY OF THE V.I., INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


NOTE 3 - CAPITAL STOCK
         -------------
      The Company is authorized to issue 500,000 shares of common stock at $1 par value. At the balance sheet date, 500,000 shares have been issued and fully paid.


NOTE 4 - COMMITMENT
         ----------
      The Company has a three year lease contract (with a three year renewal option) in the Village Mall Shopping Center. The monthly rent is $600 and the lease terminates on January 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $7,725, $7,463 and $4,200,
      respectively.


NOTE 5 - OPERATING LINE OF CREDIT
         ------------------------
      The Company has a line of credit available in the amount of $750,000 from the Bank of Nova Scotia. At the end of the year, the company had a balance due to the Bank of Nova Scotia of $550,000.



NOTE 6 - SUPPLEMENTAL CASH FLOW INFORMATION
         ----------------------------------
      Cash paid for interest for the years ended December 31, 1996, 1995 and 1994 was $72,342, $17,418 and $-0-, respectively.


NOTE 7 - INCOME TAXES
         ------------
      The Company is part of a group that files a consolidated tax return. The corporation had no current or deferred income taxes during the current year. Prior years net operating losses are available to offset future taxable income for the combined group.


NOTE 8 - CONCENTRATION OF CREDIT RISK
         ----------------------------
      The Company grants financing to customers seeking insurance financing. The Company places its cash with high credit quality institutions. At time such investments may be in excess of FDIC insurance limits.

NOTE 9 - FAIR VALUES OF FINANCIAL INSTRUMENTS
         ------------------------------------

      Statement of Financial Accounting No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.
      Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the company.

      The estimated fair value of the company's financial instruments are as follows:


                              1996                      1995                      1994
                    ----------------------    -----------------------   ----------------------
                      Carrying       Fair      Carrying       Fair        Carrying       Fair
                        Value        Value       Value        Value         Value        Value
                        -----        -----       -----        -----         -----        -----
Cash and cash
 equivalents        $  110,397   $  110,397   $   93,499   $   93,499   $  144,696   $  144,696

Finance
 receivables         1,080,434    1,080,434      684,591      684,591      250,367      250,367

Operating line of
 credit                550,000      550,000      300,000      300,000           --           --

Bank overdraft         235,495      235,495      112,299      112,299           --           --

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statements") of Red Hook Plaza, Inc., for the years ended December 31, 1996, 1995, and 1994. The Statements are the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statements and is not intended to be a complete presentation of the revenues and expenses of Red Hook Plaza, Inc.

In our opinion, the Statements referred to above present fairly, in all material respects, the revenues and certain expenses of Red Hook Plaza, Inc., for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.



                                                 /s/ Ernst & Young LLP

San Juan, Puerto Rico
June 16, 1997

                              Red Hook Plaza, Inc.

                   Statements of Revenues and Certain Expenses




                                                                                     Year ended December 31
                                                                         1996                  1995                 1994
                                                         -----------------------------------------------------------------

Revenues:
     Rental income                                                    $693,929              $678,544             $599,926
     Other income                                                      120,456                78,185               71,683
                                                         -----------------------------------------------------------------
                                                                       814,385               756,729              671,609
                                                         -----------------------------------------------------------------

Certain expenses:
     Property operating and maintenance                                205,792               203,191              166,317
     Real estate taxes                                                  39,071                34,187               32,705
     Management fees                                                    33,617                    --                   --
                                                         -----------------------------------------------------------------
                                                                       278,480               237,378              199,022
                                                         -----------------------------------------------------------------
Revenues in excess of certain
     expenses                                                         $535,905              $519,351             $472,587
                                                         =================================================================









See accompanying notes.

                              Red Hook Plaza, Inc.

              Notes to Statements of Revenues and Certain Expenses

                  Years ended December 31, 1996, 1995 and 1994




1. Organization

Red Hook Plaza, Inc. (the "Plaza"), consists of approximately 36,000 leasable square feet located in the eastern side of St. Thomas, U.S. Virgin Islands. Red Hook Plaza, Inc. is a wholly-owned subsidiary of H. E. Lockhart Management, Inc. The Plaza is located in two buildings. The first building has both retail and office space; the second building is used as a restaurant.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenues and certain expenses related to the operations of the Plaza for the years ended December 31, 1996, 1995 and 1994, have been prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated). Expenses that are dependent on the particular Plaza owner and the carrying value of the Plaza have been excluded from the accompanying Statements. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of the Plaza. Accordingly, the statements of revenues and certain expenses are not intended to be a complete presentation of the revenues and expenses of the Plaza.

Revenue Recognition

The Plaza is leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                              Red Hook Plaza, Inc.

3. Management Fees

Commencing in June 1996, Red Hook Plaza, Inc. is subject to a management agreement with H.E. Lockhart Management, Inc., to maintain and manage the operations of the property. The management fees are based on 8% of total collected rental income, as defined, of the Plaza.


4. Future Minimum Lease Payments

The property is leased to tenants under operating leases expiring at various dates through 2002. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:



                1997                                       $  875,000

                1998                                          920,000

                1999                                          960,000

                2000                                        1,000,000

                2001                                        1,040,000

                Thereafter                                  1,080,000
                                                            ---------


                Total future minimum lease payments        $5,875,000
                                                            =========

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statement") of Fort Mylner Properties, Inc., for the twelve months ended June 30, 1997. The Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statement and is not intended to be a complete presentation of the revenues and expenses of Fort Mylner Properties, Inc.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Fort Mylner Properties, Inc., for the twelve months ended June 30, 1997 in conformity with generally accepted accounting principles.



                                               /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 1, 1997

                          Fort Mylner Properties, Inc.

                   Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997




Revenues:
   Rental income                                      $ 823,915
   Other income                                         100,099
                                             -------------------
                                                        924,014
                                             -------------------

Certain expenses:
   Property operating and maintenance                   225,936
   Real estate taxes                                     51,487
                                             -------------------
                                                        277,423
                                             -------------------

Revenue in excess of certain expenses                 $ 646,591
                                             ===================










See accompanying notes.

                          Fort Mylner Properties, Inc.

               Notes to Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997




1. Organization

Fort Mylner Properties, Inc., ("Fort Mylner") a wholly-owned subsidiary of H.E. Lockhart Management, Inc., consists of the Fort Mylner Commercial Center with approximately 10,800 square feet of rentable office space and the Fort Mylner Shopping Center with approximately 26,200 square feet of rentable office and retail space. Fort Mylner is located in the commercial district of the Tutu area, one of the most populous areas in St. Thomas, U.S. Virgin Islands.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of Fort Mylner for the twelve months ended June 30, 1997, and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S- 11 of Lockhart Caribbean Corporation, previously known as the Lockhart Companies Incorporated). Expenses that are dependent on the particular Fort Mylner owner and the carrying value of Fort Mylner have been excluded from the accompanying Statement. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of Fort Mylner. Accordingly, the statement of revenues and certain expenses is not intended to be a complete presentation of the revenues and expenses of Fort Mylner.

Revenue Recognition

The properties are leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                          Fort Mylner Properties, Inc.

3. Future Minimum Lease Payments

Fort Mylner is leased to tenants under operating leases expiring at various dates through 2005. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:


             1998                                          $  951,600

             1999                                             981,800

             2000                                           1,014,800

             2001                                           1,045,700

             2002                                           1,077,900

             Thereafter                                     3,435,100
                                                            ---------


             Total future minimum lease payments           $8,506,900
                                                            =========

                         Report of Independent Auditors


The Board of Directors and Shareholders
Lockhart Caribbean Corporation

We have audited the accompanying statement of revenues and certain expenses (the "Statement") of Golden Orange Centers, Inc., for the twelve months ended June 30, 1997. The Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a Registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as The Lockhart Companies Incorporated) as described in Note 2 to the Statement and is not intended to be a complete presentation of the revenues and expenses of Golden Orange Centers, Inc.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Golden Orange Centers, Inc., for the twelve months ended June 30, 1997 in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 1, 1997

                           Golden Orange Centers, Inc.

                   Statement of Revenues and Certain Expenses

                        Twelve Months Ended June 30, 1997



Revenues:
         Rental income                             $ 439,457
         Other income                                 81,639
                                              ---------------
                                                     521,096
                                              ---------------

Certain expenses:
         Property operating and maintenance          135,851
         Real estate taxes                            26,883
                                              ---------------
                                                     162,734
                                              ---------------

Revenue in excess of certain expenses              $ 358,362
                                              ===============






See accompanying notes.

                           Golden Orange Centers, Inc.

               Notes to Statement of Revenue and Certain Expenses

                        Twelve Months Ended June 30, 1997




1. Organization

Golden Orange Centers,  Inc., ("the Property"),  a wholly owned subsidiary of H.
E. Lockhart Management, Inc., consists of approximately 36,000 leasable square feet located outside Christiansted, in St. Croix, U.S. Virgin Islands. The Company leases both office and retail space.


2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses relates to the operations of the Property for the twelve months ended June 30, 1997, and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a registration Statement on Form S-11 of Lockhart Caribbean Corporation, previously known as the Lockhart Companies Incorporated). Expenses that are dependent on the particular Property owner and the carrying value of the Property have been excluded from the accompanying Statement. The excluded expenses consist primarily of depreciation, amortization, mortgage interest and professional fees not directly related to the future operations of the Property. Accordingly, the statement of revenues and certain expenses is not intended to be a complete presentation of the revenues and expenses of the Property.

Revenue Recognition

The Property is leased to tenants under lease terms that are greater than one year and are accounted for as operating leases. Expenditures that are recoverable from tenants are recognized as income in the period the related costs are accrued.

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized.

Advertising Expense

The cost of advertising is expensed as incurred.

                           Golden Orange Centers, Inc.

3. Future Minimum Lease Payments

The Property is leased to tenants under operating leases expiring at various dates through 2005. These leases contain provisions for rent increases based on cost-of-living indices and certain leases contain renewal options. The minimum future lease payments to be received under the terms of these operating leases for each of the next five years and thereafter are as follows:


         1998                                              $  531,600

         1999                                                 550,600

         2000                                                 567,800

         2001                                                 579,800

         2002                                                 604,700

         Thereafter                                         1,897,100
                                                            ---------


         Total future minimum lease payments               $4,731,600
                                                            =========

                                   APPENDIX A




                             SUBSCRIPTION AGREEMENT

                         LOCKHART CARIBBEAN CORPORATION

                                   How to Invest


                         LOCKHART CARIBBEAN CORPORATION
                           INSTRUCTIONS TO PURCHASERS


Lockhart Caribbean Corporation (the "Company") is offering up to 2,000,000 Units on a best efforts basis. No Units will be sold until subscriptions for at least 1,153,846 Units are received. The minimum purchase is 100 Units. The initial public offering price is $6.50 per Unit. Each Unit consists of one share of Class A Common Stock and one Warrant. Shares of Class A Common Stock and the Warrants may be transferred separately after their issuance. Each Warrant is exercisable for a period of five years beginning one year from the date of this Prospectus and entitles the holder to purchase one-tenth of one share of Class A Common Stock for $9.75 per share.

The Company has filed a Registration Statement with the Securities and Exchange Commission with respect to the Units. The Registration Statement includes a Prospectus that describes the Company and the terms of this offering. Offers and sales of the Units in this offering can only be made by means of the Prospectus. Subscribers should carefully read the Prospectus prior to making an investment decision and should pay particular attention to the considerations discussed under "Risk Factors" in the Prospectus.

ACS Financial and Securities Services has agreed to collect subscriptions and forward them to the Company for processing. All subscription funds for Units will be deposited in an interest-bearing escrow account with The Chase Manhattan Bank, until subscriptions for 1,153,846 Units are received.

Subscription Agreement Form

     All purchasers of Units must fill out AND SIGN the Subscription Agreement attached to the Prospectus or available to print from the web site. We cannot process your payment nor can we issue your Class A Common Stock and related Warrant certificates unless and until we receive this completed and signed Subscription Agreement. If you do not have a printer or cannot download the Subscription Agreement from our web site, you can receive a printed copy of the Prospectus by calling the Company at (340)776-1900, and a Prospectus and a Subscription Agreement will be sent to you. If you have a hard copy of the Prospectus, use the Subscription Agreement form attached as Appendix A to the Prospectus. Once the payment and signature are received, your stock purchase will be processed promptly.

Do You Reside in a Jurisdiction Where the Company is Authorized to Make a Public Offering of the Units?

     At the present time, the Company is authorized to sell Units to residents of the following jurisdictions: California, Colorado, Connecticut, Delaware, Georgia, Hawaii, Indiana, Nevada, New York, Ohio, Rhode Island, South Carolina, Virginia, the District of Columbia, Guam, Puerto Rico, and the U.S. Virgin Islands.

     If you reside in a country other than the United States or in the states of Alabama, Alaska, Arizona, Arkansas, Florida, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Hampshire, New Jersey, North Carolina, North Dakota, Oklahoma, Oregon, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming, you will not be able to invest in the Company, because we have not undertaken the expense that would be needed to meet the public offering requirements of the laws of these jurisdictions. However, you are still welcome to browse through our Prospectus and to let us know if you might be interested in purchasing Units. If there is sufficient interest from potential investors in your state, we may decide to go through the process necessary for us to be able to offer Units to you. In addition, the Company reserves the right to offer and sell the Units on a limited basis in one or more states or foreign countries where an exemption from registration in such state or foreign country is available.

                              PAYMENT ALTERNATIVES

Mailed Check

1. Make your check payable to "The Chase Manhattan Bank, Escrow Agent for Lockhart Caribbean Corporation", and along with the completed and signed Subscription Agreement, mail to: Lockhart Caribbean Corporation, P.O. Box 683, Old Chelsea Station, New York, NY 10113-0955.

Money Order

2. Make your money order payable to "The Chase Manhattan Bank, Escrow Agent for Lockhart Caribbean Corporation", and along with the completed and signed Subscription Agreement, mail to: Lockhart Caribbean Corporation, P.O. Box 683, Old Chelsea Station, New York, NY 10113-0955.

Wire Transfer

3. You may have your local financial institution wire the funds to The Chase Manhattan Bank Escrow Agent for Lockhart Caribbean Corporation, with the appropriate wire transfer instructions. You must first complete and sign the Subscription Agreement, and then either mail it to Lockhart Caribbean Corporation, P.O. Box 683, Old Chelsea Station, New York, NY 10113-0955 or send a copy by facsimile to the Company at (340) 776-1940. Once we have received and approved the Subscription Agreement we will contact you and provide the wire transfer instructions.


                             Subscription Agreement

                         LOCKHART CARIBBEAN CORPORATION

                             SUBSCRIPTION AGREEMENT

     The undersigned hereby subscribes for and offers to purchase from Lockhart Caribbean Corporation, a U.S. Virgin Islands corporation (the "Company"), the number of Units, consisting of one share of the Company's Class A Common Stock and a Warrant to purchase one-tenth of one share of Class A Common Stock exercisable for a period of five years beginning one year from the date of the Prospectus, indicated below at the price of $6.50 per Unit, upon the terms and conditions set forth in the Prospectus dated February 4, 1998 (the "Prospectus").

     In connection with this subscription, the undersigned represents and warrants to the Company that:

     1.   A copy of the Prospectus has been delivered to the undersigned.

     2. The state of residence indicated below is the undersigned's true state of legal residence. (Non-United States residents should indicate their country of residence.)

     3. If the undersigned is a resident of the State of Ohio, such individual has a net worth, exclusive of home, home furnishings and automobiles, of $150,000, or a net worth, exclusive of home, home furnishings and automobiles, of $45,000 and $45,000 of annual income.

     The acceptance of this subscription shall be evidenced by the delivery to the undersigned of a written confirmation of sale, including a copy of the Prospectus, as amended or supplemented. Acceptance and deposit by The Chase Manhattan Bank (the "Escrow Agent") of payment for the subscribed Units shall not constitute acceptance of this subscription. The Escrow Agent will refund, with interest, any payments so made if this subscription is not accepted.

              BY EXECUTING THIS AGREEMENT, THE UNDERSIGNED DOES NOT
               WAIVE ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

If more than one name is listed, please circle one of the following:

TEN COM --as tenants in common          UNIF GIFT MIN ACT--____ Custodian_______
                                                          (Cust)         (Minor)
TEN ENT --as tenants by the entireties  under Uniform Gifts to Minors Act_______
                                                                         (State)

JT  TEN --as joint tenants with right
          of survivorship and not as
          tenants in common             UNIF TRAN MIN ACT--____ Custodian_______
                                                           (Cust)        (Minor)
                                        under Uniform Transfer to Minors Act____
                                                                         (State)

---------------------------------   --------------------------------------------
Number of Units                     Print Name(s) in which stock is to be issued

$________________________________   Mailing address (Print):
Total purchase price (No. of Units X $6.50)
                                    --------------------------------------------

---------------------------------   --------------------------------------------
*Taxpayer identification number(s)
or Social Security Number(s)        --------------------------------------------

State of residence (country if
non-United States resident)         --------------------------------------------

                                    Telephone Nos.:_______________________

                                    Daytime:______________________________

                                    Evening:______________________________

                                    Fax No.:______________________________

Dated:  _______________________1998
                                    --------------------------------------------
                                    Signature(s)**

*By executing this Subscription Agreement, the subscriber certifies that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Certification Instructions. You must cross out Item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

**If this Subscription Agreement is delivered by an agent of the potential shareholder, such potential shareholders's signature must be Medallion Guaranteed by a participant in an approved securities transfer agent Medallion program.

Payment in full must accompany this completed Subscription Agreement. Checks or money orders in the amount of the full subscription price must be payable in U.S. dollars to "The Chase Manhattan Bank, Escrow Agent for Lockhart Caribbean Corporation." Completed Subscription Agreements and payments must reach the Bank on or before February 4, 1999. Send or deliver this Subscription Agreement to Lockhart Caribbean Corporation, P.O. Box 683, Old Chelsea Station, New York, NY 10113-0955

Subscription payments may also be transmitted to the Escrow Agent by bank wire or fed funds transfer. Subscribers who prefer to pay by wire transfer should (1) check the following box / /, (2) provide the following information concerning the financial institution that will wire the funds: Name of Financial
Institution:___________,   ABA#______________,   and   (3)   mail  a   completed
subscription agreement to Lockhart Caribbean Corporation, P.O. Box 683, Old Chelsea Station, New York, NY 10113-1095 or send a completed Subscription Agreement by facsimile to the Company at (340) 776-1940. The Company will provide complete wire transfer instructions to the subscriber upon approval of the Subscription Agreement.

                                   Addendum A

                                                                          [Logo]

President's Welcome

Dear Visitor:

On behalf of the entire LCC team, I welcome you to Lockhart Caribbean Corporation's Electronic Public Offering (EPO) website. Here, investors may join LCC as it begins its second century of progress and development in the Caribbean region. You may view and download LCC's Prospectus and receive instructions about how to purchase LCC units by completing LCC's Subscription Agreement.

Lockhart is the largest owner of shopping centers in the U.S. Virgin Islands. LCC currently owns and operates seven shopping centers, is actively planning or developing seven more projects, has leased an aggregate of seven acres of undeveloped commercial property for development by others (including tenants of a commercial business park) under long-term ground leases, and has an inventory of approximately 415 acres of undeveloped land zoned for residential development of varying densities.

Building upon this solid foundation, Lockhart has embarked upon a diversification into the financial services industry. Lockhart's senior management recognized that both the resident and tourist markets for financial services are underserved. To fill this need, LCC plans to acquire Premium Finance Company of the V.I., Inc. and intends to grow its business to provide select financial services throughout the Caribbean.

An investment in LCC is not without risks. You should carefully review the section captioned "Risk Factors", which begins on page 12 of the Prospectus. These risks include:

    o        Historical consolidated net losses.
    o        Concentration of properties in the U.S. Virgin Islands.
    o        No limit on indebtedness in Lockhart organizational documents.
    o Real estate investment and property management risks, such as the need to renew leases or relet space upon lease expiration.
    o        Certain losses may exceed insurance coverage.
    o        There is currently no public market for the Class A Common Stock.


Lockhart's EPO is yet another example of its commitment to remain at the vanguard of business and finance. Capital raised from its Electronic Public Offering will be used to fund Lockhart's pending financial services acquisition and reduce the Company's debt.

Please follow the step-by-step instructions provided to review LCC's Prospectus and learn how to make an investment in what we believe is one of the most exciting companies in the Caribbean.

Sincerely,
John P. deJongh, Jr.
President
Lockhart Caribbean Corporation

                                   Addendum B

General Instructions

Purchasing Lockhart Caribbean Corporation's Units is easy. Simply follow these step-by-step instructions.

If You Have Questions At Any Time

If, at any time, you have any questions or problems, you may return to these General Instructions.

If you have trouble downloading the EDGAR version of the Prospectus, or locating information on our Web Site, please contact our Web Site Consultant, EPO Capital Corporation, at: epo@epocapital.com by simply clicking here:
                                                         {{e-mail Epo Capital}}.
                                                         ----------------------

If you have questions concerning the process through which Units may be purchased, please contact our main office. Our telephone number is (340) 776-1900. Our fax number is (340) 776-1940. Our mail address is P.O. Box 7020, St. Thomas, VI 00801. You may send us an email message by simply clicking here:
{{e-mail Lockhart}}.


STEP 1:  Review Lockhart's Prospectus

First, visit the section entitled "Prospectus."

Here you will find two electronic versions of our prospectus: (1) the text-only or "EDGAR" version, which may be downloaded to your computer and/or printed out on your printer; and (2) the interactive or "electronic" version, which contains a number of features (such as internal links, photographs and maps) that we hope will help you to gain a thorough understanding of our company. A printed copy of the prospectus may be obtained without charge by calling or emailing our main office.

Our offering is made only through the Prospectus. Please read it carefully before you invest.

STEP 2:  Select Method of Investment

Next, visit the area entitled "How to Invest." You will find complete instructions about how to purchase Unit. After having selected a purchasing method, you will be transported to the Company's Subscription Agreement.

STEP 3:  Complete Subscription Agreement

If you decide that you would like to make an investment in our company, you may fill out Lockhart's Subscription Agreement, following the detailed instructions provided.

Before you may fill out the Subscription Agreement, you will be asked to indicate your state of residence. The Company's offering is currently open to residents of California, Colorado, Connecticut, Delaware, Georgia, Hawaii, Indiana, Nevada, New York, Ohio, Rhode Island, South Carolina, Virginia, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands. If you are not a resident of one of the foregoing jurisdictions, you are still welcome to browse through our Prospectus and to let us know if you might be interested in investing in our company. If there is sufficient interest from potential investors in your state, we may decide to go through the process necessary for us to be able to make our offering to you. In addition, the Company may offer and sell the Units on a limited basis in one or more such states where an exemption from registration or qualification in such state is available.

                                   Addendum C


      Map of the U.S. Virgin Islands, St. Thomas, St. Johns and St. Croix.

                   Addendum D -- Drakes Passage Shopping Mall

{{Inside}}

Photograph of the interior hallway at Drakes Passage.

Photograph of Drakes Passage from Trompeter Gade.

{{Aerial}}

Aerial photograph of Drakes Passage.

{{Floor Plan}}

Floor Plan of the ground floor of Drakes Passage.

Floor Plan of the second floor of Drakes Passage.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the Company's shopping centers.

{{More}}

Photograph of the exterior of Drakes Passage showing three shops on the Main Street side of the shopping center.

Map of downtown Charlotte Amalie showing major streets and indicating the location of certain government buildings and landmarks as well as Drakes Passage and Grand Hotel.

                      Addendum E -- Fort Mylner Properties


{{Close-up}}

Photograph of BPPR branch at Fort Mylner Commercial Center.

Photograph of the exterior of Fort Mylner Shopping Center.

{{Site Plans}}

Map of the immediate area surrounding the Fort Mylner properties showing existing and proposed roadways and the location of Fort Mylner Commercial Center, Fort Mylner Shopping Center, a stand-alone KFC restaurant, a vacant restaurant pad site and parking spaces.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the Company's shopping centers.

{{More}}

Photograph of the exterior of Fort Mylner Commercial Center.

                       Addendum F -- The Grand Hotel Court

{{Inside}}

Photograph of the second floor gallery at Grand Hotel.

{{Close-up}}

Drawing of courtyard elevation at Grand Hotel.

Drawing of the western and eastern elevations at Grand Hotel.

Drawing of the southern elevation at Grand Hotel.

Drawing of the northern elevation of Grand Hotel.

{{Aerial}}

Aerial photograph of Grand Hotel.

{{Floor Plan}}

Floor Plan of the first floor at Grand Hotel.

Floor Plan of the second floor at Grand Hotel.

{{Site Plan}}

Artist's rendering of Grand Hotel from above, showing each of the four buildings and identifying the roadways around the complex.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the Company's shopping centers.

{{More}}

Two photographs of the exterior of Grand Hotel taken from different angles and vantage points.

Photograph from the second floor of Grand Hotel looking down into the interior courtyard.

Map of downtown Charlotte Amalie showing major streets and indicating the location of certain government buildings and landmarks as well as Drakes Passage and Grand Hotel.

                 Addendum G -- Lockhart Gardens Shopping Center

{{Close-up}}

Photograph of K-Mart location at Lockhart Gardens.

Photograph of Lockhart Gardens.

{{Aerial}}

Aerial photograph of Lockhart Gardens prior to Hurricane Marilyn.

{{Site Plan}}

Map identifying the roadways surrounding Lockhart Gardens and showing the layout of the center, including parking spaces, and indicating the existing portion of Lockhart Gardens and that portion subject to future development.

{{Rendering}}

Artist's rendering of Lockhart Gardens following Phase II development.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the Company's shopping centers.

{{More}}

Photograph of the area surrounding Lockhart Gardens showing the shopping center in the center of the picture and the ocean in the background.

Photograph of Foot Locker store at Lockhart Gardens.

                   Addendum H -- Orange Grove Shopping Center

{{Close-up}}

Photograph of the exterior of Orange Grove.

{{Aerial}}

Aerial photograph of Orange Grove.

{{Site Plan}}

Map of the Orange Grove showing the location of the main shopping plaza and office building, pad sites occupied by a KFC restaurant and BPPR, and parking spaces. The main roadway passing in front of Orange Grove is also identified.

{{Map}}

Artist's drawing of the island of St. Croix indicating the location of Orange Grove.

{{More}}

Photograph of the Orange Grove showing the main shopping plaza and office building and the KFC restaurant.

                          Addendum I -- Red Hook Plaza

{{Close-up}}

Photograph of the Exterior of the Plaza.

{{Site Plan}}

Two maps of the Plaza show the location of the shopping center and the parking spaces. One map shows the floor plan layout of the ground level and identifies the roadway passing in front of the Plaza, and the second map shows the layout of the second level.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the Company's shopping centers.

                         Addendum J -- Sugar Estate Park

{{Inside}}

Photograph looking down the main road in the Park with the self-storage facility on the right-hand side of the road and the corporate office and distribution center for a local retail operation on the left.

{{Aerial}}

Aerial photograph of the Park.

{{Site Plan}}

Artist's rendering of the existing and planned buildings at the Park.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of the Park and the Cinema One Building.

{{More}}

Photograph of building supply store at the Park.

Photograph of electrical supply outlet at the Park.

Photograph of the self-storage facility at the Park.

Photograph of corporate office and distribution center of a local retail operation at the Park.

                        Addendum K -- Cinema One Building

{{Close-up}}

Photograph of the entrance to Cinema One theaters.

{{Site Plan}}

Map showing the Cinema One Building in relation to Charlotte Amalie High School, Lockhart Elementary School, Dr. Roy L. Schneider Hospital, a post office and Lockhart Gardens. Area roadways are shown but not identified.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of the Park and the Cinema One Building.

                  Addendum L -- Sugar Estate Commercial Centre

{{Aerial}}

Aerial photograph of the Park with the property line for the Sugar Estate Commercial Centre drawn on the picture.

{{Site Plan}}

Artist's rendering of the building layout and parking area for Sugar Estate Commercial Centre.

{{Rendering}}

Drawing of Sugar Estate Commercial Centre in relation to existing and proposed buildings in the Park.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                  Addendum M -- Lockhart Gardens -- Garden Mall

{{Site Plan}}

Map showing the layout of Lockhart Gardens, including parking, and highlighting that portion to be developed as the Garden Mall.

{{Rendering}}

Drawing of the interior perspective of the proposed Garden Mall.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                        Addendum N -- Market Square East

{{Aerial}}

Aerial photograph of the land which will developed into Market Square East with the property line of the development drawn on the picture, and the Phase I area of development indicated.

{{Site Plan}}

Map showing the layout of Market Square East, showing the proposed subdivision for various phases of development and the situation of structures for Phase I development.

{{Rendering}}

Artist's rendering of Phase I development from three separate perspectives.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                     Addendum O -- Longford Industrial Park

{{Aerial}}

Aerial photograph of the land which will be developed into Longford with the property line of the development drawn on the picture.

{{Site Plan}}

Map showing proposed subdivided parcels and related structures at Longford.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                   Addendum P -- Lockhart Gardens -- Phase II

{{Aerial}}

Aerial photograph of Lockhart Gardens prior to Hurricane Marilyn.

{{Site Plan}}

Map showing the layout of Lockhart Gardens, including parking, and highlighting that portion to be reconstructed as part of Phase II development.

{{Rendering}}

Artist's rendering of Lockhart Gardens following Phase II development.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                      Addendum Q -- Grand Hotel -- Phase II

{{Aerial}}

Aerial photograph of Grand Hotel.

{{Floor Plan}}

Floor Plan of the first floor at Grand Hotel following Phase II development.

Floor Plan of the second floor at Grand Hotel following Phase II development.

{{Site Plan}}

Artist's rendering of Grand Hotel from above, showing each of the four buildings and identifying the roadways around the complex.

{{Rendering}}

Artist's rendering of the central atrium of the main building at Grand Hotel.

{{Map}}

Artist's drawing of the island of St. Thomas indicating the location of each of the development properties.

                        Addendum R -- Sugar Estate Plaza

{{Aerial}}

Aerial photograph of the Park with the property line for the Sugar Estate Plaza drawn on the picture.

{{Site Plan}}

Artist's  rendering  of the  building  layout and parking  area for Sugar Estate
Plaza.